EXHIBIT 10.1





                             Credit Agreement


                                dated as of
                             December 11, 1995

                                   among


                         FOODBRANDS AMERICA, INC.
                               as Borrower,


                        the Lenders parties hereto,


                               CHEMICAL BANK
                as Administrative Agent, Collateral Agent
                            and Issuing Lender


                                    and


                              CITIBANK, N.A.
                             as Managing Agent
                             TABLE OF CONTENTS


                                                             Page


ARTICLE I

      Definitions. . . . . . . . . . . . . . . . . . . . . . . .2
      SECTION 1.01. Defined Terms. . . . . . . . . . . . . . . .2
      SECTION 1.02. Terms Generally. . . . . . . . . . . . . . 24

ARTICLE II

      The Credits. . . . . . . . . . . . . . . . . . . . . . . 24
      SECTION 2.01. Commitments. . . . . . . . . . . . . . . . 24
      SECTION 2.02. Loans. . . . . . . . . . . . . . . . . . . 25
      SECTION 2.03. Notice of Borrowings . . . . . . . . . . . 26
      SECTION 2.04. Repayment of Loans . . . . . . . . . . . . 27
      SECTION 2.05. Fees . . . . . . . . . . . . . . . . . . . 27
      SECTION 2.06. Interest on Loans. . . . . . . . . . . . . 28
      SECTION 2.07. Default Interest . . . . . . . . . . . . . 29
      SECTION 2.08. Alternate Rate of Interest . . . . . . . . 29
      SECTION 2.09. Termination and Reduction of Commitments . 29
      SECTION 2.10. Conversion and Continuation of Term
        Borrowings and Acquisition Loan Borrowings . . . . . . 30
      SECTION 2.11. Repayment of Term Borrowings and Acquisition
        Loan Borrowings                                        31
      SECTION 2.12. Optional Prepayment. . . . . . . . . . . . 32
      SECTION 2.13. Mandatory Prepayments. . . . . . . . . . . 33
      SECTION 2.14. Reserve Requirements; Change in
        Circumstances. . . . .  . . . .  . . . . .  . . .. . . 35
      SECTION 2.15. Change in Legality . . . . . . . . . . . . 37
      SECTION 2.16. Indemnity. . . . . . . . . . . . . . . . . 37
      SECTION 2.17. Pro Rata Treatment . . . . . . . . . . . . 38
      SECTION 2.18. Sharing of Setoffs . . . . . . . . . . . . 38
      SECTION 2.19. Payments . . . . . . . . . . . . . . . . . 39
      SECTION 2.20. Taxes. . . . . . . . . . . . . . . . . . . 39
      SECTION 2.21. Assignment of Commitments under Certain
         Circumstances                                         42

ARTICLE III

      Letters of Credit. . . . . . . . . . . . . . . . . . . . 43
      SECTION 3.01. Issuance of Letters of Credit. . . . . . . 43
      SECTION 3.02. Participation; Unconditional Obligations . 43
      SECTION 3.03. LC Fees. . . . . . . . . . . . . . . . . . 44
      SECTION 3.04. Agreement To Repay LC Disbursements. . . . 44
      SECTION 3.05. Letter of Credit Operations. . . . . . . . 45
      SECTION 3.06. Cash Collateralization . . . . . . . . . . 45
      SECTION 3.07. Termination of LC Commitment . . . . . . . 46
      SECTION 3.08. Issuing Lender Fees. . . . . . . . . . . . 46
      SECTION 3.09. Resignation or Removal of Issuing Lender . 46
      SECTION 3.10.  Existing Letters of Credit. . . . . . . . 47

ARTICLE IV

      Representations and Warranties . . . . . . . . . . . . . 47
      SECTION 4.01. Organization; Powers . . . . . . . . . . . 47
      SECTION 4.02. Authorization. . . . . . . . . . . . . . . 48
      SECTION 4.03. Enforceability . . . . . . . . . . . . . . 48
      SECTION 4.04. Governmental Approvals . . . . . . . . . . 48
      SECTION 4.05. Financial Statements . . . . . . . . . . . 48
      SECTION 4.06. No Material Adverse Change . . . . . . . . 49
      SECTION 4.07. Title to Properties; Possession Under
        Leases . . . . .  . . . . . . . . . . . . .  . . . . . 49
      SECTION 4.08. Subsidiaries . . . . . . . . . . . . . . . 50
      SECTION 4.09. Litigation; Compliance with Laws . . . . . 50
      SECTION 4.10. Federal Reserve Regulations. . . . . . . . 50
      SECTION 4.11. Investment Company Act; Public Utility
        Holding Company Act                                    51
      SECTION 4.12. Use of Proceeds. . . . . . . . . . . . . . 51
      SECTION 4.13. Tax Returns. . . . . . . . . . . . . . . . 51
      SECTION 4.14. No Material Misstatements. . . . . . . . . 51
      SECTION 4.15. Employee Benefit Plans . . . . . . . . . . 51
      SECTION 4.16. Environmental and Safety Matters . . . . . 52
      SECTION 4.17. Solvency . . . . . . . . . . . . . . . . . 52
      SECTION 4.18. Employment and Management Agreements . . . 52
      SECTION 4.19. Capitalization . . . . . . . . . . . . . . 53
      SECTION 4.20. Security Documents . . . . . . . . . . . . 53
      SECTION 4.21. Labor Matters. . . . . . . . . . . . . . . 54
      SECTION 4.22. Location of Real Property and Leased
        Premises.  . . . . . . . . . . . . . . . . . . . . . . 54
      SECTION 4.23. Insurance. . . . . . . . . . . . . . . . . 54
      SECTION 4.24. Delivery of Documents. . . . . . . . . . . 54
      SECTION 4.25. Fees and Expenses. . . . . . . . . . . . . 55
      SECTION 4.26. Designated Senior Indebtedness . . . . . . 55
      SECTION 4.27. No Defaults. . . . . . . . . . . . . . . . 55

ARTICLE V

      Conditions of Lending and Issuance of Letters of Credit. 56
      SECTION 5.01. All Credit Events. . . . . . . . . . . . . 56
      SECTION 5.02. First Borrowing. . . . . . . . . . . . . . 57
      SECTION 5.03. Acquisitions . . . . . . . . . . . . . . . 61

ARTICLE VI

      Affirmative Covenants. . . . . . . . . . . . . . . . . . 64
      SECTION 6.01. Existence; Businesses and Properties . . . 64
      SECTION 6.02. Insurance. . . . . . . . . . . . . . . . . 64
      SECTION 6.03. Obligations and Taxes. . . . . . . . . . . 66
      SECTION 6.04. Financial Statements, Reports, etc.. . . . 66
      SECTION 6.05. Litigation and Other Notices . . . . . . . 68
      SECTION 6.06. ERISA. . . . . . . . . . . . . . . . . . . 68
      SECTION 6.07. Maintaining Records; Access to Properties
        and Inspections . . . . . . . . . . . . . . . . . . .  68
      SECTION 6.08. Use of Proceeds. . . . . . . . . . . . . . 69
      SECTION 6.09. Fiscal Year. . . . . . . . . . . . . . . . 69
      SECTION 6.10. Further Assurances . . . . . . . . . . . . 69
      SECTION 6.11. Environmental and Safety Laws. . . . . . . 70
      SECTION 6.12 Collection Account Arrangements . . . . . . 71

ARTICLE VII

      Negative Covenants . . . . . . . . . . . . . . . . . . . 71
      SECTION 7.01. Indebtedness . . . . . . . . . . . . . . . 71
      SECTION 7.02. Liens. . . . . . . . . . . . . . . . . . . 73
      SECTION 7.03. Sale and Leaseback Transactions. . . . . . 74
      SECTION 7.04. Investments, Loans and Advances. . . . . . 75
      SECTION 7.05. Mergers, Consolidations, Sales of Assets
        and Acquisitions . . . . . . . . . . . . . . . . . . . 76
      SECTION 7.06. Dividends and Distributions. . . . . . . . 77
      SECTION 7.07. Transactions with Affiliates . . . . . . . 77
      SECTION 7.08. Business of Borrower and the Subsidiaries. 77
      SECTION 7.09. Limitations on Debt Prepayments. . . . . . 77
      SECTION 7.10. Amendment of Certain Documents and
         Subordinated Notes . . . . . . . . . . . . . . . . . .78
      SECTION 7.11. Limitation on Leases . . . . . . . . . . . 78
      SECTION 7.12. Credit Standards . . . . . . . . . . . . . 79
      SECTION 7.13. Limitation on Negative Pledge Clauses. . . 79
      SECTION 7.14. Reserved . . . . . . . . . . . . . . . . . 79
      SECTION 7.15.Total Debt Ratio. . . . . . . . . . . . . . 79
      SECTION 7.16. Consolidated Interest Expense Coverage
        Ratio . . . . . . . . . . . . . . . . . . . . . .. . . 80

ARTICLE VIII

      Events of Default. . . . . . . . . . . . . . . . . . . . 81

ARTICLE IX

      The Administrative Agent and Collateral Agent. . . . . . 84

ARTICLE X

      Miscellaneous. . . . . . . . . . . . . . . . . . . . . . 86
      SECTION 10.01. Notices . . . . . . . . . . . . . . . . . 86
      SECTION 10.02. Survival of Agreement . . . . . . . . . . 87
      SECTION 10.03. Binding Effect. . . . . . . . . . . . . . 87
      SECTION 10.04. Successors and Assigns. . . . . . . . . . 87
      SECTION 10.05. Expenses; Indemnity . . . . . . . . . . . 91
      SECTION 10.06. Right of Setoff . . . . . . . . . . . . . 93
      SECTION 10.07. APPLICABLE LAW. . . . . . . . . . . . . . 93
      SECTION 10.08. Waivers; Amendment. . . . . . . . . . . . 93
      SECTION 10.09. Interest Rate Limitation. . . . . . . . . 94
      SECTION 10.10. Entire Agreement. . . . . . . . . . . . . 94
      SECTION 10.11. WAIVER OF JURY TRIAL. . . . . . . . . . . 94
      SECTION 10.12. Severability. . . . . . . . . . . . . . . 95
      SECTION 10.13. Counterparts. . . . . . . . . . . . . . . 95
      SECTION 10.14. Headings. . . . . . . . . . . . . . . . . 95
      SECTION 10.15. Jurisdiction; Consent to Service of
        Process . . . . . . . . . . . . . . . . . . . . .  . . 95
      SECTION 10.16. Mortgaged Property Casualty and
        Condemnation. . . . . . . . . . . . . . . . . . .  . . 96
      SECTION 10.17. Investment of Certain Escrowed Amounts. .101
      SECTION 10.18. Confidentiality . . . . . . . . . . . . .101
      SECTION 10.19  Sharing of Proceeds of Certain
        Collateral . .  . . . . . . . . . . . . . . . . .. . .102
      SECTION 10.20  Designated Senior Indebtedness. . . . . .102


                                 EXHIBITS


EXHIBIT A    --    Form of Administrative Questionnaire

EXHIBIT B    --    Form of Assignment and Acceptance

EXHIBIT C    --    Form of Borrowing Base Certificate

EXHIBIT D    --    Form of Collateral Assignment with Annex

EXHIBIT E    --    Form of Guarantee Agreement with Annex

EXHIBIT F    --    Form of Indemnity, Subrogation and
                    Contribution  Agreement with Annex

EXHIBIT G    --    Form of Mortgage

EXHIBIT H    --    Form of Pledge Agreement with Annex

EXHIBIT I    --    Form of Security Agreement with Annex

EXHIBIT J    --    Form of Trademark Security Agreement with
                     Annex

EXHIBIT K    --    Form of KPR Letter of Credit

EXHIBIT L-1  --    Form of McAfee and Taft Opinion

EXHIBIT L-2  --    Form of Foley & Lardner Opinion

EXHIBIT L-3  --    Form of Shook, Hardy & Bacon Opinion

EXHIBIT L-4  --    Form of Sutin, Thayer & Browne Opinion

EXHIBIT L-5  --    Form of Winstead, Sechrest & Minick Opinion

EXHIBIT L-6  --    Form of Sidley & Austin Opinions

EXHIBIT M    --    Post-Closing Documents

EXHIBIT N    --    Form of Confidentiality Agreement





                                 SCHEDULES

Schedule 1.01(a)    --     Concentration
Limits
Schedule 1.01(b)  --   Credit and Collection Policy

Schedule 1.01(c)  --   Mortgage Filing Offices

Schedule 1.01(d)       --   Mortgaged Properties

Schedule 2.01  -- Commitments

Schedule 4.07(a)  --    Title; Possession under Leases

Schedule 4.07(c)  --    Condemnation

Schedule 4.08          --   Subsidiaries

Schedule 4.09  -- Litigation

Schedule 4.15  -- Reportable Events

Schedule 4.16(b)  --   Environmental Disclosure - Notices

Schedule 4.16(c)  --   Environmental Disclosure - Releases

Schedule 4.18  -- Employment Agreements

Schedule 4.19(c)  --   Options, etc.

Schedule 4.20  -- UCC Filing Offices

Schedule 4.22(a)  --   Owned Real Property

Schedule 4.24(c)  --   Exceptions to Representations and
Warranties

Schedule 7.01  -- Existing Indebtedness

Schedule 7.02  -- Existing Liens

Schedule 7.11(a)  --   Leases (real and personal)




                                             CONFORMED COPY


            CREDIT AGREEMENT dated as of December 11, 1995, among FOODBRANDS AMERICA, INC., a Delaware corporation (the "Borrower"), the financial institutions party hereto
           (the "Lenders"), CHEMICAL BANK, a New York banking corporation, as syndication agent, documentation agent and administrative agent for the Lenders (in such capacity, the "Administrative Agent") and as issuing lender (in such capacity, the "Issuing Lender"), and Citibank, N.A., as managing agent (in such capacity, the "Managing Agent").


     The Borrower has requested (a) the Lenders to extend credit in order to enable the Borrower, on the terms and subject to the conditions of this Agreement, to borrow (i) on a term basis on the Closing Date, Term Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given to such terms in Article I) in an aggregate principal amount not to exceed $145,000,000, (ii) on a revolving basis, at any time and from time to time prior to the Acquisition Facility Commitment Termination Date, an aggregate principal amount at any time outstanding not to exceed $100,000,000 and (iii) on a revolving basis, at any time and from time to time prior to the Maturity Date, an aggregate principal amount at any time outstanding not in excess of the excess of (A) the lesser of (I) $75,000,000 and (II) the Borrowing Base at such time over (B) the LC Exposure at such time and (b) the Issuing Lender to issue, on the terms and subject to the conditions of this Agreement, Letters of Credit in an aggregate face amount at any time outstanding not in excess of $7,000,000.

     The Borrower has entered into a Purchase Agreement dated as of November 14, 1995 (as in effect on the date hereof, the "KPR Purchase Agreement") with KPR Holdings, Inc., a Delaware corporation, and certain individuals party thereto (collectively, the "Seller"), to purchase all the outstanding limited partnership interests of KPR Holdings, L.P., a Delaware limited partnership (the "KPR Partnership"), and the equity securities of RKR-GP, Inc., a Delaware corporation and the sole general partner of the KPR Partnership, for an aggregate purchase price of approximately $93,000,000. The purchases pursuant to the KPR Purchase Agreement are referred to herein as the "KPR Acquisition".

     The proceeds of the Term Loans will be used by the Borrower solely (a) to finance the purchase price for the KPR Acquisition,
(b) to pay fees and expenses in connection with the KPR
Acquisition and (c) to pay amounts outstanding under the Existing
Credit Agreement.

     The proceeds of the Acquisition Loans will be used by the Borrower solely to finance the purchase price for Qualified
Acquisitions and to pay fees and expenses in connection therewith.

     The proceeds of the Revolving Loans made on the Closing Date will be used to pay amounts outstanding under the Existing Credit Agreement. The proceeds of the Revolving Loans made after the Closing Date will be used (a) for general corporate purposes in the ordinary course of the Borrower's business, including funding the working capital requirements of the Borrower and its Subsidiaries, and (b) in an amount not to exceed $55,000,000 from and including the Closing Date, to finance all or part of the purchase price to be paid in connection with any Qualified Acquisition other than the Proposed TNT Acquisition or any Acquisition made in lieu of the Proposed TNT Acquisition pursuant to Section 7.05.

     Any standby letter of credit (each, a "Standby Letter of Credit") issued hereunder will be used to support the obligations of the Borrower or the Subsidiaries, contingent or otherwise, in respect of insurance, worker's compensation and similar obligations incurred in the ordinary course of the business of the Borrower or the Subsidiaries, as applicable, or to support the Borrower's obligations in respect of any unpaid purchase price for the KPR Acquisition (the "KPR Letter of Credit"). Any commercial letter of credit (each, a "Commercial Letter of Credit") issued hereunder will be used to provide the primary means of payment for the purchase of goods or services by the Borrower or any Subsidiary in the ordinary course of the business of the Borrower or such Subsidiary, as applicable.

     Accordingly, the Borrower, the Lenders, the Administrative
Agent and the Issuing Lender agree as follows:


                                ARTICLE I

                               Definitions

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

      "ABR Borrowing"  shall mean a Borrowing comprised of ABR
Loans.

      "ABR Loan"  shall mean any ABR Term Loan, ABR Revolving
Loan or ABR Acquisition Loan.

      "ABR Acquisition Loan" shall mean any Acquisition Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article
II.

      "ABR Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base
Rate in accordance with the provisions of Article II.

      "ABR Spread" shall mean 1.00% per annum, subject to adjustment pursuant to the table set forth below based on the Total Debt Ratio as of the last day of the Borrower's most recently ended fiscal quarter:


     Total Debt Ratio                        ABR Spread

     Greater than or
     equal to 4.75 to 1                      1.50%

     Less than 4.75 to 1
     but greater than or
     equal to 4.25 to 1                      1.25%

     Less than 4.25 to 1
     but greater than or
     equal to 4 to 1                         1.00%

     Less than 4 to 1                        0.75%

The ABR Spread shall be adjusted from time to time, effective on the first Business Day after the delivery of the Borrower's annual or quarterly financial statements pursuant to Section 6.04(a) or (b), provided that (i) if the proceeds of any Borrowing are used to finance a Qualified Acquisition and the Pro Forma Total Debt Ratio after giving effect to such Qualified Acquisition would result in a change in the ABR Spread (if the foregoing table were based on the Pro Forma Total Debt Ratio rather than the Total Debt Ratio), such change shall become effective for all purposes simultaneously with such Borrowing, and (ii) if timely delivery of such financial statements is not made, for purposes of determining the ABR Spread, the Total Debt Ratio shall be assumed to be greater than 4.75 to 1 until such delivery is made.


      "ABR Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

      "Acquisition" shall mean the KPR Acquisition or any Qualified Acquisition.

      "Acquisition Facility" shall mean the aggregate of the Lenders' Acquisition Loan Commitments.

      "Acquisition Loan Borrowing" shall mean a Borrowing comprised of Acquisition Loans.

      "Acquisition Loan Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Acquisition Loans hereunder as set forth in clause (c) of Section 2.01, as the same may be reduced from time to time pursuant to Section 2.09.

      "Acquisition Loan Commitment Termination Date" shall mean the first anniversary of the Closing Date.

      "Acquisition Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (c) of Section
2.01. Each Acquisition Loan shall be a Eurodollar Acquisition
Loan or an ABR Acquisition Loan.

      "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves. For purposes hereof, the term LIBO Rate shall mean the rate at which dollar deposits approximately equal in principal amount to the Administrative Agent's portion of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

      "Administrative Fees" shall have the meaning assigned to such term in Section 2.05(c).

      "Administrative Questionnaire"  shall mean an
Administrative Questionnaire in the form of Exhibit A.

      "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

      "Administrative Agent" shall have the meaning assigned to such term in the introductory statement to this Agreement.

      "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, the term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. The term "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. The term "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or
(c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.


      "Amount Due" shall mean, with respect to any Receivable, the actual amount due and to become due to the Borrower or any Subsidiary Guarantor on account of such Receivable, as determined by the Borrower or such Subsidiary Guarantor in accordance with its customary business practices and as reported in any Borrowing Base Certificate.

      "Applicable Percentage" of any Participating Lender shall mean the percentage of the aggregate Revolving Credit Commitments represented by such Participating Lender's Revolving Credit Commitment, except that in the case of the KPR Letter of Credit, "Applicable Percentage" shall mean the percentage of the aggregate Unfunded Term Loan Commitments represented by such Participating Lender's Unfunded Term Loan Commitment.


      "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then-current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Administrative Agent's domestic offices.

      "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

      "Board"  shall mean the Board of Governors of the Federal
Reserve System of the United States.

      "Borrower" shall have the meaning assigned to such term in the introductory paragraph hereof.

     "Borrower's Portion of Excess Cash Flow" shall mean, at any date of determination, the amount of Excess Cash Flow for the applicable fiscal year of the Borrower, commencing with the fiscal year ending December 31, 1996, that was not required to be applied to the prepayment of Loans under Section 2.13(d).

      "Borrowing" shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single
Interest Period is in effect.

      "Borrowing Base" shall mean at the time of any determination an amount equal to the sum, without duplication, of
(a) 75% of (i) the aggregate Amount Due in respect of all Eligible Accounts Receivable at such time minus (ii) the aggregate amount under clause (c) below at such time and
(b) 50% of the lower of the aggregate cost (calculated on a first-in-first-out basis) or the aggregate market value of all Eligible Inventory at such time and (c) the aggregate amount of all Uncollected Friday Receipts at such time. All determinations in connection with the Borrowing Base shall be made by the Borrower and certified to the Administrative Agent by a Responsible Officer and delivered pursuant to Section 6.04(e); provided, however, that the Administrative Agent shall have the final right to review and adjust, in its reasonable judgment, any such determination to the extent such determination is not in accordance with this Agreement.

      "Borrowing Base Certificate" shall mean a certificate in the form of Exhibit C, duly completed and executed by a Responsible Officer of the Borrower.

      "Business Day" shall mean any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term Business Day shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

       "Capital Expenditures" shall mean, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for the Borrower and its consolidated subsidiaries during such period (and in addition, but without duplication, the aggregate amount of the principal component of Capital Lease Obligations paid during such period).

      "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

      "Casualty"  shall have the meaning assigned to such term in
Section 10.16.

      "CERCLA" shall have the meaning assigned to such term in the definition of the term "Environmental and Safety Laws".

     A "Change in Control"  shall be deemed to have occurred if:

          (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof), other than JLL and its Affiliates, shall own directly or indirectly, beneficially or of record, shares representing 30% or more (or, at any time that JLL and its Affiliates shall own directly, beneficially and of record, shares representing at least 15% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, 50% or more) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower;

          (b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Borrower's board of directors (together with any new directors whose election to the Borrower's board of directors or whose nomination for election to the Borrower's Board of Directors by the Borrower's shareholders was approved by a vote of at least two-thirds of the Borrower's directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Borrower's directors then in office; or

          (c) any Change of Control Triggering Event (as defined in the Subordinated Note Indenture) shall have occurred.

      "Closing Date" shall mean the date of the first Borrowing hereunder.

      "Code" shall mean the Internal Revenue Code of 1986, or any successor statute thereto, as the same may be amended from time to time.

      "Collateral" shall mean all the Collateral as defined in any Security Document and shall also include the Mortgaged
Properties.

      "Collateral Agent"  shall mean Chemical Bank, as Collateral
Agent under the Security Documents and the Guarantee Agreement, and any successor Collateral Agent appointed pursuant to Article IX.

      "Collateral Assignment" shall mean the Collateral Assignment, substantially in the form of Exhibit D, from the Borrower and the Subsidiary Guarantors to the Collateral Agent, providing for the assignment to the Collateral Agent of the KPR Purchase Agreement and certain other agreements specified in such Collateral Assignment.

      "Commitment" shall mean, with respect to each Lender, such Lender's Funded Term Loan Commitment, Unfunded Term Loan
Commitment, Revolving Credit Commitment and Acquisition
Loan Commitment.

      "Commitment Fee" shall have the meaning assigned to such term in Section 2.05(a).

      "Concentration Limit" shall mean, (a) for any Obligor (other than any Obligor set forth on Schedule 1.01(a)), in the aggregate with respect to all Receivables payable by such Obligor, $5,000,000 or such higher or lower amount for such Obligor as may be reasonably specified in writing by the Required Lenders and (b) for any Obligor set forth on Schedule 1.01(a), in the aggregate with respect to all Receivables payable by such Obligor, the amount set forth on such Schedule with respect to such Obligor; provided, however, that the Concentration Limit for any Obligor and its Affiliates and subsidiaries shall be calculated as if such Persons were a single Obligor.

      "Condemnation Proceeds" shall have the meaning assigned to such term in Section 10.16.

      "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Borrower dated
November, 1995.

      "Consolidated Interest Expense" shall mean (without duplication), with respect to any Person for any period, total interest expense (including the interest component of Capital Lease Obligations) net of interest income, whether paid or accrued, of such Person and its consolidated subsidiaries for such period, all as determined in conformity with GAAP, but only to the extent that such interest expense is payable in cash.

      "Consolidated Interest Expense Coverage Ratio" shall mean with respect to the Borrower and its consolidated subsidiaries for any period, the ratio of (a) EBITDA minus Capital Expenditures for such period to (b) Consolidated Interest Expense for such period. For the first four fiscal quarters following each Qualified Acquisition, EBITDA and Capital Expenditures shall include, for any period of calculation prior to the date of such Qualified Acquisition, the EBITDA and Capital Expenditures (determined in each case on a pro forma basis if no actual financial information is available) of the company or business that was the subject of such Qualified Acquisition for such prior period, and Consolidated Interest Expense shall include Pro Forma Interest Expense for the company or business that was the subject of such Qualified Acquisition for such prior period. Notwithstanding the foregoing, for the first four fiscal quarters following the Closing Date the Consolidated Interest Expense Coverage Ratio shall be determined for the period from the first day of the Borrower's 1996 fiscal year to the end of the fiscal quarter then most recently ended.

      "Contract" shall mean any written agreement or invoice between the Borrower or any Subsidiary Guarantor on the one hand and any Obligor on the other hand, pursuant to or under which such Obligor may obtain goods or services from time to time from the Borrower or any such Subsidiary Guarantor and under which such Obligor is obligated to pay for such goods or services.

     "Contractual Obligation", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

      "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms Controlling and Controlled shall have meanings correlative thereto.

      "Credit and Collection Policy" shall mean the Credit and Collection Policies and Practices of the Borrower and the Subsidiary Guarantors relating to Receivables and Contracts as set forth on Schedule 1.01(b).

      "Credit Event" shall have the meaning assigned to such term in Article V.

      "Default" shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

      "Default Rate" shall have the meaning assigned to such term in Section 2.07.

      "dollars"  or  "$" shall mean lawful money of the United
States.

      "EBITDA" shall mean, with respect to the Borrower and its consolidated subsidiaries for any period, the sum of (a) Net Income for such period, (b) all Federal, state, local and foreign income taxes deducted in determining such Net Income, (c) interest expense deducted in determining such Net Income, (d) depreciation and amortization of the write-up of assets resulting from the Acquisition deducted in determining such Net Income, and
(e) other depreciation, amortization and other noncash charges deducted in determining such Net Income.

      "Eligible Accounts Receivable" shall mean at the time of any determination, all Receivables of the Borrower and the Subsidiary Guarantors arising in the ordinary course of their respective businesses, except:

          (a) any Receivable that (i) remains unpaid as of the date that is 60 days after the date of the original invoice for such Receivable, (ii) is from an Obligor that has more than 30% of its accounts with the Borrower and the Subsidiary Guarantors outstanding more than 60 days after the date payment was due in accordance with terms of the original invoices, (iii) is from an Obligor that is, to the Borrower's or any Subsidiary Guarantor's knowledge, not Solvent, (iv) is from an Obligor previously disapproved by the Administrative Agent in the exercise of its reasonable discretion after consultation with and notice to the Borrower, (v) is in dispute (to the extent of such dispute), (vi) consistent with the Credit and Collection Policy, would be classified as delinquent or written-off as uncollectible, or
(vii) is in excess of the applicable Obligor's Concentration
Limit;

          (b) any Receivable that (i) is not free and clear of all Liens (other than Liens created by or pursuant to the Security Documents), (ii) does not arise under a Contract representing the legal, valid and binding payment obligation of the Obligor thereunder, enforceable by the Borrower or any Subsidiary Guarantor in accordance with its terms, (iii) together with the related Contract does not comply in all material respects with all legal requirements of the federal, state and local jurisdictions where it originated, (iv) is not payable in dollars,(v) does not provide, according to its original terms, that the amount payable thereunder will be due within 31 days following the date upon which the related Obligor became obligated thereon, or 45 days in the case of special promotions that are conducted by the Borrower or any Subsidiary Guarantor from time to time in the ordinary course of business, (vi) is payable by an Obligor which is located in any jurisdiction outside of the United States of America, (vii) is payable by an Obligor that is an Affiliate of the Borrower or any of the Subsidiary Guarantors, (viii) is payable by an Obligor that is an agency or instrumentality of the federal government of the United States of America unless all applicable requirements of the Assignment of Claims Act of 1940, as amended, including the giving of all requisite notices of assignment (in form satisfactory to the Administrative Agent) to all Persons to whom such notice must be given and the acknowledgment of receipt thereof by all such Persons, shall have been complied with in all respects and unless the Administrative Agent shall have been provided with evidence thereof in form and substance satisfactory to the Administrative Agent, (ix) is payable by an Obligor as to which a case (voluntary or involuntary) has been commenced under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or that has made a general assignment for the benefit of creditors or (x) is not subject to the valid and perfected Liens created by or pursuant to the Security Documents in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

          (c) any Receivable with respect to which the Borrower or any Subsidiary Guarantor has received a guaranty or a letter of credit providing credit support therefor or collateral security therefor unless the Borrower or such Subsidiary Guarantor shall have granted a security interest to the Collateral Agent (for the ratable benefit of the Secured Parties in form and substance satisfactory to the Administrative Agent and the Required Lenders) in such guaranty, letter of credit or collateral security (that constitutes a first perfected security interest in the case of any such guaranty or collateral security) and such guaranty, letter of credit or collateral security is not, to the Borrower's or such Subsidiary Guarantor's knowledge, subject to any Lien in favor of any other Person;

          (d) any Receivable that shall be subject to any requirement of law or regulation, whether federal, state or local (including usury laws, the Federal Truth in Lending Act and Regulation Z of the Board), unless such laws and regulations shall have been duly complied with in all material respects;

          (e) any Receivable that is subject to a matured offset, counterclaim, or other defense, to the extent of such offset, counterclaim or defense;

          (f) any Receivable that the Borrower or any Subsidiary Guarantor rescinds or cancels or modifies (except that the Borrower or the applicable Subsidiary Guarantor may, in the ordinary course of business in a manner consistent with the Credit and Collection Policy and provided that the same is reflected in the next Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.04(e), grant rebates, refunds or adjustments with respect to Receivables, including as a result of the application of any special or other discounts or any reconciliation);

          (g)  any and all Receivables as to which any
representation or warranty applicable thereto contained herein or in any other Loan Document shall not be true and correct in any material respect or as to which any covenant applicable thereto contained herein or in any other Loan Document shall not have been complied with in any material respect; or

          (h) any and all Receivables that the Administrative Agent in its reasonable judgment after consultation with the Borrower shall deem not to be Eligible Receivables, based on such credit and collateral considerations as the Administrative Agent may reasonably deem appropriate.

      "Eligible Inventory" shall mean, at any date of determination thereof, all Inventory of the Borrower and the Subsidiary Guarantors classified as raw materials, finished goods or Work in Process, but shall exclude (a) all Inventory that in the reasonable opinion of the Administrative Agent is obsolete or unmerchantable, (b) all Inventory that is not free and clear of all Liens (other than Liens created by or pursuant to the Security Documents and Liens of the type described in
Section 7.02(d)), (c) all Inventory that is not subject to the valid and perfected Liens created by or pursuant to the Security Documents in favor of the Collateral Agent for the ratable benefit of the Secured Parties, and (d) all Inventory that the Administrative Agent in its reasonable judgment after consultation with the Borrower shall deem not to be Eligible Inventory, based on such credit and collateral considerations as the Administrative Agent may reasonably deem appropriate.

      "Environmental and Safety Laws" shall mean any and all applicable current and future treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, notices or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, Hazardous Substances, to preservation or reclamation of natural resources or to the management, release or threatened release of contaminants or noxious odors, including the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ( CERCLA ), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, and any similar or implementing state law and all amendments or regulations promulgated thereunder.

      "Environmental Claim" shall mean any written notice by any Governmental Authority or other Person alleging potential liability for penalties, costs of response, damage to the environment or personal injury (including sickness, disease or death), in either case, resulting from or based upon (a) the presence or Release (including intentional and unintentional, negligent and nonnegligent, sudden or nonsudden, accidental or nonaccidental leaks or spills) of any Hazardous Substance at, in or from the property of, whether owned or leased by, the Borrower or any Subsidiary, or (b) any other circumstances forming the basis of any violation, or alleged violation, by the Borrower or any Subsidiary of any Environmental and Safety Law.

      "Environmental Reports"  shall mean the reports of GaiaTech
Inc. delivered to the Lenders prior to the date hereof with respect to properties that shall be owned or leased by the Borrower or any Subsidiary upon consummation of the KPR
Acquisition.

      "ERISA"  shall mean the Employee Retirement Income Security
Act of 1974, or any successor statute, together with the regulations thereunder, as the same may be amended from time to time.

      "ERISA Affiliate"  shall mean any trade or business
(whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

      "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

      "Eurodollar Acquisition Loan"  shall mean any Acquisition
Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article
II.

      "Eurodollar Loan"  shall mean any Eurodollar Term Loan,
Eurodollar Revolving Loan or Eurodollar Acquisition Loan.

      "Eurodollar Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article
II.

      "Eurodollar Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO
Rate in accordance with the provisions of Article II.

      "Event of Default" shall have the meaning assigned to such term in Article VIII.

      "Excess Cash Flow" shall mean, for any period, without duplication, an amount equal to the excess, if any, of (a) the sum of (i) the consolidated net cash flow from operations for such period of the Borrower and its consolidated subsidiaries determined on a consolidated basis in accordance with GAAP, (ii) to the extent deducted in determining such net cash flow from operations, the aggregate amount of repurchases or redemptions of the Subordinated Notes under Section 7.09(a) during such period,
(iii) net cash provided (used) by investing activities during such period (excluding cash received as proceeds of any sale, transfer or other disposition of any business unit, asset or other property to the extent such sale, transfer or other disposition constitutes a Prepayment Event hereunder) and (iv) the aggregate proceeds of all Indebtedness incurred under Sections 7.01(d) and (e) during such period over (b) the sum of
(i) scheduled payments during such period of the principal of the Term Loans and the Acquisition Loans, (ii) scheduled payments during such period of the principal of permitted Indebtedness other than the Loans, but only to the extent that such payments cannot by their terms be reborrowed or redrawn, (iii) prepayments during such period of the Term Loans and the Acquisition Loans pursuant to Section 2.12, but only to the extent that such payments, in the case of payments of the Acquisition Loans, cannot by their terms be reborrowed or redrawn, and (iv) $1,000,000, in each case determined in accordance with GAAP.

      "Existing Credit Agreement"  shall mean the Credit
Agreement dated as of May 25, 1994, among the Borrower, the lenders named therein and Chemical Bank, as Agent for such lenders.

      "Facilities" shall mean, collectively, the Term Facility, the Revolving Facility and the Acquisition Facility.

      "Fees"  shall mean the Administrative Fees, the Commitment
Fees, the LC Fees, the fees specified in Section 2.05(d) and the fees specified in Section 3.08.

      "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such corporation.

      "Funded Term Loan Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder on the Closing Date as set forth in clause (a) of
Section 2.01, as the same may be reduced from time to time pursuant to Section 2.09.

      "GAAP" shall mean generally accepted accounting principles in the United States.

      "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

      "Guarantee" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;
provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

      "Guarantee Agreement" shall mean the Guarantee Agreement, substantially in the form of Exhibit E, between the Subsidiary
Guarantors and the Collateral Agent.

      "Hazardous Substances" shall mean any toxic, radioactive, mutagenic, carcinogenic, noxious, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, polychlorinated biphenyls ("PCBs"), asbestos or asbestos-containing material, and any substance, waste or material regulated under Environmental and Safety Laws.

      "IMI" shall have the meaning assigned to such term in
Section 7.04(i).

      "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses arising in the ordinary course of business in accordance with customary trade terms), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or other-wise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (i) all obligations of such Person as an account party to reimburse any bank or any other Person in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or member, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof pursuant to provisions and terms reasonably satisfactory to the Administrative Agent.

      "Indemnity, Subrogation and Contribution Agreement" shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit F, between the Borrower, the Subsidiary Guarantors and the Collateral Agent.

      "Insurance Proceeds" shall have the meaning assigned to such term in Section 10.16.

      "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type.

      "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, and
(b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and
(iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.10 or repaid or prepaid in accordance with Section 2.11, 2.12 or 2.13; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

      "Inventory" shall mean all goods now owned or hereafter acquired by the Borrower or any Subsidiary Guarantor (wherever located, whether in the possession of the Borrower or any Subsidiary Guarantor or of a bailee or other person for sale, storage, transit, processing or use or otherwise consisting of whole goods, components, supplies, materials, or consigned, returned or repossessed goods) that are held for sale or lease or to be furnished (or have been furnished) under any contract of service or that are raw materials, Work in Process, farm products or materials used or consumed in the Borrower's or any Subsidiary Guarantor's business or processed by or on behalf of the Borrower or such Subsidiary Guarantor.

      "Issuing Lender" shall have the meaning assigned to such term in the introductory paragraph hereof.

      "JLL" shall mean Joseph Littlejohn & Levy Fund, L.P., a
Delaware limited partnership.

      "Joint Venture" shall mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

      "KPR Acquisition" shall have the meaning assigned to such term in the introductory statement to this Agreement.

      "KPR LC Exposure" shall mean, at any time of determination, the sum of (a) the undrawn amount of the KPR Letter of Credit at such time and (b) the aggregate amount that has been drawn under the KPR Letter of Credit and (i) has not been converted into Term Loans pursuant to Section 2.02(f), or
(ii) for which the Issuing Lender or the Lenders, as the case may be, have not been reimbursed by the Borrower at such time.

      "KPR Lease" shall have the meaning assigned to such term in Section 7.03.

      "KPR Letter of Credit" shall have the meaning assigned to such term in the preamble to this Agreement.

      "KPR Litigation" shall mean the litigation described in [item __] of Schedule 4.09.

      "KPR Purchase Agreement" shall have the meaning assigned to such term in the preamble to this Agreement.

      "LC Commitment" shall mean $7,000,000, as the same may be reduced from time to time pursuant to Section 3.07. The LC
Commitment shall automatically and permanently terminate on the LC Maturity Date.

      "LC Disbursement" shall mean any payment or disbursement made by the Issuing Lender under or pursuant to a Letter of Credit.

      "LC Exposure" shall mean, at any time of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit other than the KPR Letter of Credit outstanding at such time and (b) the aggregate amount that has been drawn under such Letters of Credit but for which the Issuing Lender or the Lenders, as the case may be, have not been reimbursed by the Borrower at such time.

      "LC Fees" shall have the meaning given such term in Section
3.03.

      "LC Maturity Date" shall mean the fifth Business Day prior to the Maturity Date.

      "Leasehold Mortgage" shall mean any Mortgage that is a leasehold or subleasehold mortgage.

      "Lenders" shall have the meaning assigned to such term in the introductory paragraph hereof.

      "Letters of Credit" shall mean the Standby Letters of Credit and the Commercial Letters of Credit issued by the Issuing
Lender for the account of the Borrower pursuant to Section
3.01(a).

      "LIBOR Spread" shall mean 2.00% per annum, subject to adjustment pursuant to the table set forth below based on the Total Debt Ratio as of the last day of the Borrower's most recently ended fiscal quarter:


     Total Debt Ratio                   LIBOR Spread

     Greater than or
     equal to 4.75 to 1                      2.50%

     Less than 4.75 to 1
     but greater than or
     equal to 4.25 to 1                      2.25%

     Less than 4.25 to 1
     but greater than or
     equal to 4 to 1                         2.00%

     Less than 4 to 1                        1.75%

The LIBOR Spread shall be adjusted effective on the first Business Day after the delivery of the Borrower's annual or quarterly financial statements pursuant to Section 6.04(a) or
(b), provided that (i) if the proceeds of any Borrowing are used to finance a Qualified Acquisition and the Pro Forma Total Debt Ratio after giving effect to such Qualified Acquisition would result in a change in the LIBOR Spread (if the foregoing table were based on the Pro Forma Total Debt Ratio rather than the Total Debt Ratio), such change shall become effective for all purposes simultaneously with such Borrowing, and (ii) if timely delivery of such financial statements is not made, for purposes of determining the LIBOR Spread, the Total Debt Ratio shall be assumed to be greater than 4.75 to 1 until such delivery is made.

      "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security (whether collateral or otherwise), hypothecation, encumbrance, easement, lease, sublease, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or financing lease having substantially the same economic effect as any of the foregoing relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, or the granting of control (as defined in Article 9 of the Uniform Commercial Code as in effect in the State of Oklahoma as of February 1, 1996) over such securities to any Person.

      "Loan Documents" shall mean this Agreement, the Letters of Credit, the Security Documents, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and any and all Rate Protection Agreements entered into from time to time between the Borrower or any Subsidiary Guarantor and any Lender.

      "Loans" shall mean the Term Loans, the Revolving Loans and the Acquisition Loans.

      "Margin Stock" shall have the meaning assigned to such term under Regulation U.

      "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, properties, operations or condition, financial or otherwise, or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) a materially adverse effect on the Transactions, (c) a material impairment of the ability of the Borrower or any Subsidiary Guarantor to perform any of its material obligations under any Transaction Document to which it is or will be a party or (d) a material impairment of the rights of or benefits available to the Administrative Agent, the Issuing Lender, the Collateral Agent or the Lenders under any Loan Document.

      "Maturity Date"  shall mean January 15, 2000.

      "Moody's" shall mean Moody's Investors Service, Inc. or any successor thereto.

      "Mortgaged Property" shall mean each of the owned real properties and leasehold and subleasehold interests of the Borrower and the Subsidiary Guarantors specified on Schedule 1.01(d) and each owned real property or leasehold or subleasehold interest of the Borrower or any Subsidiary Guarantor on which a lien is granted after the date hereof in favor of the Collateral Agent, for the benefit of the Lenders, pursuant to Section 6.10.

      "Mortgages" shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 5.02(l) or pursuant to Section 6.10, based upon (except in the case of any Leasehold Mortgage) the form of Mortgage attached hereto as Exhibit G.

      "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the
Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

      "Net Cash Proceeds" shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including Insurance Proceeds, Condemnation Proceeds and payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any Subsidiary in respect of such Prepayment Event, less (b) the sum of (i) the amount, if any, of all taxes (other than income taxes) payable by the Borrower or any Subsidiary in connection with such Prepayment Event and the Borrower's or such Subsidiary's good-faith best estimate of the amount of all income taxes payable in connection with such Prepayment Event (to the extent that such amount shall have been set aside for the purpose of paying such income taxes),
(ii) in the case of a Prepayment Event that is an asset sale or disposition, (A) the amount of any reasonable reserve established in accordance with GAAP against any liabilities associated with the assets sold or disposed of and retained by the Borrower or any Subsidiary, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of a Prepayment Event occurring on the date of such reduction, and (B) the amount applied to repay any Indebtedness (other than the Loans) to the extent such Indebtedness is required by its terms to be repaid as a result of such Prepayment Event and (iii) reasonable and customary fees, commissions and expenses and other costs paid by the Borrower or any Subsidiary in connection with such Prepayment Event (other than those payable to the Borrower or any Affiliate of the Borrower), including any such expenses and other costs incurred by the Borrower or the applicable Subsidiary in connection with any attempt to sell, within the twelve months preceding such sale, any asset the sale of which has given rise to such Prepayment Event, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a).

      "Net Income"  shall mean, for any period, the net earnings
(or loss) of the Borrower and its subsidiaries determined on a consolidated basis for such period in accordance with GAAP.

      "Obligations" shall mean all obligations defined as Obligations in the Guarantee Agreement and the Security
Documents.

      "Obligor" shall mean any purchaser of goods or services from, or any other Person obligated to make payment to, the Borrower or any Subsidiary Guarantor in respect of a purchase of such goods or services.

      "Outstanding Letters of Credit" shall mean at any time the Letters of Credit outstanding at such time.

      "Participating Lender" shall mean at any time (i) in the case of any Letter of Credit other than the KPR Letter of Credit, any Lender with a Revolving Credit Commitment at such time, and
(ii) in the case of the KPR Letter of Credit, any Lender with an Unfunded Term Loan Commitment.

      "Patent Security Agreement" shall mean Patent Security Agreement among the Borrower, the Subsidiary Guarantors and the Collateral Agent, similar in form to the Trademark Security Agreement with such changes as the Collateral Agent shall reasonably require.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

      "Perfection Certificate"  shall mean the Perfection
Certificate, substantially in the form of Annex 2 to the Security
Agreement, prepared by the Borrower.

      "Permitted Investments" shall mean:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within three months from the date of acquisition thereof;

          (b) without limiting the provisions of paragraph (d) below, investments in commercial paper maturing within three months from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 or the equivalent thereof from Standard & Poor's and at least P-1 or the equivalent thereof from Moody's;

          (c) investments in certificates of deposit, banker's acceptances and time deposits (including eurodollar time deposits) maturing within three months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of the Administrative Agent or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and which is rated (or the senior debt securities of the holding company of which are rated) A or better (or BBB+ or better in the case of the domestic office of any Lender) by Standard & Poor's or A2 or better (or Baa2 or better in the case of the domestic office of any Lender) by Moody's, or carrying an equivalent rating by another nationally recognized rating agency if neither of the two named rating agencies shall rate such commercial bank (or the holding company of such commercial bank);

          (d) investments in commercial paper maturing within three months from the date of acquisition thereof and issued by
(i) the holding company of the Administrative Agent or (ii) the holding company of any other commercial bank of recognized standing organized under the laws of the United States of America or any state thereof that has (A) a combined capital and surplus in excess of $250,000,000 and (B) commercial paper rated at least A-1 or the equivalent thereof (or A-2 or the equivalent thereof in the case of the holding company of any Lender) by Standard & Poor's or at least P-1 or the equivalent thereof (or P-2 or the equivalent thereof in the case of the holding company of any Lender) by Moody's, or carrying an equivalent rating by another nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments;

          (e) repurchase agreements having a term of seven days or less with (i) any domestic office of the Administrative Agent or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and which is rated (or the senior debt securities of the holding company of such commercial bank are rated) A or better (or BBB+ or better in the case of the domestic office of any Lender) by Standard & Poor's or A2 or better (or Baa2 or better in the case of the domestic office of any Lender) by Moody's or carrying an equivalent rating by another nationally recognized rating agency if neither of the two named rating agencies shall rate such bank relating to marketable direct obligations issued or unconditionally guaranteed by the United States but only if the securities collateralizing such repurchase agreements are delivered to or to the order of the Collateral Agent;

          (f) investments in mutual funds investing solely in instruments of the types described in clauses (a) through (e) above;

          (g) other investment instruments approved in writing by the Required Lenders and offered by financial institutions that have a combined capital and surplus and undivided profits of not less than $250,000,000; and

          (h) investments in mutual funds that are sold by nationally recognized registered broker-dealers, which mutual funds invest in repurchase agreements having a term of seven days or less and relating to debt securities issued by corporations (i) organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (ii) the senior debt securities of which are rated AA or better by Standard & Poor's or Aa or better by Moody's or carrying an equivalent rating by another nationally recognized rating agency if neither of the two named rating agencies shall rate such debt securities.

      "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

      "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for current or former employees, or any beneficiary thereof, of the Borrower or any ERISA Affiliate.

      "Pledge Agreement" shall mean the Pledge Agreement, substantially in the form of Exhibit H, among the Borrower, the Subsidiary Guarantors and the Collateral Agent.

      "Prepayment Event" shall mean (a) any sale, transfer or other disposition of any business units, assets or other properties of the Borrower or any Subsidiary (including dispositions in the nature of casualties (to the extent covered by insurance) or condemnations (including any Casualty or Condemnation in respect of a Mortgaged Property as contemplated in Section 10.16)), (b) any sale and leaseback of any asset or the mortgaging of any real property other than pursuant to a Mortgage (or a modification thereof) by the Borrower or any Subsidiary, (c) the issuance or incurrence by the Borrower or any Subsidiary of any Indebtedness (excluding Indebtedness permitted under Sections 7.01(d), 7.01(f), 7.01(h) and 7.01(k) and
Specified Permitted Debt), or the issuance or sale by the Borrower or any Subsidiary of any debt securities or any obligations convertible into or exchangeable for, or giving any Person or entity any right, option or warrant to acquire from the Borrower or any Subsidiary any Indebtedness or any such debt securities or any such convertible or exchangeable obligations (excluding Specified Permitted Debt) or (d) the issuance or incurrence by the Borrower of any Specified Permitted Debt. Notwithstanding the foregoing, the term Prepayment Event shall not include:

          (i) sales, transfers and other dispositions of used or surplus equipment, vehicles and other assets in the ordinary course of business permitted pursuant to Section 7.05(b) not exceeding in the aggregate $250,000 in any fiscal year, provided that (A) at any time when such sales, transfers and other dispositions in the ordinary course of business shall exceed $250,000 in any fiscal year, the resultant Prepayment Event shall include the entire amount of such sales, transfers and dispositions since the date of such most recent payment, if any, with respect to such fiscal year and not just amounts above such dollar threshold and (B) to the extent that the Borrower or any Subsidiary shall have reinvested on the date of such Prepayment Event (or certified to the Administrative Agent that it intends to reinvest within 360 days of such Prepayment Event) any of the proceeds of such sales, transfers and dispositions in equipment, vehicles or other assets used in the principal lines of business of the Borrower or such Subsidiary, the resultant Prepayment Event shall be reduced by the lesser of (I) $250,000 and (II) the amount so reinvested or to be reinvested;

          (ii) sales of inventory in the ordinary course of business;

          (iii) the receipt of insurance or condemnation proceeds (other than Condemnation Proceeds and Insurance Proceeds in respect of Mortgaged Properties), provided that (A) such proceeds are reinvested in equipment, vehicles or other assets used in the Borrower's or any Subsidiary's principal lines of business within 360 days after the receipt thereof and (B) if the aggregate of such proceeds exceeds $2,000,000, the Borrower or any Subsidiary, pending such reinvestment, promptly deposits the entire aggregate amount of such proceeds so received and unreinvested, if such proceeds exceed $2,000,000, in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties;

          (iv) the receipt of Condemnation Proceeds and Insurance Proceeds in respect of Mortgaged Properties to the extent that
(A) such Condemnation Proceeds or Insurance Proceeds are used to restore, repair or locate, acquire and replace the related Mortgaged Property in accordance with Section 10.16, (B) such Condemnation Proceeds or Insurance Proceeds, pursuant to Section 10.16, are not otherwise required to be applied as a mandatory prepayment pursuant to Section 2.13(c) or (C) to the extent permitted by Section 10.16, any Condemnation Proceeds or Insurance Proceeds are (I) reinvested in equipment, vehicles or other assets used in the Borrower's or any Subsidiary's principal lines of business within 360 days after the receipt thereof and
(II) the Borrower or any Subsidiary, pending such reinvestment, has deposited such amounts in an escrow account with the Collateral Agent as contemplated in Section 10.16;

          (v) the receipt of proceeds of business interruption insurance; and

          (vi) if the Borrower exercises its option to acquire the plant presently leased by it located at 7401 Will Rogers Boulevard, Fort Worth, Texas, the receipt of proceeds from a sale and leaseback of such property permitted by Section 7.03.

      "Pro Forma Balance Sheet" shall have the meaning given such term in Section 4.05(a).

      "Pro Forma Interest Expense" shall mean, with respect to any Acquisition for any period, (a) the sum of (i) the principal amount of Indebtedness assumed or to be assumed by the Borrower in connection with such Acquisition and (ii) the principal amount of the Loans made to finance such Acquisition, multiplied by (b) the "Average Interest Rate" for such period, multiplied by (c) the number of days in such period divided by 365. For purposes of this definition, Average Interest Rate shall mean the Borrower's aggregate interest expense under this Credit Agreement from the Closing Date to the last day of the most-recently-ended fiscal quarter of the Borrower, divided by the average daily outstanding principal balance of the Loans from the Closing Date to the last day of the most-recently-ended fiscal quarter of the Borrower.

      "Pro Forma Total Debt Ratio" shall mean, with respect to any Qualified Acquisition, the Total Debt Ratio determined on a pro forma basis immediately after giving effect to such Qualified
Acquisition.

      "Proposed TNT Acquisition" shall mean the Borrower's proposed acquisition of all of the outstanding capital stock of TNT, on the terms and subject to the conditions disclosed to the Lenders before the Closing Date.

      "Qualified Acquisition"  shall mean the Proposed TNT
Acquisition and any acquisition satisfying each of the criteria set forth in Section 7.05(d).

      "Rate Protection Agreement" shall mean any interest rate swap, cap, collar or floor agreement or any other similar interest rate protection agreement, foreign currency exchange agreement or other interest or exchange rate hedging arrangement designed to protect the Borrower from fluctuations in interest or currency rates.

      "Receivables" shall mean all rights to receive payment for goods sold or leased or for services rendered in the ordinary course of business to the extent not evidenced by an instrument or chattel paper, together with all interest, finance charges or other amounts payable by an Obligor in respect thereof.

      "Register"  shall have the meaning given such term in
Section 10.04(d).

      "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      "Release" means any discharge, emission, release, or threat thereof, including a Release as defined in CERCLA at 42
U.S.C. Section 9601(22), and the term "Released" has a meaning correlative thereto.

      "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than any reportable event for which the requirement to deliver notice within 30 days to the PBGC has been waived by the PBGC.

      "Required Lenders" shall mean, at any time, Lenders holding Loans, a share of the used LC Commitment and unused Commitments representing more than 51% of the aggregate of (a) the aggregate principal amount of the Loans at such time, (b) the LC Exposure and KPR LC Exposure at such time and (c) the aggregate unused Commitments at such time; provided, however, that solely for purposes of Section 5.03 with respect to an Acquisition other than the Proposed TNT Acquisition, Required Lenders shall mean Lenders holding Loans and Commitments necessary to approve such Acquisition in accordance with Section 7.05(d).

      "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

      "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

      "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth in clause (b) of Section 2.01, as the same may be reduced from time to time pursuant to Section 2.09.

      "Revolving Credit Utilization" shall mean, at any time of determination, the sum of (a) the aggregate principal amount of Revolving Loans outstanding at such time and (b) the LC Exposure at such time.

      "Revolving Facility" shall mean the aggregate of the Lenders' Revolving Credit Commitments.

      "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (b) of Section
2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

      "Secured Parties" shall have the meaning assigned to such term in the Security Agreement.

      "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit I, among the Borrower, the Subsidiary Guarantors and the Collateral Agent.

      "Security Documents" shall mean the Mortgages (including any Leasehold Mortgage), the Security Agreement, the Pledge Agreement, the Collateral Assignment, the Patent Security Agreement, the Trademark Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 6.10.

      "Seller" shall have the meaning assigned to such term in the preamble to this Agreement.

      "Solvent" shall mean, with respect to any Person at any time, that (a) the fair saleable value of such Person's assets at such time is greater than the amount that would be required to pay its probable liability on its then-existing legal liabilities, either matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as they become absolute or matured, and (b) such Person does not have unreasonably small capital at such time for the business or transaction in which it is engaged or is about to engage.

      "Specified Permitted Debt" shall have the meaning assigned to such term in Section 7.01.

      "Standard and Poor's"  shall mean Standard & Poor's Ratings
Group, a division of McGraw Hill, Inc., or any successor thereto.

      "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which equals 1 and the denominator of which equals (i) 1 minus (ii) the aggregate of the maximum applicable reserve percentages, including any marginal, special, emergency or supplemental reserves (expressed as a decimal) established by the Board and any other banking authority to which the Administrative Agent is subject (a) with respect to the Base CD Rate (as such term is used in the definition of the term Alternate Base Rate ) for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted auto-matically on and as of the effective date of any change in any reserve percentage.

      "Subordinated Note Indenture" shall mean the Indenture dated as of April 28, 1993, among the Borrower and First Fidelity Bank, National Association, New York, as Trustee, relating to the Subordinated Notes, as the same may be amended, modified or supplemented in accordance with the provisions of this Agreement.

      "Subordinated Notes" shall mean $110,000,000 aggregate principal amount of the Borrower's 9-3/4% Senior Subordinated
Redeemable Securities due 2000 issued under the Subordinated Note
Indenture.

      "Subsidiary" shall mean, with respect to any Person (herein referred to as the "parent" ), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held or (b) that is, at the time any determination is made, other-wise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

      "Subsidiary"  shall mean any subsidiary of the Borrower.

      "Subsidiary Guarantor" shall mean each of RKR-GP, Inc., Continental Deli Foods, Inc., Doskocil Specialty Brands Company, Pafco Importing Company, Inc., National Service Center, Inc., Doskocil Food Service Company, L.L.C., KPR Holdings, L.P., Wilson Certified Express, Inc., FBAI Investments Corporation, Brennan Packing Co., Inc. and each person that shall be required to become a Subsidiary Guarantor pursuant to Section 6.10.

      "Term Borrowing"  shall mean a Borrowing comprised of Term
Loans.

      "Term Facility" shall mean the aggregate amount of the Lenders' Term Loan Commitments.

      "Term Loan Commitment" shall mean, with respect to each Lender, such Lender's Funded Term Loan Commitment and Unfunded
Term Loan Commitment.

      "Term Loan Repayment Amount" shall have the meaning set forth in Section 2.11(a).

      "Term Loan Repayment Date" shall have the meaning set forth in Section 2.11(a).

      "Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01. Each Term
Loan shall be a Eurodollar Term Loan or an ABR Term Loan.

      "TNT"  shall mean TNT Crust, Inc., a Wisconsin corporation.

      "TNT Purchase Agreement"  shall mean that certain Stock
Purchase Agreement dated as of November 22, 1995 by and among the Borrower, TNT and the shareholders of TNT.

      "Total Debt Ratio" shall mean, with respect to the Borrower and its consolidated subsidiaries for any fiscal quarter, the ratio of (a) the aggregate amount of Indebtedness of the Borrower and its consolidated subsidiaries outstanding as of the last day of such fiscal quarter, determined in accordance with GAAP, to (b) EBITDA for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter. For the first four fiscal quarters following the KPR Acquisition and each Qualified Acquisition, EBITDA shall include, for any period of calculation prior to the date of the KPR Acquisition or such Qualified Acquisition, as the case may be, the EBITDA (determined on a pro forma basis if no actual financial information is available) of the company or business that was the subject of the KPR Acquisition or such Qualified Acquisition for such prior period.

      "Trademark Security Agreement"  shall mean the Trademark
Security Agreement, substantially in the form of Exhibit J, among the Borrower, the Subsidiary Guarantors and the Collateral Agent.

      "Transaction Documents"  shall mean the KPR Purchase
Agreement and the Loan Documents.

      "Transactions" shall have the meaning assigned to such term in Section 4.02.

      "Type" when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term Rate shall include the Adjusted LIBO Rate and the Alternate Base Rate.

      "Uncollected Friday Receipts" shall mean remittances received from Obligors in respect of Receivables that are deposited in a lockbox account of the Borrower on the applicable Friday and which are transferred electronically to the Borrower's concentration account on such Friday, but which are not credited to such concentration account until the following Monday.

      "Unfunded Term Loan Commitment" shall mean, with respect to each Lender, the commitment of such Lender to purchase a participating interest in the KPR Letter of Credit and to make a Term Loan hereunder as set forth in clause (f) of Section 2.02, as the same may be reduced from time to time pursuant to
Section 2.09.

      "Work in Process" shall mean any item of inventory (not otherwise obsolete or unmerchantable) that is neither a raw material nor a finished good as accounted for by the Borrower or the applicable Subsidiary Guarantor in a manner consistent with the accounting practices of the Borrower or such Subsidiary Guarantor during the period of twelve consecutive months immediately preceding the Closing Date.

      "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02. Terms Generally. The definitions in Section
1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", includes and including shall be deemed to be followed by the phrase without limitation . All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP (subject, where provided herein, to normal year-end audit adjustments and to the absence of footnotes required thereby) as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VII, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the applica-tion used in the financial statements referred to in Section 4.05(c).


                               ARTICLE II

                               The Credits

     SECTION 2.01. Commitments. On the terms and subject to the conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

          (a) to make Term Loans to the Borrower on the Closing
Date in an aggregate principal amount up to but not exceeding the Funded Term Loan Commitment set forth opposite such Lender's name on Schedule 2.01;

          (b) to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date and prior to the earlier of the Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding up to but not exceeding an amount equal to the difference between (i) the lesser of (A) the Revolving Credit Commitment set forth opposite such Lender's name on Schedule 2.01, as the same may be reduced from time to time pursuant to
Section 2.09, and (B) such Lender's Applicable Percentage of the Borrowing Base at such time and (ii) such Lender's Applicable Percentage of the LC Exposure at such time; and

          (c) to make Acquisition Loans to the Borrower, at any time and from time to time on or after the Closing Date and prior to the Acquisition Loan Commitment Termination Date in accordance with the terms hereof, in an aggregate principal amount at any time outstanding up to but not exceeding the Acquisition Loan Commitment set forth opposite such Lender's name on Schedule 2.01, as the same may be reduced from time to time pursuant to
Section 2.09. Acquisition Loans prepaid after the Acquisition Loan Commitment Termination Date may not be reborrowed.

Within the limits set forth in clauses (b) and (c) of the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Revolving Loans on or after the Closing Date and prior to the Maturity Date, and may borrow, pay or prepay and reborrow Acquisition Loans on or after the Closing Date and prior to the Acquisition Loan Commitment Termination Date, on the terms and subject to the conditions and limitations set forth herein. Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Amounts paid or prepaid in respect of the Acquisition Loans after the Acquisition Loan Commitment Termination Date may not be reborrowed.

     SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Funded Term Loan Commitments, Revolving Credit Commitments or Acquisition Loan Commitments, as the case may be; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount that is (i) in the case of ABR Borrowings, an integral multiple of $500,000 and not less than $1,000,000 and (ii) in the case of Eurodollar Borrowings, an integral multiple of $500,000 and not less than $1,000,000 (or if less in the case of any Revolving Credit Borrowing or Acquisition Loan Borrowing, an aggregate principal amount equal to the remaining balance of the Revolving Credit Commitments or the Acquisition Loan Commitments, as the case may be).

     (b) Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request pursuant to
Section 2.03; provided that, notwithstanding anything to the contrary contained in this Agreement, no Borrowing comprised of Eurodollar Loans having an Interest Period the duration of which is six months may be requested until the earlier of (i) the date that is 90 days after the Closing Date and (ii) the date on which Chemical Bank shall notify the Borrower that the syndication of the Facilities has been completed. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in an aggregate of more than ten (10) separate Eurodollar Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

     (c) Subject to paragraph (e) below, each Lender shall make a Loan in the amount of its pro rata portion, as determined under
Section 2.17, of each Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay such corresponding amount to the Administrative Agent, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving
Credit Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     (e) The Borrower may refinance all or any part of any Revolving Credit Borrowing with a Revolving Credit Borrowing of the same or a different Type and, at any time prior to the Acquisition Loan Commitment Termination Date, may refinance all or any part of any Acquisition Loan Borrowing with an Acquisition Loan Borrowing of the same or a different Type, subject in each case to the conditions and limitations set forth in this Agreement. Any Revolving Credit Borrowing, Acquisition Loan Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section 2.04 or 2.12, as applicable, with the proceeds of a new Revolving Credit
Borrowing or Acquisition Loan Borrowing, as the case may be, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower pursuant to paragraph
(c) above.

     (f) On the date the Issuing Lender notifies the Administrative Agent and the Borrower that payment of a draft presented under the KPR Letter of Credit will be made, or if the Administrative Agent has not received evidence of the payment required by Section 3.04(a) by 11:00 a.m., New York City time, on the date on which the Issuing Lender has notified the Borrower that payment of a draft presented under any other Letter of Credit will be made (or such later time as is not later than one hour after the Borrower shall have received such notice or, if the Borrower shall have received such notice later than 4:00 p.m., New York City time, on such Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), as provided in Section 3.04(a)), the Administrative Agent will notify the Issuing Lender and each Participating Lender of the LC Disbursement not later than 12:00 noon, New York City time, and, in the case of each Participating Lender, its Applicable Percentage of such LC Disbursement. Each Participating Lender will pay to the Administrative Agent not later than 4:00 p.m., New York City time, on such date an amount equal to such Participating Lender's Applicable Percentage of such LC Disbursement (it being understood that such amount shall, in the case of the KPR Letter of Credit, constitute an ABR Term Loan of such Lender and shall be deemed to have reduced the KPR LC Exposure at such time, and in the case of any other Letter of Credit shall constitute an ABR Revolving Loan of such Lender and shall be deemed to have reduced the LC Exposure at such time), and the Administrative Agent will promptly pay such amount to the Issuing Lender. The Administrative Agent will promptly remit to each Participating Lender its Applicable Percentage of any amounts subsequently received by the Administrative Agent from the Borrower in respect of such LC Disbursement. If any Lender shall not have made its Applicable Percentage of such LC Disbursement available to the Issuing Lender as provided above, such Lender agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph
(f) to but excluding the date an amount equal to such amount is paid to the Administrative Agent for prompt payment to the Issuing Lender at, for the first such day, the Federal Funds Effective Rate, and thereafter, the Alternate Base Rate. Once paid to the Administrative Agent, each Lender's LC
Disbursement in respect of the KPR Letter of Credit shall constitute part of such Lender's Term Loan, and shall no longer constitute an LC Disbursement, for all purposes of this Agreement. Such Term Loans, when made, shall be deemed to constitute a single Borrowing advanced on the date the Issuing Lender pays the draft presented under the KPR Letter of Credit.

     SECTION 2.03. Notice of Borrowings. The Borrower shall give the Administrative Agent written or telex notice (or telephone notice promptly confirmed in writing or by telex) (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the proposed Borrowing, (b) in the case of an ABR Borrowing of Acquisition Loans, not later than 12:00 noon, New York City time, one Business Day before the proposed Borrowing and (c) in the case of an ABR Borrowing of Revolving Credit Loans, not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (a) whether the Borrowing then being requested is to be a Term Borrowing, a Revolving Credit Borrowing or an Acquisition Loan Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (b) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (c) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given notice in accordance with this
Section 2.03 of its election to refinance a Revolving Credit Borrowing or Acquisition Loan Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. In addition, the Borrower shall give the Administrative Agent at least 5 Business Days' prior written notice of the anticipated closing date for any Qualified Acquisition, which notice may be revoked or amended at any time (it being understood that the Borrowing notice with respect to the Loans for such Qualified Acquisition must be given in accordance with the preceding provisions of this Section 2.03). The Agent shall promptly advise the Lenders of any notice given pursuant to this Section
2.03 and of each Lender's portion of the requested Borrowing.

     SECTION 2.04. Repayment of Loans. The outstanding principal balance of each Loan shall be payable (a) in the case of a Revolving Loan, or, at any time prior to the Acquisition Loan Commitment Termination Date, an Acquisition Loan, on the last day of the Interest Period applicable to such Loan and on the Maturity Date and (b) in the case of a Term Loan or, from and after the Acquisition Loan Commitment Termination Date, an Acquisition Loan, as provided in Section 2.11. The Loans shall bear interest from and including the Closing Date on the outstanding principal balance thereof as set forth in Section
2.06. Each Lender shall, and each hereby is authorized by the Borrower to, record in its internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement.

     SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, the following fees (each, a Commitment Fee ): on the Closing Date and on the last day of March, June, September and December in each year, commencing December 31, 1995, and on each date on which any of the Commitments of such Lender shall expire or be terminated as provided herein, a commitment fee of 3/8 of 1% per annum on the average daily unused amount of each of the Term Loan Commitment, Acquisition Loan Commitment and the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date upon which such Lender's Commitments were accepted or the Closing Date, as applicable, or ending with the date on which any of such Commitments of such Lender shall expire or be terminated), it being understood that the issuance of the KPR Letter of Credit shall constitute usage of the Unfunded Term Loan Commitments. The Commitment Fee due to each Lender in respect of its Acquisition Loan Commitment and Revolving Credit Commitment pursuantto the immediately preceding sentence shall accrue from and including the date upon which such Commitments of such Lender were accepted. For purposes of calculating Commitment Fees in respect of Revolving Credit Commitments, any portion of such Revolving Credit Commitments unavailable due to outstanding Letters of Credit shall be deemed to be used amounts. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

     (b) The rate at which the Commitment Fee is calculated shall increase to 1/2% per annum on each occasion that, as of the end of any fiscal year or quarter, the Total Debt Ratio at the end of such fiscal year or quarter shall equal or exceed 4.25 to 1.00, with such increase to be effective one Business Day after the date of the delivery to the Administrative Agent of the annual or quarterly financial statements described in Section 6.04(a) or
(b) relating to such fiscal year or quarter. If the Total Debt Ratio shall subsequently be less than 4.25 to 1.00 as of the end of any subsequent fiscal quarter, (i) the increase in the rate at which the Commitment Fee is calculated provided for in the preceding sentence shall cease to be effective for all purposes one Business Day after the date of delivery to the Administrative Agent of the annual or quarterly financial statements described in Section 6.04(a) or (b) relating to such subsequent fiscal quarter and (ii) the rate at which the Commitment Fee is calculated shall be 3/8% per annum. Notwithstanding the foregoing, (1) at any time during which the Borrower has failed to deliver the certificate described in Section 6.04(c) in accordance with the provisions thereof, the commitment fee shall be calculated at a rate equal to 1/2% per annum from and including the date on which the Borrower was required to deliver such certificate pursuant to Section 6.04(c) to but excluding the date on which the Borrower shall deliver such certificate in accordance with the provisions of Section 6.04(c), and (2) if the proceeds of any Borrowing are used to finance a Qualified Acquisition and the Pro Forma Total Debt Ratio after giving effect to such Qualified Acquisition exceeds 4.25 to 1, the rate at which the Commitment Fee is calculated shall increase to 1/2% simultaneously with such Borrowing.

     (c) The Borrower agrees to pay to the Administrative Agent, for its own account, administrative fees (the Administrative
Fees ) at the time and in the amounts agreed upon in the administration fee letter dated November 9, 1995, between the Borrower and the Administrative Agent.

     (d) The Borrower agrees to pay to the Administrative Agent on the Closing Date the other fees specified in the fee letter dated November 9, 1995 executed by the Borrower, the Administrative Agent and the Managing Agent.

     (e) The Borrower agrees to pay to the Issuing Lender, for its own account, the fees specified in Section 3.08.

     (f) All Fees (other than the fees payable to the Issuing Lender under Section 3.08) shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances (other than corrections of error in payment).

     SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the ABR Spread.

     (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the LIBOR Spread.

     (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable ABR Spread or LIBOR Spread for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be presumptively correct absent manifest error.

     SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder or under any Security Document, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (the "Default Rate")
(computed on the basis of the actual number of days elapsed over a year of 360 days) equal to (a) in the case of any Loan, the rate applicable to such Loan under Section 2.06 plus 2% per annum and (b) in the case of any other amount, the rate that would be applicable to an ABR Loan under Section 2.06 plus 2% per annum.

     SECTION 2.08. Alternate Rate of Interest. If, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative
Agent shall, as soon as practicable thereafter, give written or telex notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

     SECTION 2.09. Termination and Reduction of Commitments. (a) The Funded Term Loan Commitments shall be automatically terminated at 5:00 p.m., New York City time, on the Closing Date. The Unfunded Term Loan Commitments shall be automatically terminated at 5:00 p.m., New York City time, on January 31, 1996, provided that the KPR Letter of Credit shall have been fully drawn, terminated or canceled by that time. The Revolving Credit Commitments, the LC Commitment and the Acquisition Loan Commitments shall be automatically terminated at 5:00 p.m., New York City time, on the Maturity Date, the LC Maturity Date and the Acquisition Loan Commitment Termination Date, respectively. Notwithstanding the foregoing, all the Commitments and the LC Commitment shall be automatically terminated at 5:00 p.m., New York City time, on December 29, 1995, if the initial Borrowing under the Facilities has not occurred by such time.

     (b) Upon at least three Business Days' prior irrevocable written or telex notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments or the Acquisition Loan Commitments; provided, however, that (i) each partial reduction of the Revolving Credit Commitments or the Acquisition Loan Commitments shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $1,000,000, (ii) the Borrower shall not be permitted to terminate or reduce the Revolving Credit Commitments if (A) as the result of such termination or reduction, the LC Commitment would exceed the aggregate remaining amount of the Revolving Credit Commitments, (B) as the result of such termination or reduction, the Revolving Credit Utilization would exceed the aggregate remaining Revolving Credit Commitments, or (C) unless the Term Loans and Acquisition Loans have been paid in full and the Acquisition Loan Commitment has terminated. The LC Commitment may be voluntarily terminated or reduced by the Borrower as provided in Section 3.07.

     (c) Each reduction in the Revolving Credit Commitments, the LC Commitment or the Acquisition Loan Commitments hereunder shall be made ratably among the applicable Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

     SECTION 2.10. Conversion and Continuation of Term Borrowings and Acquisition Loan Borrowings. The Borrower shall have the right at any time (subject to Section 2.08) upon prior irrevocable notice to the Administrative Agent (i) not later than 12:00 noon, New York City time, on the Business Day of such conversion, to convert any Eurodollar Borrowing consisting of Term Loans or Acquisition Loans into an ABR Borrowing, (ii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing consisting of Term Loans or Acquisition Loans into a Eurodollar Borrowing or to continue any Eurodollar Borrowing consisting of Term Loans or Acquisition Loans as a Eurodollar Borrowing for an additional Interest Period and (iii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing consisting of Term Loans or Acquisition Loans to another permissible Interest Period, subject in each case to the following:

          (a) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Term Borrowing or Acquisition Loan Borrowing;

          (b) if less than all the outstanding principal amount of any Term Borrowing or Acquisition Loan Borrowing shall be converted or continued, the aggregate principal amount of such Term Borrowing or Acquisition Loan Borrowing converted or continued shall be an integral multiple of $1,000,000;

          (c) each conversion shall be effected by each Lender by applying the proceeds of the new Term Loan or Acquisition Loan of such Lender resulting from such conversion to the Term Loan or Acquisition Loan (or portion thereof) of such Lender being converted, and accrued interest on a Term Loan or Acquisition Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

          (d) if any Eurodollar Borrowing consisting of Term Loans or Acquisition Loans is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

          (e) any portion of a Borrowing consisting of Term Loans or Acquisition Loans maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing and shall automatically be converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

          (f) no Interest Period may be selected for any Eurodollar Borrowing consisting of Term Loans that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (i) the Eurodollar Borrowings consisting of Term Loans with Interest Periods ending on or prior to such Term Loan Repayment Date and
(ii) the ABR Borrowings consisting of Term Loans would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date.

          (g) no Interest Period may be selected for any Eurodollar Borrowing consisting of Acquisition Loans that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (i) the Eurodollar Borrowings consisting of Acquisition Loans with Interest Periods ending on or prior to such Term Loan Repayment Date and (ii) the ABR Borrowings consisting of Acquisition Loans would not be at least equal to the principal amount of Acquisition Loan Borrowings to be paid on such Term Loan Repayment Date.

     Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Term Borrowing or Acquisition Loan Borrowing that the Borrower requests be converted or continued,
(ii) whether such Term Borrowing or Acquisition Loan Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative
Agent shall advise the other Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Term Borrowing or Acquisition Loan Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Term Borrowing or Acquisition Loan Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

     SECTION 2.11. Repayment of Term Borrowings and Acquisition Loan Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each date set forth below (each such date being a Term Loan Repayment Date ) a principal amount of the Term Loans (such amount, as adjusted from time to time pursuant to Sections 2.12(b) and 2.13(e), being called the Term Loan Repayment Amount ) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

          Date                     Amount

          May 31, 1996                  $  5,625,000
          August 31, 1996               $  5,625,000
          November 30, 1996             $  5,625,000
          February 28, 1997             $  5,625,000
          May 31, 1997                  $  7,750,000
          August 31, 1997               $  7,750,000
          November 30, 1997             $  7,750,000
          February 28, 1998             $  7,750,000
          May 31, 1998                  $10,937,500
          August 31, 1998               $10,937,500
          November 30, 1998             $10,937,500
          February 28, 1999             $10,937,500
          May 31, 1999                  $11,937,500
          August 31, 1999               $11,937,500
          November 30, 1999             $11,937,500
          January 15, 2000              $11,937,500

On each Term Loan Repayment Date, the Administrative Agent shall apply the Term Loan Repayment Amount paid to the Administrative
Agent to pay the Term Loans.

     (b) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on May 31, 1997 and on each Term Loan Repayment Date thereafter, a principal amount of the Acquisition Loans (such amount, as adjusted from time to time pursuant to Sections 2.12(b) and 2.13(e), being called the Acquisition Loan Repayment Amount ) equal to one-twelfth (1/12) of the outstanding principal balance of the Acquisition Loans as of the close of business on the Acquisition Loan Commitment Termination Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. On each Term Loan Repayment Date, the Administrative Agent shall apply the Acquisition Loan Repayment Amount paid to the Administrative Agent to pay the Acquisition Loans.

     (c) To the extent not previously paid, all Term Borrowings and Acquisition Loan Borrowings shall be due and payable on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

     (d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

     SECTION 2.12. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay Revolving Credit Borrowings, and except as provided below, the Borrower shall have the right at any time and from time to time to prepay Term Borrowings and Acquisition Loan Borrowings, in each case in whole or in part, upon (A) in the case of prepayments of ABR Loans, at least one Business Day's prior written or telex notice (or telephone notice promptly confirmed by written or telex notice) to the Administrative Agent and (B) in the case of Eurodollar Loans, at least three Business Days' prior written or telex notice (or telephone notice promptly confirmed by written or telex notice) to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. After the Acquisition Loan Commitment Termination Date, each optional prepayment of Term Loans or Acquisition Loans shall be divided ratably between the outstanding principal balance of the Term Loans and the outstanding principal balance of the Acquisition Loans.

     (b) Each prepayment of principal of the Term Borrowings pursuant to paragraph (a) above shall be applied pro rata to reduce the scheduled payments of principal due under Section 2.11(a) after the date of such prepayment, and each prepayment of principal of the Acquisition Loan Borrowings after the Acquisition Loan Commitment Termination Date pursuant to paragraph (a) above shall be applied pro rata to reduce the scheduled payments of principal due under Section 2.11(b) after the date of such prepayment; provided, however, that prepayments of principal of the Term Borrowings and Acquisition Loan Borrowings pursuant to paragraph (a) above with the proceeds of the issuance of equity securities by the Borrower after the Closing Date will be applied to reduce the scheduled payments of principal due under Section 2.11 after the date of such prepayment in the order of their maturity.

     (c) Each notice of prepayment shall specify (i) the amount to be prepaid, (ii) the prepayment date, (iii) whether the prepayment relates to Revolving Credit Borrowings, to Term Borrowings or to Acquisition Loan Borrowings and (iv) the principal amount to be prepaid. Each such notice shall be irrevocable and shall commit the Borrower to prepay such obligations by the amount specified therein on the date specified therein. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment.

     (d) No optional prepayment of Term Borrowings or Acquisition Loan Borrowings made by the Borrower pursuant to this Section
2.12 shall reduce the Borrower's obligation to make mandatory prepayments pursuant to Section 2.13(c) or Section 2.13(d).

     SECTION 2.13. Mandatory Prepayments. (a) On the date of any termination or reduction of the Revolving Credit Commitments pursuant to Section 2.09, the Borrower shall pay or prepay so much of the Revolving Credit Borrowings as shall be necessary in order that the aggregate principal amount of the Revolving Loans outstanding at such time will not exceed the aggregate Revolving Credit Commitments (after giving effect to such termination or reduction) less the aggregate LC Exposure at such time.

     (b) If and on each occasion that Revolving Credit Utilization exceeds the then-current Borrowing Base, the Borrower shall forthwith pay or prepay Revolving Credit Borrowings in a principal amount at least equal to such excess; provided, however, that if the aggregate principal amount of Revolving Credit Borrowings then outstanding is less than the amount of such excess (because of any LC Exposure), the Borrower shall, to the extent of any remaining excess (after the prepayment of Revolving Credit Borrowings), replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties.

     (c) If and on each occasion that a Prepayment Event occurs, the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds therefrom to prepay obligations outstanding under this Agreement in accordance with this paragraph (c), except that in the case of a Prepayment Event described in clause (b) of the definition of Prepayment Event, the Borrower shall apply an amount equal to 75% of such Net Cash Proceeds. Substantially simultaneously with (and in any event not later than the Business Day next following) the occurrence of a Prepayment Event, the Borrower shall pay to the Administrative Agent (for application to the prepayment of obligations outstanding under this Agreement in accordance with paragraph (e) below) an amount equal to the Net Cash Proceeds from such Prepayment Event.

     (d) No later than the earlier of (i) 105 days after the end of each fiscal year, commencing with the fiscal year ending on December 31, 1996, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to 6.04(a), the Borrower shall prepay obligations outstanding under this Agreement in accordance with paragraph (e) below in an aggregate principal amount equal to 75% of Excess Cash Flow for such period.

     (e) Mandatory prepayments of outstanding obligations under this Agreement made by the Borrower pursuant to paragraphs (c) and (d) above and paragraph (g) below shall be applied first, to prepay, ratably, scheduled payments of principal due on the Term Borrowings and Acquisition Loan Borrowings under Sections 2.11(a) and (b) after the date of such prepayment in the manner described in the immediately following sentence and second, to prepay Revolving Credit Borrowings. Each such mandatory prepayment of principal of the Term Borrowings and Acquisition Loan Borrowings shall be applied pro rata to reduce the scheduled payments of principal due under Sections 2.11(a) and (b) after the date of such prepayment. Each mandatory prepayment applied to Revolving Credit Borrowings shall reduce the aggregate amount of the Revolving Credit Commitments by the amount of such prepayment.

     (f) Notwithstanding the foregoing provisions of Section
2.13(e):

          (i) if a mandatory prepayment arises from a sale or other event described in clause (a) of the definition of Prepayment Event , then at the Borrower's option such prepayment may be applied first to Revolving Credit Borrowings in an amount not to exceed the sum of (i) seventy-five percent (75%) of the aggregate Amount Due in respect of all Eligible Accounts Receivable subject to such sale or other event plus (ii) fifty percent (50%) of the lower of the aggregate cost (calculated on a first-in-first-out basis) or the aggregate market value of all Eligible Inventory subject to such sale or other event; and

          (ii) Until the Term Loans have been repaid in full, each Lender holding a Term Loan shall have the right to decline any mandatory prepayment thereof. The Administrative Agent shall assume, however, that each Lender holding a Term Loan has elected to receive such prepayments unless and until such Lender notifies the Administrative Agent in writing to the contrary. If any Lender holding a Term Loan elects not to receive any such prepayment, then the part of the prepayment otherwise allocable to such Lender shall be applied pro rata to the outstanding principal balance of the Term Loans (other than Term Loans owed to Lenders that have declined such prepayment) and the Acquisition Loans and, after payment in full thereof, to the outstanding principal balance of the Revolving Credit Loans.

     (g) The Borrower shall deliver to the Administrative Agent,
(i) at the time of each pre-payment required under paragraph (c) or paragraph (d) of this Section 2.13, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior to the time of each prepayment required under this Section 2.13 (if known at such time), a notice of such prepayment. Each required notice of prepayment shall specify the prepayment date, the Type of each Borrowing being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such obligations by the amount stated therein on the date stated therein. All prepayments of Borrowings under this Section 2.13 shall be subject to Sec-tion 2.16, but shall otherwise be without premium or penalty. All prepayments of Borrowings under this Section 2.13 (other than prepayments pursuant to paragraph (d) above) shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment. All prepayments of Borrowings pursuant to paragraph (d) of this Section 2.13 shall be applied first to the payment of accrued interest and then to the payment of principal.

     (h) Net Cash Proceeds and such other amounts to be applied pursuant to this Section 2.13 to the prepayment of Term Borrowings, Acquisition Loan Borrowings and Revolving Credit Borrowings shall be applied, as applicable, first to reduce outstanding ABR Borrowings consisting of Term Loans, Acquisition Loans or Revolving Credit Loans, as the case may be. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Borrowings consisting of Term Loans, Acquisition Loans or Revolving Credit Loans, as the case may be, immediately or shall be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account (i) allocable to Term Borrowings to prepay Eurodollar Borrowings consisting of Term Loans, (ii) allocable to Acquisition Loan Borrowings to prepay Eurodollar Borrowings consisting of Acquisition Loans, and (iii) allocable to Revolving Credit Borrowings to prepay Eurodollar Borrowings consisting of Revolving Credit Loans, in each case on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Term Borrowings, Acquisition Loan Borrowings or Revolving Credit Borrowings, as the case may be, have been prepaid or until all the allocable cash on deposit with respect to such Borrowings has been exhausted. For purposes of this Agreement, the term Prepayment Account shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (h). The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Permitted Investments maturing prior to the last day of the applicable Interest Periods of the Eurodollar Borrowings to be prepaid; provided, however, that
(i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Borrowings on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments, the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested as specified above. If the maturity of the Loans has been accelerated pursuant to Article VIII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations. The Borrower hereby grants to the Administrative Agent, for its benefit and the benefit of the Issuing Lender and the Lenders, a security interest in the Prepayment Account to secure the Obligations.

     SECTION 2.14. Reserve Requirements; Change in Circumstances.
(a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or the Issuing Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any Letter of Credit reimbursement obligations, Fees or other amounts payable hereunder (other than changes in respect of income and franchise taxes imposed on such Lender or the Issuing Lender by the jurisdiction in which such Lender or the Issuing Lender is organized or has its principal office or by any political subdivision or taxing authority thereof or therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender or the Issuing Lender (except any such reserve requirement that is reflected in the Adjusted LIBO Rate or in the Alternate Base Rate) or shall impose on such Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit issued hereunder, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Lender to be material, then the Borrower shall pay to such Lender or the Issuing Lender following receipt of a certificate of such Lender or the Issuing Lender to such effect in accordance with
Section 2.14(c) such additional amount or amounts as will compensate such Lender or the Issuing Lender on an after-tax basis for such additional costs incurred or reduction suffered.

     (b) If any Lender or the Issuing Lender shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or the Issuing Lender or any Lender's or the Issuing Lender's holding company with any request or directive regarding capital adequacy issued under any law, rule, regulation or guideline (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or the Issuing Lender's capital or on the capital of such Lender's or the Issuing Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or the Letters of Credit issued by the Issuing Lender pursuant hereto to a level below that which such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or the Issuing Lender's policies and the policies of such Lender's or the Issuing Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Lender to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company on an after-tax basis for any such reduction suffered. Notwithstanding any other provision in this paragraph (b), no Lender or the Issuing Lender shall be entitled to demand compensation pursuant to this paragraph (b) if it shall not be the general practice of such Lender or the Issuing Lender, as applicable, to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

     (c) A certificate of each Lender or the Issuing Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or the Issuing Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, and setting forth in reasonable detail an explanation of the basis of requesting such compensation in accordance with paragraph (a) or (b) above, including calculations in reasonable detail, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender or the Issuing Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

     (d) Failure on the part of any Lender or the Issuing Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand compensation with respect to such period or any other period, except that no Lender or the Issuing Lender shall be entitled to compensation under this Section 2.14 for any costs incurred or reduction suffered with respect to any date unless such Lender or the Issuing Lender, as applicable, shall have notified the Borrower that it will demand compensation for such costs or reductions under paragraph (c) above, not more than six months after the later of (i) such date and (ii) the date on which such Lender or the Issuing Lender, as applicable, shall have become aware of such costs or reductions. The protection of this Section 2.14 shall be available to each Lender or the Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

     (e) Each Lender and the Issuing Lender will, at the request of the Borrower, designate a different lending office if such designation (i) will avoid the need for, or minimize the amount of, any compensation to which such Lender or the Issuing Lender is entitled pursuant to this Section 2.14 and (ii) will not, in the sole judgment of such Lender or the Issuing Lender, be otherwise disadvantageous to such Lender or the Issuing Lender, as the case may be.

     SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

          (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

          (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

If any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

     (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

     SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (b) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03 or 2.10, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender of (a) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (assumed to be the Adjusted LIBO Rate applicable thereto) for the period from and including the date of such payment, prepayment, conversion or failure to borrow, convert or continue to but excluding the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan that would have commenced on the date of such failure) over (b) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section
2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

     SECTION 2.17. Pro Rata Treatment. Except as required under
Section 2.15 or as provided in Section 2.13(f)(ii), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each payment of the LC Fees, each reduction of the Funded Term Loan Commitments, the Unfunded Term Loan Commitments, the Revolving Credit Commitments or the Acquisition Loan Commitments and each refinancing of any Borrowing with, conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their applicable outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing, computed in accordance with Section 2.01, to the next higher or lower whole dollar amount.

     SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or LC Exposure or KPR LC Exposure as a result of which the unpaid principal portion of its Loans, its LC Exposure or its KPR LC Exposure shall be proportionately less than the unpaid principal portion of the Loans of any other Lender or any other Lender's LC Exposure or KPR LC Exposure, such Lender shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender or the LC Exposure or KPR LC Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans, LC Exposure and KPR LC Exposure and participation in Loans, LC Exposure and KPR LC Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans, LC Exposure and KPR LC Exposure then outstanding as the principal amount of such Lender's Loans, LC Exposure and KPR LC Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans, LC Exposure and KPR LC Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section
2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan, LC Exposure or KPR LC Exposure deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

     SECTION 2.19. Payments. (a) Except as provided in Section 2.05(c) and (e), the Borrower shall make (and the Administrative Agent shall have received evidence that the Borrower has made) each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in dollars to the Administrative Agent (for the account of the Administrative Agent, the Issuing Lender or the Lenders, as the case may be), at its offices at 270 Park Avenue, New York, New York, in immediately available funds. The Administrative Agent shall promptly remit in dollars to the Administrative Agent, the Issuing Lender or the Lenders, as the case may be, its share of such payments received by the Administrative Agent.

     (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     SECTION 2.20. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.19, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Administrative Agent, the Managing Agent, the Issuing Lender or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity being called a Transferee )) and franchise taxes imposed on the Administrative Agent, the Managing Agent, the Issuing Lender or any Lender (or Transferee), in each case by the United States or any jurisdiction under the laws of which the Administrative Agent, the Managing Agent, the Issuing Lender or any such Lender (or Transferee) is organized or has its principal office or lending office or any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as Taxes ). If any Taxes are required to be deducted from or in respect of any sum payable hereunder to any Lender (or any Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) such Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this paragraph (a) than such Lender would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred unless (x) such assignment, participation or transfer shall have been made at a time when the circumstances (including a Change of Law as defined in Section 2.20(f)) giving rise to such greater payment did not exist or had not yet occurred or (y) such assignment, participation or transfer shall have been at the request of the Borrower.

     (b) In addition, the Borrower agrees to pay any current or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as Other Taxes ).

     (c) The Borrower will indemnify each Lender (or Transferee), the Administrative Agent, the Managing Agent and the Issuing Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes on amounts payable under this Section 2.20) paid by such Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority; provided, however, that the Borrower shall not indemnify any Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender for Taxes, penalties, additions to tax, interest and expenses arising as a result of its own wilful misconduct or gross negligence. Such indemnification shall be made within 30 days after the date any Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender, as the case may be, makes written demand therefor and provides the Borrower with either a copy of any assessment thereof from the relevant taxing authority (deleting any confidential information contained therein) or proof of payment of a tax for which the Borrower is liable hereunder. If a Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender shall become aware that it is entitled to receive a refund (including interest and penalties, if any) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.20, it shall promptly notify the Borrower of the availability of such refund (including interest and penalties, if any) and shall, within 30 days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense. If any Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender receives a refund (including interest and penalties, if any) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this
Section 2.20, it shall promptly notify the Borrower of such refund and shall, within 15 days of receipt, repay such refund to the Borrower (but only to the extent of amounts that have been paid by the Borrower under this Section 2.20 with respect to such refund and not reimbursed), net of all out-of-pocket expenses of such Lender, the Administrative Agent, the Managing Agent or the Issuing Lender and without any interest (other than the interest, if any, included in such refund); provided, however, that the Borrower, upon the request of such Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender if such Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender is required to repay such refund. The Borrower shall return such refund within 30 days after such Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender provides the Borrower with a copy of any notice or assessment from the relevant taxing authority (deleting any confidential information contained therein) requiring repayment of such refund. Nothing contained in this paragraph (c) shall require any Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing
Lender to make available any of its tax returns (or any other information relating to its taxes that it deems to be confidential).

     (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender, the Borrower will furnish to the Administrative Agent, such Lender (or Transferee), the Managing Agent or the Issuing Lender, at its respective address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender, as the case may be.

     (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.20 shall survive the payment in full of the principal of and interest on all Loans made hereunder until the expiration of the relevant statute of limitations.

     (f) Each of the Administrative Agent, the Issuing Lender and any Lender (or Transferee) that is not incorporated or otherwise formed under the laws of the United States of America or a state thereof (a Non-U.S. Person ) agrees that, within one month after the Closing Date or, if later, the date it becomes a Lender (or Transferee), the Administrative Agent or the Issuing Lender hereunder, it will deliver to each of the Borrower and the Administrative Agent one duly completed copy of United States Internal Revenue Service Form 1001 or 4224 or any successor applicable form (a Form 1001 or Form 4224 ) certifying in each case that such Lender (or Transferee), the Administrative Agent or the Issuing Lender is entitled to receive payments hereunder payable to it without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof, as the case may be, or, in the case of any Lender (or Transferee) exempt from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, a Form W-8 or any successor applicable form (a Form W-8 ) together with a statement under penalty of perjury that such Lender is not a "bank" under Section 881(c)(3) of the Code. Each of the Administrative Agent, the Issuing Lender or any Lender (or Transferee) that delivers to the Borrower and the Administrative Agent a Form 1001, 4224 or W-8 pursuant to the immediately preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent further copies of such Form 1001, 4224 or W-8, as the case may be, or other manner of certification reasonably satisfactory to the Borrower on or before the date that any such form or certification expires or becomes obsolete or of the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower or the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, certifying that such Agent, Issuing Lender or Lender (or Transferee), as the case may be, is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes or subject to a reduced rate thereof, or exempt from United States federal withholding tax on interest pursuant to Sections 871(h) or 881(c) of the Code, as the case may be. If at any time there has occurred, on or prior to the date on which any delivery of such Form 1001, 4224 or W-8, as the case may be, would otherwise be required, any change in law, rule, regulation, treaty, convention or directive, or any change in the interpretation or application of any thereof ( Change of Law ), that renders all such forms inapplicable or which would prevent such Agent, Issuing Lender or Lender (or Transferee), as the case may be, from duly completing and delivering any such form or certification with respect to it, such Agent, Issuing Lender or Lender (or Transferee), as the case may be, shall advise the Borrower that it shall be subject to withholding of United States Federal income tax at the full statutory rate. A Non-U.S. Person shall be required to furnish a Form 1001, 4224 or W-8 only if it is entitled to claim an exemption from or reduced rate of withholding. Each of the Administrative Agent, the Issuing Lender and any Lender that is a Non-U.S. Person and that is a party hereto as of the Closing Date hereby represents and warrants that, as of the Closing
Date, payments made to it hereunder are exempt from the withholding of United States Federal income taxes (i) because such payments are effectively connected with a United States trade or business conducted by such Non-U.S. Person; (ii) pursuant to the terms of an income tax treaty between the United States and such Non-U.S. Person's country of residence; or (iii) because such payments are portfolio interest exempt pursuant to Sections 871(h) or 881(c) of the Code. Notwithstanding any provision of paragraph (a) above to the contrary, the Borrower shall not have any obligation to pay any Taxes or Other Taxes or to indemnify any Lender (or Transferee), the Administrative Agent or the Issuing Lender for such Taxes or Other Taxes pursuant to this Section 2.20 to the extent that such Taxes or Other Taxes result from (i) the failure of any Lender (or Transferee), the Administrative Agent, or the Issuing Lender to comply with its obligations pursuant to this paragraph (f) or (ii) any representation made on Form 1001, 4224 or W-8 or successor applicable form or certification by any Lender (or Transferee), the Administrative Agent or the Issuing Lender incurring such Taxes or Other Taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made.

     (g) Any of the Administrative Agent, the Managing Agent, the Issuing Lender or any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.20 shall use reasonable efforts (consistent with legal and regulatory restrictions) (including reasonable efforts to change the jurisdiction of its applicable lending office) to avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue, provided that such efforts would not, in the sole determination of such Lender (or Transferee), the Administrative Agent, the Managing Agent or Issuing Lender, as the case may be, be otherwise disadvantageous to such Lender (or Transferee), the Administrative Agent, the Managing Agent or the Issuing Lender.

     (h) If any Lender (or Transferee) changes its applicable lending office as provided in Section 2.14(e), such Lender (or Transferee) shall not be entitled to receive any greater payment under this Section 2.20 than such Lender (or Transferee) would have been entitled to receive had such change not occurred, unless (i) such greater payment rises as a result of a Change in Law occurring after the date of such change in applicable lending office or (ii) such change in applicable lending office shall have been made at the request of the Borrower.

     SECTION 2.21. Assignment of Commitments under Certain Circumstances. If (a) any Lender (i) shall have delivered a notice or certificate pursuant to Section 2.14, (ii) shall become subject to the provisions of Section 2.15 or (iii) shall fail or refuse to fund its portion of any Loan for any reason other than the failure of the Borrower to satisfy the conditions precedent to the making of such Loan hereunder, (b) the Borrower shall be required to make additional payments to any Lender under Section
2.20 or (c) any Lender shall fail or refuse, for any reason, to approve any amendment, waiver or consent hereunder that has been approved by Lenders holding more than 85% of the aggregate principal amount of (i) the Loans at such time, (ii) the LC Exposure at such time and (iii) the aggregate unused Commitments at such time, the Borrower shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 10.04(b)), and such Lender hereby agrees to transfer and assign to such assignee without recourse (in accordance with and subject to the restrictions contained in
Section 10.04(b)) all its interests, rights and obligations under this Agreement; provided, however, that (A) no such assignment shall conflict with any law or any rule, regulation or order of any Governmental Authority, (B) such assignee shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of the Loans made by such Lender hereunder, (C) in the case of an assignment pursuant to clause
(c) above, the Borrower must exercise its right to replace such Lender within 90 days of such Lender's failure to approve the applicable amendment, waiver or consent, as applicable, and (D) the Borrower shall pay to the affected Lender in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.


                               ARTICLE III

                            Letters of Credit

     SECTION 3.01. Issuance of Letters of Credit. (a) The Issuing Lender agrees, on the terms and subject to the conditions hereinafter set forth, to issue Letters of Credit, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, appropriately completed, for the account of the Borrower, at any time and from time to time on and after the Closing Date until the earlier of the LC Maturity Date and the termination of the LC Commitment in accordance with the terms hereof; provided, however, that except in the case of the KPR Letter of Credit, any Letter of Credit shall be issued by the Issuing Lender only if, and each request by the Borrower for the issuance of any Letter of Credit shall be deemed a representation and warranty of the Borrower that, immediately following the issuance of any such Letter of Credit, (i) the LC Exposure shall not exceed the LC Commitment in effect at such time and (ii) the Revolving Credit Utilization at such time shall not exceed the aggregate Revolving Credit Commitments at such time.

     (b) Each Letter of Credit shall expire no later than the LC
Maturity Date, and the KPR Letter of Credit shall expire no later than January 31, 1996. Each Letter of Credit shall provide for payments of drawings in dollars.

     (c) Each issuance of any Letter of Credit shall be made on at least two Business Days' prior written or facsimile notice from the Borrower to the Issuing Lender and the Administrative Agent (which shall give prompt notice thereof to each Participating Lender) specifying the date of issuance, the date on which such Letter of Credit is to expire (which shall not be later than the earlier of (i) the LC Maturity Date and
(ii) subject to extension, 360 days, in the case of Standby Letters of Credit, and 180 days, in the case of Commercial Letters of Credit, after the date of any such Letter of Credit), the amount of such Letter of Credit, the name and address of the beneficiary of such Letter of Credit and such other information as may be necessary or desirable to complete such Letter of Credit. The Issuing Lender will give the Administrative Agent and the Administrative Agent will give to each Participating Lender reasonably prompt notice of the issuance and amount of each Letter of Credit and the expiration of each Letter of Credit.

     (d) Notwithstanding the foregoing provisions of this Section 3.01, the Issuing Lender shall issue the KPR Letter of Credit on the Closing Date provided that the Borrower has given the Issuing Lender and the Administrative Agent at least two Business Days' prior written or facsimile notice thereof. The Issuing Lender shall have no obligation to issue the KPR Letter of Credit on any date other than the Closing Date.

     SECTION 3.02. Participation; Unconditional Obligations. (a) By the issuance of a Letter of Credit and without any further action on the part of the Issuing Lender or the Participating Lenders in respect thereof, the Issuing Lender grants to each Participating Lender, and each Participating Lender agrees to acquire from the Issuing Lender, a participation in such Letter of Credit equal to such Participating Lender's Applicable Percentage of the face amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Participating Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, on behalf of the Issuing Lender, in accordance with Section 2.02(f), such Participating Lender's Applicable Percentage of each LC Disbursement made by the Issuing Lender; provided, however, that the Participating Lenders shall not be obligated to make any such payment to the Issuing Lender with respect to any wrongful payment or disbursement made under any Outstanding Letter of Credit as a result of the gross negligence or wilful misconduct of the Issuing Lender.

     (b) Each Participating Lender acknowledges and agrees that its obligation to acquire participations pursuant to paragraph
(a) of this Section 3.02 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     SECTION 3.03. LC Fees. The Borrower agrees to pay to the Administrative Agent for the account of the Participating Lenders for each calendar quarter (or shorter period commencing with the date hereof or ending with the first date on which the LC Commitment shall have expired or been terminated and there shall be no Outstanding Letters of Credit) fees (the LC Fees ) equal to the LIBOR Spread in effect from time to time multiplied by the average daily aggregate face amount of the Outstanding Letters of Credit. The LC Fees shall be computed on the basis of the actual number of days elapsed over a year of 360 days and shall be paid in arrears on the last day of March, June, September and December of each year, commencing December 31, 1995, and on the LC Maturity Date (or, if earlier, the first date on which the LC Commitment shall have expired or been terminated and there shall be no Outstanding Letters of Credit), commencing on the first such date following the Closing Date. Once paid, the LC Fees shall not be refundable in any circumstances (other than corrections of error in payment).

     SECTION 3.04. Agreement To Repay LC Disbursements. (a) If the Issuing Lender shall pay any draft presented under a Letter of Credit other than the KPR Letter of Credit, the Borrower shall pay to the Administrative Agent, on behalf of the Issuing Lender, an amount equal to the amount of such draft before 11:00 a.m., New York City time, on the Business Day on which the Issuing Lender shall have notified the Borrower that payment of such draft will be made (or such later time as is not later than one hour after the Borrower shall have received such notice or, if the Borrower shall have received such notice later than 4:00 p.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day). The Administrative Agent will promptly pay any such amounts received by it to the Issuing Lender. If, after the payment of any such amount to the Issuing Lender, the Issuing Lender shall not pay such amount in respect of such draft, the Issuing Lender shall return to the Administrative Agent, for the account of the Borrower, any such unpaid amount, together with interest thereon accrued at the Federal Funds Effective Rate then in effect from and including the date such amount was paid by the Borrower to the Administrative Agent to but excluding the date such amount was repaid by the Issuing Lender to the Administrative Agent. If the Issuing Lender shall pay any draft presented under the KPR Letter of Credit, the Participating Lenders shall reimburse the Issuing Lender therefor by making payment to the Administrative Agent in accordance with Section 2.02(f).

     (b) The Borrower's obligation to repay the Issuing Lender for LC Disbursements made by the Issuing Lender under the Outstanding Letters of Credit shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of, without limitation, the following:
          (i) any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, setoff, defense or other right that the Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Lender, the Administrative Agent or any other Lender or any other Person (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or wilful misconduct of the Issuing Lender) in connection with this Agreement or any other agreement or transaction;

          (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that payment by the Issuing Lender under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or wilful misconduct of the Issuing Lender;

          (iv) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or wilful misconduct of the Issuing Lender; and

          (v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing, provided that such circumstance shall not have been the result of the gross negligence or wilful misconduct of the Issuing Lender.

      It is understood that in making any payment under a Letter of Credit (A) the Issuing Lender's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (B) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in each case, not be deemed wilful misconduct or gross negligence of the Issuing Lender.

     SECTION 3.05. Letter of Credit Operations. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under an Outstanding Letter of Credit to ascertain that the same appear on their face to be in conformity with the terms and conditions of such Outstanding Letter of Credit. The Issuing Lender shall as promptly as possible, but in no event later than two hours after such demand for payment, give oral notification, confirmed by facsimile notice, to the Administrative Agent and the Borrower of such demand for payment and shall as promptly as possible, but in no event later than two hours prior to any payment in respect of such demand, give oral notification, confirmed by facsimile notice, to the Administrative Agent and the Borrower of the determination by the Issuing Lender as to whether such demand for payment was in accordance with the terms and conditions of such Outstanding Letter of Credit and whether the Issuing Lender has made or will make an LC Disbursement thereunder, provided that the failure to give such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender with respect to any such LC Disbursement, and the Administrative Agent shall promptly give each Participating Lender notice thereof.

     SECTION 3.06. Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Participating Lenders holding participations in Outstanding Letters of Credit representing at least 51% of the aggregate undrawn amount of all Outstanding Letters of Credit) therefor, deposit in an account with the Collateral Agent, for the benefit of the Participating Lenders, an amount in cash equal to the sum of the LC Exposure and the KPR LC Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (a) automatically be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements, (b) be held for the satisfaction of the reimbursement obligations of the Borrower for the then-outstanding LC Exposure and (c) if the maturity of the Loans has been accelerated (but subject to the consent of Participating Lenders holding participation in Outstanding Letters of Credit representing at least 51% of the aggregate undrawn amount of all Outstanding Letters of Credit), such amount (to the extent not applied as aforesaid) shall be applied to satisfy the Obligations. Any cash collateral provided by the Borrower hereunder (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived in accordance with the terms hereof.

     SECTION 3.07. Termination of LC Commitment. The Borrower may permanently terminate, or from time to time in part permanently reduce, the LC Commitment, in each case upon at least three Business Days' prior written or facsimile notice to the Administrative Agent and the Issuing Lender, provided that (a) after giving effect to such termination or reduction, the LC Commitment shall not be less than the LC Exposure at such time or greater than the aggregate Revolving Credit Commitments at such time and (b) no reduction of the LC Commitment shall have the effect of reducing the Revolving Credit Commitment of any Lender.


     SECTION 3.08. Issuing Lender Fees. (a) The Borrower shall pay to the Issuing Lender, for its own account, such commissions, issuance fees, amendment fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and the Issuing Lender shall agree. The Issuing Lender shall, upon the Borrower's request, provide the Borrower with a schedule of such charges from time to time.

     (b) The Borrower shall pay to the Issuing Lender, for its own account, a fronting fee on the average daily aggregate maximum amount available to be drawn (assuming compliance with all conditions to drawing) under all Outstanding Letters of Credit at the rate of 1/4 of 1% per annum, payable in arrears on the last day of March, June, September and December of each year, commencing December 31, 1995, and on the LC Maturity Date.

     SECTION 3.09. Resignation or Removal of Issuing Lender. (a) The Issuing Lender may, subject to the appointment of a successor Issuing Lender hereunder, resign at any time by giving at least 180 days' prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Lender, the Administrative Agent and the Lenders. The Borrower shall use commercially reasonable efforts to appoint a successor Issuing Lender within 180 days after receipt from the Issuing Lender of a notice of resignation contemplated by the preceding sentence. Upon any such removal, the Borrower shall (within 180 days after such notice of removal) either appoint a Lender (with the consent of such Lender) as successor, or (subject to the proviso contained in
Section 3.07) terminate the unutilized LC Commitment; provided, however, that, if the Borrower elects to terminate the unutilized LC Commitment, the Borrower may at any time thereafter that the Revolving Credit Commitments are in effect reinstate by notice to the Administrative Agent and the Lenders the LC Commitment in connection with the appointment of a successor Issuing Lender. Subject to paragraph (b) below, upon the acceptance of any appointment as Issuing Lender hereunder by a successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to
Section 2.05(e). The acceptance of any appointment as Issuing Lender hereunder by a successor issuing bank shall be evi-denced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor shall be a party hereto and have all the rights and obligations of the Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the Issuing Lender shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.

     (b) After the resignation or removal of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

     SECTION 3.10. Existing Letters of Credit. On the Closing Date, each letter of credit issued pursuant to the Existing Credit Agreement and then remaining outstanding shall be deemed to have been issued hereunder and to constitute a Letter of Credit for all purposes hereof and, in furtherance of the foregoing, the Issuing Lender hereby grants to each Participating Lender, and each Participating Lender hereby agrees to acquire from the Issuing Lender, a participation in each such letter of credit equal to such Participating Lender's Applicable Percentage of the face amount of such letter of credit, effective on the Closing Date. The Issuing Lender will give the Administrative Agent and the Administrative Agent shall give each Participating Lender the notice contemplated by the last sentence of Section 3.01(c) with respect to such letters of credit promptly following the Closing Date. By executing this Agreement, the Issuing Lender agrees that on the Closing Date the lenders under the Existing Credit Agreement that acquired participations in such letters of credit issued pursuant to the Existing Credit Agreement that are deemed to constitute Letters of Credit hereunder shall be released from all further obligations and liabilities with respect thereto, other than liabilities that accrued prior to the Closing Date.


                               ARTICLE IV

                     Representations and Warranties

     The Borrower represents and warrants to each of the Lenders, the Administrative Agent and the Issuing Lender that:

     SECTION 4.01. Organization; Powers. Each of the Borrower and the Subsidiaries (a) is a corporation, limited liability corporation or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business and in good standing in every jurisdiction where such qualification is required (after giving effect to the KPR Acquisition), except where the failure so to qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Transaction Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of Borrower, to borrow hereunder.

     SECTION 4.02. Authorization. The execution, delivery and performance by the Borrower and each Subsidiary Guarantor of each of the Transaction Documents to which it is a party, the borrowings hereunder, the creation of the security interests contemplated by the Security Documents, the termination of the Existing Credit Agreement and all agreements related thereto and the repayment of all amounts outstanding thereunder and the other transactions contemplated by the Transaction Documents (including the KPR Acquisition) (all the foregoing, collectively, the Transactions ) (a) have been duly authorized by all action necessary under the organizational documents of the Borrower and each Subsidiary Guarantor and, if required, stockholder, partner or member action, as applicable, and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the Certificate of Incorporation or other constitutive documents or By-laws of the Borrower or any Subsidiary, except where the violation could not reasonably be expected to result in a Material Adverse Effect, (B) any order of any Governmental Authority or (C) any provision of any indenture or other material agreement or instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property (including the Mortgaged Properties) or assets is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or instrument or
(iii) result in the creation or imposition of any Lien (other than any Lien created under the Security Documents) upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary.

     SECTION 4.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Transaction Document to which the Borrower or any Subsidiary Guarantor is a party when executed and delivered by it will constitute, a legal, valid and binding obligation of the Borrower or such Subsidiary Guarantor, as the case may be, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     SECTION 4.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required to be made or obtained by the Borrower or any Subsidiary in connection with the Transactions, except such as have been made or obtained and are in full force and effect and other than filings, recordings and approvals (i) to record deeds and leases with respect to real properties, (ii) to record and/or perfect the security interest created by the Security Documents and (iii) to record a leasehold memorandum, if currently unrecorded, in respect of any leasehold interest to which a Leasehold Mortgage relates.

     SECTION 4.05. Financial Statements. (a) The unaudited pro forma consolidated balance sheet of the Borrower and the Subsidiaries as of the Closing Date (including the notes thereto) (the Pro Forma Balance Sheet ), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Transactions (including the KPR Acquisition and the Borrowings under this Agreement contemplated to be made on the Closing Date) and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum, is based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated consolidated financial position of the Borrower and the Subsidiaries as of the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at the Closing Date.

     (b) The Borrower has heretofore furnished to the Lenders consolidated financial statements of the KPR Partnership as of and for the fiscal years ended December 26, 1992, January 1, 1994 and December 31, 1994, audited by and accompanied by the opinion of Deloitte & Touche, LLP, independent public accountants and accompanied by management discussion and analysis relating thereto, and an income statement for the interim period ended October 7, 1995. Such financial statements present fairly the financial condition and results of operations of the KPR Partnership and its consolidated subsidiaries as of such dates and for such periods. Such financial statements and the notes thereto disclose all material liabilities required under GAAP to be disclosed, direct or contingent, of the KPR Partnership and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

     (c) The Borrower has heretofore furnished to the Lenders consolidated financial statements of the Borrower and its consolidated subsidiaries as of and for the fiscal year ended December 31, 1994, audited by and accompanied by the opinion of Coopers & Lybrand, LLP, independent public accountants. Such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated subsidiaries as of such date and for such period. Such financial statements and the notes thereto disclose all material liabilities required under GAAP to be disclosed, direct or contingent, of the Borrower and its consolidated subsidiaries as of the date thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

     (d) The Borrower has heretofore furnished to the Lenders consolidated financial statements of TNT as of and for the fiscal years ended August 31, 1993, August 31, 1994 and August 31, 1995, audited by and accompanied by the opinion of a firm of nationally recognized independent public accountants and accompanied by management discussion and analysis relating thereto. Such financial statements present fairly the financial condition and results of operations of TNT and its consolidated subsidiaries as of such dates and for such periods. Such financial statements and the notes thereto disclose all material liabilities required under GAAP to be disclosed, direct or contingent, of TNT and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

     SECTION 4.06. No Material Adverse Change. There has been no material adverse change in the business, assets, operations, properties, financial condition or contingent liabilities of the Borrower and the Subsidiaries, taken as a whole, since January 1, 1995, other than any such change that could result from the KPR Litigation.

     SECTION 4.07. Title to Properties; Possession Under Leases.
(a) After giving effect to the consummation of the KPR Acquisition, on the Closing Date: each of the Borrower and the Subsidiaries will have good and marketable title to, or valid leasehold interests in, all its material properties and assets (including each Mortgaged Property); all such material properties and assets shall be free and clear of Liens, other than Liens expressly permitted by Section 7.02; and no material portion of any Mortgaged Property shall be subject to any lease, license, sublease or other agreement granting to any Person any right to use, occupy or enjoy the same, except as set forth on
Schedule 4.07(a).

     (b) After giving effect to the consummation of the KPR
Acquisition, on the Closing Date, (i) all material leases shall be in full force and effect and (ii) the Borrower and the Subsidiaries shall enjoy peaceful and undisturbed possession under all such material leases under which it is tenant.

     (c) Except as set forth on Schedule 4.07(c), neither the Borrower nor any Subsidiary has received any notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any material properties or assets to be acquired in connection with the KPR Acquisition, or any sale or disposition thereof in lieu of condemnation.

     (d) Neither the Borrower nor any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged
Property or any interest therein.

     SECTION 4.08. Subsidiaries. Schedule 4.08 sets forth all the subsidiaries of the Borrower as of the Closing Date and the percentage ownership of the Borrower therein.

     SECTION 4.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 4.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property, assets or rights of any such Person (i) that involve any Transaction Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

     (b) Except as set forth on Schedule 4.09, none of the Borrower, any Subsidiary or any of their respective properties or assets, are in violation of, nor will the continued operation of their properties and assets violate any law, rule, regulation or statute (including any zoning, building, Environmental and Safety Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property or in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

     (c) The issuance of the Letters of Credit will not violate any applicable law or regulation or violate or be prohibited by any judgment, writ, injunction, decree or order of any Governmental Authority.

     (d) Certificates of occupancy and permits (or other documents expressly provided for under applicable law in lieu thereof) are in effect for each Mortgaged Property as currently constructed.

     SECTION 4.10. Federal Reserve Regulations. (a) None of the
Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     (b) No part of the proceeds of any Letter of Credit or any Loan will be used by the Borrower or any Subsidiary, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or is inconsistent with, the provisions of the Regulations of the Board, including Regulations G, U and X.

     SECTION 4.11. Investment Company Act; Public Utility Holding Company Act. None of the Borrower or any Subsidiary (a) is an investment company as defined in, or is subject to regulation under, the Investment Company Act of 1940 or (b) is a holding company as defined in, or is subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 4.12. Use of Proceeds. The Borrower will use the
Letters of Credit and the proceeds of the Loans only for the purposes specified in the preamble to this Agreement.

     SECTION 4.13. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state and material local tax returns required to have been filed by it or with respect to it and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it or with respect to it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP. Each of the Borrower and the Subsidiaries has filed or made adequate provision in accordance with GAAP on its books for any taxes payable by it in connection with the Transactions (including, without limitation, any such taxes payable in respect of indemnities).

     SECTION 4.14. No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower or any of the Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, did not contain, does not contain and will not contain any material misstatement of fact and did not omit, does not omit and will not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date such projections and pro forma financial information were furnished by the Borrower. Such pro forma financial information was prepared in accordance with GAAP applied on a basis consistent with the financial statements referred to in Section 4.05(c).

     SECTION 4.15. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. Except as set forth on Schedule 4.15, no Reportable Event has occurred in respect of any Plan of the Borrower or any ERISA Affiliate. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan and calculated on an ongoing basis) did not, as of the last annual valuation date applicable thereto, exceed by more than $19,000,000 (or, in the event of an increase in the underfunding of such Plan solely as a result of a change after the date hereof in any discount rate applicable to such Plan, $23,000,000) the value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed by more than $19,000,000 (or, in the event of an increase in the underfunding of such Plan solely as a result of a change after the date hereof in any discount rate applicable to such Plans, $23,000,000) the value of the assets of all such underfunded Plans. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that materially adversely affects the financial condition of the Borrower and its ERISA Affiliates, taken as a whole. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result in an increase in the contributions required to be made to such Plan that would materially adversely affect the financial condition of the Borrower and its ERISA Affiliates, taken as a whole.

     SECTION 4.16. Environmental and Safety Matters. (a) After giving effect to the KPR Acquisition, each of the Borrower and the Subsidiaries is in compliance with all Environmental and Safety Laws, with the exceptions of instances that will not in the aggregate result in any Material Adverse Effect.

     (b) Except as set forth on Schedule 4.16(b), (i) none of the Borrower or any Subsidiary has received notice of any failure to comply with Environmental and Safety Laws except for any such failure to comply that has been remedied or that, together with all other such failures, could not reasonably be expected to result in a Material Adverse Effect; (ii) after giving effect to the KPR Acquisition, the Borrower's and the Subsidiaries' plants and facilities do not use, manage, treat, store or dispose of any Hazardous Substances in violation of any Environmental and Safety Laws in any material respect; (iii) after giving effect to the KPR Acquisition, all material licenses, permits or registrations (or any extensions thereof) required under any Environmental and Safety Law for the business of the Borrower and the Subsidiaries as conducted or as contemplated by the KPR Purchase Agreement have been obtained and each of the Borrower and the Subsidiaries is in compliance therewith in all material respects; and (iv) neither the Borrower nor any Subsidiary is in non-compliance with, breach of or default under any applicable writ, order, judgment, injunction or decree where such noncompliance, breach or default will materially and adversely affect the ability of the Borrower or any Subsidiary, as applicable, to operate any real property owned or leased by it, and, to the best knowledge of the Borrower, no event has occurred and is continuing that, with the passage of time or the giving of notice or both, will constitute such noncompliance, breach or default thereunder.

     (c) Except as set forth on Schedule 4.16(c), (i) no Hazardous Substance has been Released at, on or under any property owned, leased or operated by the Borrower or any Subsidiary during the period of Borrower's or any Subsidiary's ownership, lease or operation of such property, or to the knowledge of the Borrower at any time previous to such ownership, lease or operation, under conditions that (1) require remedial action under applicable Environmental and Safety Laws and (ii) could reasonably be expected to result in any material liability on the part of the Borrower or any Subsidiary, individually or collectively, (ii) neither the Borrower nor any Subsidiary, to the best knowledge of the Borrower and the Subsidiaries, transported or arranged for the transportation of any Hazardous Substances to any site listed, or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar state or foreign list of sites requiring investigation or cleanup and
(iii) the Borrower is not aware of any event, condition or circumstance involving environmental pollution or contamination, or employee safety or health relating to the use or handling of, or exposure to, Hazardous Substances, that could reasonably be expected to result in any material liability on the part of the Borrower or any Subsidiary, individually or collectively.

     SECTION 4.17. Solvency. After giving effect to the Transactions to occur on the Closing Date, (a) each of (i) the Borrower and the Subsidiaries on a consolidated basis, (ii) the Borrower and (iii) the Subsidiaries individually, is Solvent and
(b) none of the Borrower or the Subsidiaries intends to, nor do they believe that they will, incur debts beyond their ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by them and the amounts to be payable on or in respect of their obligations).

     SECTION 4.18. Employment and Management Agreements. Except as disclosed on Schedule 4.18, as of the Closing Date there are no (a) employment agreements covering management employees of the Borrower or any Subsidiary or other material agreements relating to the compensation of management employees (including the issuance of securities of the Borrower or any Subsidiary to management employees), (b) agreements for management or consulting services to which the Borrower or any Subsidiary is a party or by which any of them is bound or (c) collective bargaining agreements or other labor agreements covering any of the employees of the Borrower or any Subsidiary.

     SECTION 4.19. Capitalization. (a) As of the Closing Date, the authorized capital stock of the Borrower consists of 20,000,000 shares of common stock and 4,000,000 shares of preferred stock.

     (b) As of the Closing Date and after giving effect to the Transactions, the authorized partnership interests of the KPR Partnership consist of limited partnership interests owned by FBA Investments Corporation and a general partnership interest owned by RKR-GP, Inc., all of which will be issued and outstanding. As of the Closing Date and after giving effect to the Transactions, the Borrower will own and control, directly or indirectly, of record and beneficially, 100% of each class of outstanding partnership interests of the KPR Partnership, free and clear of all adverse claims or Liens (other than any Lien under the Security Documents).

     (c) Except as set forth on Schedule 4.19(c), as of the Closing Date there are, and thereafter there will be, no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights) or other agreements or commitments (including pursuant to management or employee stock plan or similar plan) of any nature relating to any capital stock or partnership interests of any Subsidiary.

     SECTION 4.20. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and proceeds thereof and, when the Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrower and the Subsidiary Guarantors in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person.

     (b) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and proceeds thereof, and when financing statements in appropriate form are filed in the offices specified on Schedule 4.20, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Subsidiary Guarantors in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

     (c) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Subsidiary Guarantors' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and, when the Mortgages are filed in the offices specified on Schedule 1.01(c), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrower and the Subsidiary Guarantors in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 7.02.

     (d) The Trademark Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Trademark Security Agreement) and the proceeds thereof, and upon the filing of assignment statements with the United States Patent and Trademark Office, together with financing statements in appropriate form filed in the offices specified on Schedule 4.20, the Trade-mark Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right title and interest of the Borrower and the Subsidiary Guarantors in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

     (e) The Collateral Assignment is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable assignment of, transfer of all right, title and interest of the Borrower and the Subsidiary Guarantors in, and security interest in, the Assigned Contracts (as defined in the Collateral Agreement) and proceeds thereof, and when financing statements in appropriate form are filed in the offices specified on Schedule 4.20, the Collateral Assignment shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Subsidiary Guarantors in such Assigned Contracts and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.02.

     SECTION 4.21. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the Borrower's knowledge, threatened. The hours worked by and payment made to employees of the Borrower and each Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, where such violations could reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound on the Closing Date.

     SECTION 4.22. Location of Real Property and Leased Premises.
(a) Schedule 4.22(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower or the applicable Subsidiary own in fee all the real property set forth on Schedule 4.22(a).

     (b) Schedule 4.22(b) lists completely and correctly as of the Closing Date all real property leased or subleased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower or the applicable Subsidiary has a valid lease or sublease in all the real property set forth on Schedule 4.22(b).

     SECTION 4.23. Insurance. Each of the Borrower and the Subsidiaries maintains with financially sound insurance companies insurance on all its properties in at least such amounts and against at least such risks (but, including in any event, all-risk casualty, public liability, product liability and business interruption) as are usually insured against in the same general geographic area by companies engaged in the same or similar business.

     SECTION 4.24. Delivery of Documents. (a) The Borrower has previously made available to the Administrative Agent true, correct and complete copies of all real property leases or subleases, easement agreements, option agreements and other agreements, instruments and documents (whether or not recorded) that encumber or otherwise affect the real property listed on Schedules 4.22(a) and 4.22(b).

     (b) On or prior to the Closing Date, each Lender has received complete certified copies (as certified to by the Secretary or an Assistant Secretary of the Borrower) of the KPR Purchase Agreement and the TNT Purchase Agreement, including in each case all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto (if any), and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof in existence as of December 4, 1995. On or prior to the Closing Date, the Administrative Agent has received complete certified copies (as certified to by the Secretary or an Assistant Secretary of the Borrower) of all exhibits, schedules and disclosure letters referred to in the KPR Purchase Agreement or the TNT Purchase Agreement or delivered pursuant thereto (if any), and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof, executed on or after December 5, 1995. None of such documents and agreements has been amended, supplemented or otherwise modified in any respect, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument that has heretofore been consented to by the Required Lenders.

     (c) The KPR Purchase Agreement has been duly executed and delivered by each party thereto and each of the material terms and provisions thereof is in full force and effect. Except as set forth on Schedule 4.24(c), to the Borrower's knowledge, each of the representations and warranties of the Seller set forth in the KPR Purchase Agreement is true and correct on and as of the date hereof. The TNT Purchase Agreement has been duly executed and delivered by each party thereto and each of the material terms and provisions thereof is in full force and effect. Except as set forth on Schedule 4.24(c), to the Borrower's knowledge, each of the representations and warranties of the Seller set forth in the TNT Purchase Agreement is true and correct on and as of the date hereof.

     SECTION 4.25. Fees and Expenses. The aggregate amount of fees and expenses incurred in connection with the Transactions by the Borrower and the Subsidiaries has not exceeded and will not exceed $7,500,000.

     SECTION 4.26. Designated Senior Indebtedness. The
Obligations and the guarantees thereof pursuant to the Guarantee
Agreement constitute "Designated Senior Indebtedness" under the
Subordinated Note Indenture.

     SECTION 4.27. No Defaults. Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which will have or is reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 4.09, neither the Borrower nor any of the Subsidiaries has received notice or has actual knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or are not reasonably likely to have a Material Adverse Effect. No Default or Event of Default has occurred that has not been cured or waived in accordance with the terms of this Agreement.


                                 ARTICLE V

          Conditions of Lending and Issuance of Letters of Credit

     The obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Lender to issue any Letter of Credit (each, a Credit Event ) hereunder are subject to the satisfaction of the following conditions:

     SECTION 5.01. All Credit Events. On the date of each Credit
Event, other than any Revolving Loan made pursuant to Section
2.02(e) that does not exceed the principal amount of the Borrowing being refinanced thereby or any Revolving Loan made pursuant to Section 2.02(f):

          (a) The Administrative Agent and, where applicable, the Issuing Lender shall have received a notice of such Credit Event as required by Section 2.03 and Section 3.01(c), respectively.

          (b) The representations and warranties set forth in
Article IV hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (c) The Borrower and each Subsidiary Guarantor shall be in compliance with all terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event no Event of Default or Default shall have occurred and be continuing.

          (d) In the case of each Revolving Credit Borrowing or issuance of a Letter of Credit, (i) the Administrative Agent shall have received a Borrowing Base Certificate in accordance with Section 6.04(e) and (ii) at such time, Revolving Credit Utilization (after giving effect to such Credit Event) shall not exceed the then-current Borrowing Base.

          (e) In the case of a Revolving Credit Borrowing all or part of the proceeds of which are to be used to finance all or part of the purchase price to be paid in connection with any Qualified Acquisition other than the Proposed TNT Acquisition or a replacement therefor made in accordance with Section 7.05(d), the principal amount of such Borrowing so applied shall not exceed the lesser of (i) the purchase price paid in connection with such Qualified Acquisition, together with the costs and reasonable expenses related to such Qualified Acquisition, and
(ii) the difference between (A) $55,000,000 and (B) the amount of all Borrowings used to finance all or part of the purchase price to be paid and such related costs and expenses in connection with Qualified Acquisitions (other than the Proposed TNT Acquisition) since the Closing Date.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this
Section 5.01. Neither (a) continuations and conversions of Term Borrowings or Acquisition Borrowings pursuant to Section 2.10 nor
(b) Revolving Credit Borrowings pursuant to Section 2.02(e) in which Revolving Loans are refinanced without any increase in the aggregate principal amount of Revolving Loans outstanding shall be deemed to be Borrowings for purposes of this Section 5.01.

     SECTION 5.02. First Borrowing. On the Closing Date:

          (a) The Administrative Agent shall have received a favorable written opinion of (i) McAfee and Taft, counsel for the Borrower and the Subsidiary Guarantors, to the effect set forth in Exhibit L-1, (ii) Foley & Lardner, special Wisconsin counsel to the Borrower and the Subsidiary Guarantors, to the effect set forth in Exhibit L-2, (iii) Shook, Hardy & Bacon, P.C., special Kansas and Missouri counsel to the Borrower and the Subsidiary Guarantors, to the effect set forth in Exhibit L-3, (iv) Sutin, Thayer & Browne, special New Mexico counsel to the Borrower and the Subsidiary Guarantors, to the effect set forth in Exhibit L-4, (v) Winstead, Sechrest & Minick P.C., special Texas counsel to the Administrative Agent, to the effect set forth in Exhibit L-5, and (vi) Sidley & Austin, counsel to the Administrative Agent, to the effect set forth in Exhibits L-6-A and L-6-B, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Issuing Lender, the Lenders and the Collateral Agent and (C) covering such other matters incidental to the Loan Documents and the Transactions as the Administrative Agent shall request. The Borrower hereby instructs each of its counsel listed above to deliver its opinion to the Administrative Agent.

          (b) All legal matters incident to this Agreement and the Borrowings hereunder shall be satisfactory to the Lenders and their counsel and to Sidley & Austin, counsel for the Administrative Agent.

          (c) The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of each of the Borrower and each Subsidiary Guarantor, certified as of a recent date by the Secretary of State or other applicable office of the state of its incorporation, and a certificate as to the good standing of each of the Borrower and each Subsidiary Guarantor as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each of the Borrower and each Subsidiary Guarantor dated the Closing Date and certifying
(A) that attached thereto is a true and complete copy of the by-laws of the Borrower or such Subsidiary Guarantor, as the case may be, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower or such Subsidiary Guarantor, as the case may be, authorizing the execution, delivery and performance of the Transaction Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation of the Borrower or such Subsidiary Guarantor, as the case may be, has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Transaction Document or any other document delivered in connection herewith on behalf of the Borrower or such Subsidiary Guarantor, as the case may be; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or their counsel or Sidley & Austin, counsel for the Administrative Agent, may reasonably request.

          (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of
Section 5.01.

          (e) The Lenders shall have received all Fees and other amounts due and payable on or prior to the Closing Date.

          (f) (i) The Existing Credit Agreement and all commitments thereunder to lend shall terminate concurrently with the making of the initial Loans hereunder, all amounts outstanding thereunder shall be paid in full from the proceeds of the initial Loans hereunder and all Liens on the property or assets of the Borrower or any Subsidiary securing any obligations thereunder or under any related agreement shall be released concurrently with the making of the initial Loans hereunder, and (ii) the Administrative Agent shall have received evidence satisfactory in form and substance to it demonstrating such termination, payment and release.

          (g) The Guarantee Agreement shall have been duly executed by the Subsidiary Guarantors and the Collateral Agent, and shall be in full force and effect. The Indemnity, Subrogation and Contribution Agreement shall have been duly executed by the Borrower, the Subsidiary Guarantors and the Collateral Agent and shall be in full force and effect.

          (h) The Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and all capital stock and debt securities to be pledged thereunder shall have been duly and validly pledged to the Collateral Agent for the ratable benefit of the Secured Parties and certificates representing such shares and securities, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent.

          (i) Each of the Security Agreement, the Trademark Security Agreement and the Collateral Assignment required to be executed by the Collateral Agent shall have been duly executed by the Borrower and all other parties thereto and shall have been delivered to the Collateral Agent and shall be in full force and effect on such date and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in or lien on the Collateral (subject to any Lien expressly permitted by Section 7.02) described in each of such agreements shall have been delivered to the Collateral Agent.

          (j) The Collateral Agent shall have received the results of a recent search or searches of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower and the Subsidiary Guarantors in the States (or other jurisdictions) in which are located the chief executive offices of such Persons, any offices of such Persons in which records have been kept relating to Receivables and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.02 or have been released.

          (k) The Collateral Agent shall have received a Perfection Certificate with respect to each of the Borrower and each Subsidiary Guarantor dated the Closing Date and duly executed by a Responsible Officer of the Borrower.

          (l) (i) Each of the Security Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties (including each Mortgage) shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 7.02, (iii) each of such Security Documents shall have been filed and recorded in the recording office as specified on Schedule 1.01(c)(or a lender's title insurance policy, in form and substance acceptable to Agent, insuring such Security Document as a first lien on such Mortgaged Property (subject to any Lien expressly permitted by Section 7.02) shall have been received by Agent) and, in connection therewith, the Administrative Agent shall have received evidence satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Administrative Agent, the Issuing Lender and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 7.02, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Administrative Agent, the Issuing Lender or the Lenders.

          (m) The Borrower and the Subsidiaries shall have obtained insurance on their respective properties and assets in compliance with Section 6.02 and the applicable provi-sions of the Security Documents.

          (n) All policies of insurance maintained by the Borrower and the Subsidiaries pursuant to Section 6.02 shall have been endorsed or otherwise amended to include a standard or New York lender's loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Subsidiaries under such policies directly to the Collateral Agent if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent that an Event of Default has occurred.

          (o) The KPR Acquisition shall have been consummated or shall be consummated simultaneously with the closing of the Facilities in accordance with applicable law and the KPR Purchase Agreement (as in effect on the Closing Date) and on terms satisfactory to the Lenders, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified without the consent of each Lender.

          (p) After giving effect to the KPR Acquisition and the other Transactions, the Borrower and the Subsidiaries shall have no liabilities other than (i) the Loans under the Facilities,
(ii) the Subordinated Notes and (iii) other liabilities satisfactory to the Lenders and Indebtedness permitted under
Section 7.01.

          (q) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower and the Subsidiaries as of the Closing Date, after giving effect to the KPR
Acquisition and the other Transactions, and the Lenders shall be satisfied with such balance sheet.

          (r) The Lenders shall have received audited consolidated financial statements of the KPR Partnership for the fiscal years ended December 26, 1992, January 1, 1994 and December 31, 1994, which financial statements shall have been prepared in accordance with GAAP and shall be in form and substance satisfactory to the Lenders and be accompanied by a report thereon prepared by Deloitte & Touche, LLP. The Lenders shall have received audited consolidated financial statements of TNT for the fiscal years ended August 31, 1993, August 31, 1994 and August 31, 1995, which financial statements shall have been prepared in accordance with GAAP and shall be in form and substance satisfactory to the Lenders and be accompanied by a report thereon prepared by a firm of nationally recognized certified public accountants.

          (s) The Lenders shall have received unaudited consolidated financial statements of (i) the Borrower for the fiscal quarters ended July 1 and September 30, 1995, and (ii) the KPR Partnership for the interim period October 7, 1995, which financial statements shall have been prepared in accordance with GAAP applied on a basis consistent with the financial statements referred to in paragraph (r) above, subject to normal year-end audit adjustments and to the absence of footnotes required thereby.

          (t) The Lenders shall be satisfied with the results of an examination of the accounts receivable and inventory of the Borrower and the Subsidiary Guarantors.

          (u) The Borrower and the Subsidiaries shall have established cash management procedures, including concentration accounts, satisfactory to the Lenders.

          (v) The Lenders shall be satisfied with all arrangements to be in place following the Closing Date between the Borrower (and/or the KPR Partnership) and the Seller, including arrangements relating to trademark licensing, real estate leases, agreements not to compete and agreements to provide transitional services. Unless otherwise agreed to by the Lenders, all such arrangements shall be on an arm's-length basis.

          (w) The Lenders shall be satisfied with all legal, tax and accounting matters relating to the KPR Acquisition, the financing therefor and all other transactions contemplated hereby.

          (x) All requisite Governmental Authorities and third parties shall have approved or consented (excluding any lessor's consent relating to the Borrower's facility located at Cherokee,
Iowa) to the KPR Acquisition and the other Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or would have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated hereby.

          (y) Except for the KPR Litigation, there shall be no litigation or administrative proceedings or other legal or regulatory developments, actual or threatened (including any proposed statute, rule or regulation), that, in the judgment of the Lenders, involve a reasonable possibility of a Material Adverse Effect or a material adverse effect on the KPR Acquisition.

          (z) Except for the KPR Litigation, there shall not have occurred, since January 1, 1995, any change that in the judgment of the Lenders could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the KPR
Acquisition.

          (aa) The Mortgaged Properties shall each be in substantial compliance with all applicable material laws, rules, regulations, statutes (including any zoning, building, Environmental and Safety Law, ordinance, code or approval or any building permits) and all restrictions of record and all material agreements affecting the Mortgaged Property and all decrees or orders of any Governmental Authority with jurisdiction with respect thereto.

          (bb) Each Lender shall have received the certified documents required to be delivered to it pursuant to Section
4.24(b).

          (cc) The Administrative Agent shall have received one of the following for each of the Mortgaged Properties:

               (A) a written confirmation from the applicable zoning commission or other appropriate Governmental Authority stating that each Mortgaged Property complies with existing land use and zoning ordinances, regulations and restrictions applicable to such Mortgaged Property, (B) an opinion from local counsel acceptable to the Administrative Agent to the same effect as covered by clause (A) above, or (C) a zoning endorsement satisfactory to the Administrative Agent in connection with the Collateral Agent's mortgagee title insurance policy of such Mortgaged Property.

          (dd) Neither the Borrower nor any Subsidiary shall be in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

          (ee) The Borrower shall have consummated a corporate restructuring pursuant to which, among other things, the Borrower shall have become a holding company, and such restructuring shall be satisfactory in all material respects to the Lenders.

     SECTION 5.03. Acquisitions. (A) On the date of each Credit
Event to be made to finance the KPR Acquisition or any Qualified
Acquisition other than the Proposed TNT Acquisition:

          (a) The corporate and capital structure of the Borrower and each Subsidiary and the management of each entity subject to such Acquisition, in each case after giving effect thereto, shall be satisfactory to the Required Lenders in all respects.

          (b) The agreements, instruments and documents governing and relating to such Acquisition shall be satisfactory to the Required Lenders and no material provision thereof shall have been waived, amended, supplemented or otherwise modified without the prior written consent of the Required
Lenders.

          (c) All fees payable to the Lenders in respect of such Acquisition shall have been paid to the Administrative Agent on or before the date such Acquisition is consummated.

          (d) All requisite Governmental Authorities and third parties shall have approved or consented (including landlords' and other consents) to such Acquisition to the extent required, all applicable appeal or waiting periods shall have expired, and there shall be no governmental or judicial action, actual or threatened, that has or would have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated hereby.

          (e) The Lenders shall have received an updated pro forma consolidated balance sheet of the Borrower after giving effect to the consummation of such Acquisition, and the Required
Lenders shall be satisfied with such balance sheet.

          (f) All actions necessary or reasonably requested (including all actions required or requested pursuant to Section 6.10) to perfect the liens of the Collateral Agent and the Lenders with respect to the assets subject to such Acquisition (including, if applicable, the stock, partnership or other equity interests of any Person acquired) shall have been taken, or shall be taken concurrently with the consummation of such Acquisition, and all fees and taxes payable in connection therewith shall have been paid, or shall be paid concurrently with the consummation of such Acquisition.

          (g) The Lenders shall have received a certificate of an appropriate officer of the Borrower attesting to the solvency of the Borrower and each of the Subsidiaries after giving effect to such Acquisition.

          (h) The Lenders shall have received the Environmental Reports or another environmental audit with respect to the real property relating to such Acquisition from a firm satisfactory to the Administrative Agent, and the Required Lenders shall be satisfied with such audit.

          (i) The Required Lenders shall be satisfied that the Borrower's net operating loss carryforward will not be materially reduced after giving effect to such Acquisition.

          (j) Chemical Bank's asset-based lending group shall have completed an audit of the accounts receivable and inventory of the company or business that is the subject of such Acquisition and the results of such audit shall be satisfactory to the Required Lenders.

          (k) The Collateral Agent shall have received the results of a recent search or searches of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower, the Subsidiary Guarantors and the Person that is the subject of such Acquisition in the States (or other jurisdictions) in which are located the chief executive offices of such Persons, any offices of such Persons in which records have been kept relating to Receivables and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to this Section 5.03, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.02 or have been released.

          (l) The Lenders shall have received (to the extent not previously delivered) (i) satisfactory audited consolidated (and consolidating, if available) financial statements of the company or business that is the subject of such Acquisition for the three most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and
(ii) satisfactory unaudited interim consolidated and consolidating financial statements of such company or business for each fiscal quarter period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

          (m) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent) in connection with such Acquisition as the Required Lenders may reasonably request.

          (B) On the date of the Credit Event to be made to finance the Proposed TNT Acquisition:

          (a)  No material provision of the TNT Purchase
Agreement, as previously provided to the Lenders, shall have been waived, amended, supplemented or otherwise modified without the prior written consent of the Required Lenders.

          (b) All fees payable to the Lenders in respect of the Proposed TNT Acquisition shall have been paid to the Administrative Agent on or before the date such Acquisition is consummated.

          (c) All requisite Governmental Authorities and third parties shall have approved or consented (including landlords' and other consents) to such Acquisition to the extent required, all applicable appeal or waiting periods shall have expired, and there shall be no governmental or judicial action, actual or threatened, that has or would have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated hereby.

          (d) The Lenders shall have received an updated pro forma consolidated balance sheet of the Borrower after giving effect to the consummation of such Acquisition.

          (e) All actions necessary or reasonably requested (including all actions required or requested pursuant to Section 6.10) to perfect the liens of the Collateral Agent and the Lenders with respect to the assets subject to such Acquisition (including, if applicable, the stock of TNT) shall have been taken, or shall be taken concurrently with the consummation of such Acquisition, and all fees and taxes payable in connection therewith shall have been paid, or shall be paid concurrently with the consummation of such Acquisition.

          (f) The Lenders shall have received a certificate of an appropriate officer of the Borrower attesting to the solvency of the Borrower and each of the Subsidiaries after giving effect to such Acquisition.

          (h) Chemical Bank's asset-based lending group shall have completed an audit of TNT and the results of such audit shall have been distributed to the Lenders.

          (i) The Collateral Agent shall have received the results of a recent search or searches of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower, the Subsidiary Guarantors and TNT in the States (or other jurisdictions) in which are located the chief executive offices of such Persons, any offices of such Persons in which records have been kept relating to Receivables and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to this Section 5.03, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.02 or have been released.

          (j) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent) in connection with the Proposed TNT Acquisition as the Administrative Agent may reasonably request.


                                ARTICLE VI

                           Affirmative Covenants

     The Borrower covenants and agrees with each Lender, the Administrative Agent and the Issuing Lender that, so long as the principal of or interest on any Loan or LC Disbursement, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower shall and shall cause each of the Subsidiaries to:

     SECTION 6.01. Existence; Businesses and Properties. (a)
Except as expressly permitted by Section 7.05, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is currently conducted and operated (or, in the case of any business acquired in a Qualified Acquisition, in substantially the manner in which it is conducted and operated as of the date on which such Qualified Acquisition is consummated); comply in all material respects with all applicable laws, rules, regulations and statutes (including any zoning, building, Environmental and Safety Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

     (c) Maintain all financial records in accordance with GAAP.

     SECTION 6.02. Insurance. (a) Keep its properties (including Improvements and Personal Property (each as defined in the Mortgages)) insured at all times by financially sound and reputable insurers against loss by fire, casualty and such other hazards as may be afforded by an all risk policy or a fire policy covering special causes of loss, including building ordinance law endorsements; cause all such policies to be endorsed or otherwise amended to include a standard or New York lender's loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the applicable Subsidiary under such policies directly to the Collateral Agent if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent that an Event of Default has occurred; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a Replacement Cost Endorsement , without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect its interest; deliver original or certified copies of all such policies to the Collateral Agent at its request; cause each such policy to provide that it shall not be canceled, modified or not renewed
(i) by reason of nonpayment of premium upon not less than 10 days' prior written notice thereof by insurer to the Administrative Agent and the Collateral Agent or (ii) for any other reason upon not less than 30 days' prior written notice thereof by insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor; and cause each all risk policy to be endorsed to provide for a waiver by the related insurer of all its rights to recovery against the Borrower or any Subsidiary for damage covered by such policy.

     (b) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a special flood hazard area in any Flood Insurance Rate Map or Flood Hazard Boundary Map published by the Federal Emergency Management Agency, obtain flood insurance in such total amount as the Collateral Agent or the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in said Flood Disaster Protection Act of 1973, as it may be amended from time to time or
(ii) a Zone 1 area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.

     (c) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the broad form CGL endorsement and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $5,000,000, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

     (d) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.02 is taken out by the Borrower or any Subsidiary; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

     (e) In connection with the covenants set forth in this
Section 6.02, it is understood and agreed that:

          (i) neither the Administrative Agent, the Lenders, the Issuing Lender, nor their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.02, it being understood that (A) the Borrower and the Subsidiaries shall look solely to its insurance company or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance company shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Lender or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as requested above, then the Borrower hereby agrees, to the extent permitted by law, to waive (or cause the applicable Subsidiary to waive) its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Lender and their agents and employees; and

          (ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Collateral Agent under this Section 6.02, shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Collateral Agent or any Lender that such insurance is adequate for the purposes of the Borrower's or any Subsidiary's business or the protection of the Borrower's or any Subsidiary's properties.

     SECTION 6.03. Obligations and Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

     SECTION 6.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:

          (a) as soon as available, and in no event later than 90 days after the end of each fiscal year (or 105 days if the Securities and Exchange Commission has granted an extension to the Borrower of the time to file its financial statements for such fiscal period), the consolidated and consolidating balance sheets and related statements of income and cash flow, showing the consolidated financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of their operations during such year, audited by Coopers & Lybrand or other independent public accountants of recognized national standing reasonably acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b) as soon as available, and in no event later than 45 days (or 50 days if the Securities and Exchange Commission has granted an extension to the Borrower of the time to file its financial statements for such fiscal period) after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated and consolidating balance sheets and related statements of income and changes in financial position, showing the consolidated financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the consolidated financial condition and results of operations of the Borrower and its consolidated subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

          (c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of the accounting firm or a Financial Officer of the Borrower opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Article VII hereof;

          (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any of the Subsidiaries with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to any of their shareholders or holders of their debt securities, as the case may be;

          (e) promptly after the end of each fiscal month (but in no event later than the sixth Business Day of the following month) a Borrowing Base Certificate as of the last day of the fiscal month most recently ended (it being understood that nothing in this paragraph (e) shall limit the ability of the Borrower to deliver a Borrowing Base Certificate more frequently than once each fiscal month);

          (f) promptly following the preparation thereof, copies of each management letter prepared by the Borrower's auditors
(together with any response thereto prepared by the Borrower);

          (g) not later than 30 days (or 60 days in the case of the fiscal year ending December 30, 1995) after the commencement of each fiscal year, forecasted financial projections through the end of such fiscal year, in substantially the same form and format as set forth in Section 11 of the Confidential Information Memorandum (including a specification of the underlying assumptions), all certified by a Financial Officer of the Borrower to be a good faith estimate of the forecasted financial projections for such fiscal year;

          (h) at least ten Business Days prior to any Qualified Acquisition, financial projections covering the period from the date of such Qualified Acquisition through the Maturity Date giving effect to such Qualified Acquisition and demonstrating compliance by the Borrower on a pro forma basis with the covenants set forth in Article VII from and after the date of, and after giving effect to, such Qualified Acquisition through the Maturity Date;

          (i) upon the earlier of (i) 105 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on or about December 31, 1996 and (ii) the date on which the financial statements with respect to such period are delivered pursuant to paragraph (a) above, a certificate of a Financial Officer of the Borrower setting forth, in detail reasonably satisfactory to the Administrative Agent, the amount of Excess Cash Flow, if any, for such period;

          (j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower and the Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent, the Issuing Lender or any Lender may reasonably request;

          (k) promptly, a copy of any notice of a default received by the Borrower or any Subsidiary Guarantor under any other Loan Document;

          (l) promptly, notice of any material change in or addition to the types of Inventory maintained on the date hereof;
and

         (m) promptly, each of the items listed on the schedule of post-closing documents set forth on Exhibit M.

     SECTION 6.05. Litigation and Other Notices. Furnish to the
Administrative Agent, the Issuing Lender, the Collateral Agent and each Lender prompt written notice of the occurrence of the following:

          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

          (c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse
Effect.

     SECTION 6.06. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent, the Issuing Lender and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate to the PBGC in an aggregate amount exceeding $19,000,000 (or, in the event of an increase in the underfunding of any Plan solely as a result of a change after the date hereof in any discount rate applicable to such Plan, $23,000,000), a statement of a Financial Officer of the Borrower setting forth details as to such Reportable Event and the action proposed to be taken by the Borrower with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any such Plan, (iii) promptly, and in any event within 20 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Borrower setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

     SECTION 6.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit, upon reasonable notice and during business hours, any representatives designated by the Administrative Agent, the Issuing Lender, the Collateral Agent or any Lender to visit and inspect the financial records and the properties of the Borrower and any Subsidiary as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, the Issuing Lender, the Collateral Agent or any Lender to discuss the affairs, finances and condition of the Borrower and any Subsidiary or any properties of Borrower and any Subsidiary with the officers thereof and independent accountants therefor (it being understood that the Borrower may participate in any such discussion); and permit the Administrative Agent, at the Borrower's expense, to audit the computations in any Borrowing Base Certificate and to audit the existence and condition of accounts receivable and inventory included in the Borrowing Base.

     SECTION 6.08. Use of Proceeds. Use the Letters of Credit and the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.

     SECTION 6.09. Fiscal Year. Cause its fiscal year to end on the Saturday closest to January 1 of each year.

     SECTION 6.10. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or which the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. In addition, from time to time, the Borrower will, and will cause the Subsidiaries to, at the Borrower's or such Subsidiary's cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrower and the Subsidiaries (including (i) any real property and improvements thereon acquired after the Closing Date the fair market value of which equals or exceeds $3,000,000 on the date of acquisition thereof, (ii) any leasehold interest in property acquired after the Closing Date upon which the Borrower or any Subsidiary intends, as of the date of such acquisition, to conduct material operations and (iii) any other material properties (other than any properties the acquisition of which was financed with Indebtedness under Section 7.01(d) or 7.01(e)) acquired after the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Required Lenders, and each of the Borrower and the Subsidiaries shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, appraisals, title insurance policies and lien searches) as the Administrative Agent or the Required Lenders shall reasonably request to evidence compliance with this Section
6.10. Each of the Borrower and the Subsidiaries agrees to provide such evidence as the Required Lenders shall reasonably request as to the perfection and priority status of each such security interest and Lien.

     (b)(i) Without limiting the generality of paragraph (a) above, promptly cause each subsidiary created or acquired by it from time to time in accordance with the terms of this Agreement to undertake the obligation of and to become (A) a Subsidiary Guarantor under the Guarantee Agreement pursuant to one or more instruments or agreements substantially in the form of Annex
1 to the Guarantee Agreement, (B) a Subsidiary Guarantor under the Indemnity, Subrogation and Contribution Agreement pursuant to one or more instruments or agreements substantially in the form of Annex 1 to the Indemnity, Subrogation and Contribution Agreement, (C) a Pledgor under the Pledge Agreement pursuant to one or more instruments or agreements substantially in the form of Annex 1 to the Pledge Agreement, (D) to the extent such subsidiary owns or leases any real property, a Mortgagor under a Mortgage or Leasehold Mortgage, as applicable, (E) a Grantor under the Security Agreement pursuant to one or more instruments or agreements substantially in the form of Annex 3 to the Security Agreement, (F) a Grantor under the Trademark Security Agreement pursuant to one or more instruments or agreements substantially in the form of Annex 1 to the Trademark Security Agreement, (G) a Grantor under the Patent Security Agreement pursuant to one or more instruments or agreements substantially in the form of Annex 1 to the Patent Security Agreement, and (H) a Grantor under the Collateral Assignment pursuant to one or more instruments or agreements substantially in the form of Annex 1 to the Collateral Assignment and (ii) pledge the shares of capital stock of each such subsidiary to the Collateral Agent for the benefit of the Lenders pursuant to the Pledge Agreement.

     (c) Without limiting the generality of paragraphs (a) and
(b) above, cause each Subsidiary that shall deliver a guarantee pursuant to Section 4.17 of the Subordinated Note Indenture to become (to the extent not already a party thereto) a Subsidiary Guarantor under the Guarantee Agreement pursuant to one or more instruments or agreements substantially in the form of Annex 1 to the Guarantee Agreement.

     SECTION 6.11. Environmental and Safety Laws. (a) Comply with, and ensure compliance by all tenants and subtenants with, all Environmental and Safety Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental and Safety Laws, except to the extent that failure to so comply or to obtain and comply with and maintain such licenses, approvals, registrations and permits does not have, and could not reasonably be expected to result in, a Material Adverse Effect.

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental and Safety Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental and
Safety Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings and the failure to so conduct, complete or comply would not have a Material Adverse Effect.

     (c) Promptly notify the Administrative Agent of any of the following that is reasonably likely to result in liability of the Borrower or any Subsidiary in excess of $5,000,000:

          (i) any Environmental Claim that the Borrower or any Subsidiary receives, including one to take or pay for any remedial, removal, response or cleanup or other action with respect to any Hazardous Substance contained on any property owned, leased or operated by the Borrower or any Subsidiary;

          (ii) any notice of any alleged violation of any Environmental and Safety Law; and

          (iii) any commencement or threatened commencement of any judicial or administrative proceeding or investigation alleging a violation or potential violation of any requirement of Environmental and Safety Law.

     (d) Without limiting the generality of Section 10.05(b), indemnify the Administrative Agent, the Issuing Lender, the Collateral Agent and each Lender and each of their respective directors, officers, employees, agents and Affiliates (each such Person being called an Indemnitee ) against, and to hold each Indemnitee harmless from, any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (including reasonable counsel fees, charges and disbursements) of whatever kind or nature arising out of, or in any way relating to, the violation of, noncompliance with or liability under any Environmental and Safety Laws applicable to the operations of the Borrower or any Subsidiary on the Mortgaged Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, reasonable investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of the Indemnitee seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement and the other Loan Documents.

     SECTION 6.12 Collection Account Arrangements. (a) In the case of the Borrower and each Subsidiary Guarantor, establish not later than six (6) months after the Closing Date and thereafter maintain at all times all its collection or deposit accounts with the Collateral Agent or one or more Lenders.

     (b) Cause all payments and remittances in respect of Receivables and Inventory that are collected by or on behalf of the Borrower or any Subsidiary Guarantor to be promptly deposited on a daily basis in the collection or deposit accounts referred to in paragraph (a) above.


                                ARTICLE VII

                            Negative Covenants

     The Borrower covenants and agrees with each Lender, the Administrative Agent and the Issuing Lender that, so long as the principal of or interest on any Loan or LC Disbursement, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower shall not and shall not permit any of the Subsidiaries to, directly or indirectly:

     SECTION 7.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness for borrowed money existing on the date hereof (other than the Subordinated Notes) and set forth on
Schedule 7.01 (and any extensions, renewals or replacements of such Indebtedness to the extent that the aggregate principal amount of such Indebtedness is not at any time increased);

          (b) in the case of the Borrower, the Loans;

          (c) in the case of the Subsidiary Guarantors, their respective guarantees of the Obligations pursuant to the Guarantee Agreement;

          (d) Indebtedness consisting of purchase money Indebtedness incurred in the ordinary course of business after the Closing Date to finance Capital Expenditures; provided, however, that (i) the sum of (A) the aggregate principal amount of Indebtedness permitted pursuant to this Section 7.01(d), (B) any Capital Lease Obligations permitted pursuant to Sections 7.01(e) and 7.11(b) other than Capital Lease Obligations in respect of the KPR Lease and (C) the aggregate principal amount of Indebtedness permitted pursuant to Section 7.01(k) shall not exceed $20,000,000 at any time outstanding and (ii) such Indebtedness is incurred within 120 days after the making of the Capital Expenditures financed thereby;

          (e) Indebtedness in respect of Capital Lease
Obligations permitted under Section 7.11(b);

          (f) in the case of the Borrower, the Subordinated Notes and any Indebtedness ( Subordinated Note Refinancing Debt ) the proceeds of which are used to refinance all or any portion of the Subordinated Notes, provided that (i) the maximum principal amount of such Subordinated Note Refinancing Debt shall not exceed the sum of (x) the then-outstanding principal amount of the Subordinated Notes so refinanced, (y) the amount of accrued and unpaid interest thereon and (z) the amount of any premium payable in connection with such refinancing, (ii) the weighted average life to maturity of the Subordinated Note Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Subordinated Notes and the first scheduled principal payment in respect of such Subordinated Note Refinancing Debt shall be no earlier than the first scheduled principal payment in respect of the Subordinated Notes, (iii) the stated maturity of such Subordinated Note Refinancing Debt shall be no earlier than the stated maturity of the Subordinated Notes,
(iv) no material terms applicable to such Subordinated Note Refinancing Debt (including the subordination provisions thereof) shall be more favorable to the refinancing lenders than the terms that are applicable to the holders of the Subordinated Notes, (v) such Subordinated Note Refinancing Debt shall be Indebtedness of the Borrower, (vi) such Subordinated Note Refinancing Debt shall be unsecured and shall not be guaranteed by any Subsidiary on terms (including subordination terms) more favorable to the refinancing lenders than the terms of the guarantees of the Subordinated Notes existing as of the date hereof, (vii) after giving effect to the incurrence of such Subordinated Note Refinancing Debt as if it had been incurred on first day of the Borrower's most recently completed period of four consecutive fiscal quarters, the Borrower would have been in compliance with the covenant set forth in Section 7.15 as of the last day of such four-fiscal-quarter period and the covenant set forth in Section
7.16 for such four-fiscal-quarter period and (viii) such Subsidiary Note Refinancing Debt may not be incurred if, at the time of such incurrence, a Default or Event of Default has occurred and is continuing or would result therefrom;

          (g) open-account advances among the Borrower and any Subsidiary Guarantor the capital stock of which is pledged under the Pledge Agreement, or among any Subsidiary that is not a Subsidiary Guarantor and any other Subsidiary that is not a Subsidiary Guarantor, which advances shall be made in the ordinary course of business and consistent with past practice;

          (h) in the case of the Borrower, Indebtedness incurred or assumed in connection with any Qualified Acquisition, provided that such Indebtedness is permitted to be so incurred or assumed under Section 7.05(d);

          (i) In the case of any Subsidiary, any guarantee delivered or incurred pursuant to Section 4.17 of the Subordinated Note Indenture;

          (j) In the case of the Borrower, unsecured senior or subordinated Indebtedness having terms and conditions (including terms and conditions relating to interest rate, principal amount, maturity, fees, covenants, defaults, remedies and, if applicable, subordination) satisfactory in all respects to the Required Lenders if, after giving effect to the incurrence of such Indebtedness as if it had been incurred on the first day of the most recently completed period of four consecutive fiscal quarters, the Borrower and the Subsidiaries would be in compliance with Sections 7.15 and 7.16 with respect to such period of four consecutive fiscal quarters (any Indebtedness satisfying each of the criteria set forth in this clause (j) is referred to herein as Specified Permitted Debt );

          (k) other unsecured Indebtedness in an aggregate principal amount at any time outstanding not in excess of $20,000,000 less the sum of (i) the aggregate principal amount of Indebtedness permitted pursuant to Section 7.01(d) and (ii) any Capital Lease Obligations permitted pursuant to Sections 7.01(e) and (b) other than Capital Lease Obligations in respect of the KPR Lease; provided, however, that not more than $5,000,000 of such unsecured Indebtedness shall be the obligation of any of the Borrower s Subsidiaries; and

          (l) in the case of the Borrower, any Rate Protection
Agreement entered into after consultation with the Administrative
Agent.

     SECTION 7.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

          (a) Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof and set forth on
Schedule 7.02, provided that such Liens shall secure only those obligations that they secure on the date hereof;

          (b) any Lien existing on any property or asset prior to the acquisition thereof (other than any property or assets acquired in connection with a Qualified Acquisition) by the Borrower or any Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien does not (A) materially interfere with the use, occupancy and operation of any property, (B) materially reduce the fair market value of such property but for such Lien or (C) result in any material increase in the cost of operating, occupying or owning (or leasing) such property;

          (c) Liens for taxes, assessments or governmental charges not yet due and payable or which are being contested in compliance with Section 6.03;

          (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 6.03;

          (e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

          (f) pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds (provided that such appeal bonds shall not secure judgments or other orders requiring the payment of more than $5,000,000 in the aggregate), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances that do not materially impair the current use or the value of the property subject thereto;

          (h) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) (other than any such real property, improvements or equipment acquired in connection with a Qualified Acquisition) by the Borrower or any Subsidiary, provided that (i) such security interests secure Indebtedness permitted by Section 7.01(d), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 120 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 90% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

          (i) Liens in connection with Capital Lease Obligations incurred pursuant to Section 7.01(e), provided that such Liens attach or apply only to the property subject to the capital lease under which such Capital Lease Obligations arise;

          (j) any Lien created under the Loan Documents; and

          (k) extensions, renewals and replacements of Liens referred to in clauses (a), (b), (h) and (i) above, provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien so extended, renewed or replaced and does not secure any Indebtedness in addition to that secured immediately prior to such extension, renewal or replacement.

     SECTION 7.03. Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred except to the extent that the aggregate principal amount of the Capital Lease Obligations of the Borrower and its Subsidiaries under such arrangements does not exceed $15,000,000. Notwithstanding the foregoing, if the Borrower exercises its option to acquire the plant presently leased by the Borrower located at 7401 Will Rogers Boulevard, Fort Worth, Texas, the Borrower may sell and lease back that property (the KPR Lease ); provided that, after giving effect to the KPR Lease, the Borrower, on a pro forma basis (as reflected in projections based upon reasonable assumptions and delivered to the Lenders), will comply with the covenants in Sections 7.15 and 7.16 throughout the term of the Facilities and will have cash flow (including, for purposes of such projections, amounts available to be borrowed under the Revolving Credit Facility) sufficient to meet all scheduled payments of principal of and interest on the Facilities through the Maturity Date.

     SECTION 7.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

          (a) (i) investments by the Borrower and the Subsidiaries existing on the date hereof in the capital stock of the Subsidiaries and (ii) investments after the date hereof by the Borrower and the Subsidiaries in the capital stock of any Subsidiary Guarantor the capital stock of which is pledged under the Pledge Agreement;

          (b) Permitted Investments;

          (c) pledges and deposits permitted under paragraph (f) of Section 7.02;

          (d) investments by the Borrower or any Subsidiary Guarantor that is a wholly owned Subsidiary in capital stock in connection with any Qualified Acquisition, so long as the Borrower, such Subsidiary Guarantor and any subsidiary formed or acquired in connection with such Qualified Acquisition shall have complied with Section 6.10;

          (e) loans or advances among the Borrower and the Subsidiaries to the extent permitted under Section 7.01(g);

          (f) investments received in connection with the bankruptcy or reorganization of suppliers and customers in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (g) loans or advances to employees of the Borrower or any Subsidiary in an aggregate principal amount not to exceed
$1,000,000 at any time outstanding;

          (h) investments in promissory notes issued by a purchaser as consideration for the purchase of assets or property from the Borrower or any Subsidiary, provided that (i) the principal amount of any such promissory note does not exceed 25% of the purchase price paid by such purchaser in connection with such purchase, except that notes received by the Borrower upon the sale of Pafco Importing Company, Inc. and/or Wilson Certified Express, Inc. may exceed 25% of the applicable purchase price,
(ii) such sale of assets or property is permitted under Section 7.05, (iii) the aggregate principal amount of all such notes held by the Borrower and its Subsidiaries shall not exceed $5,000,000 at any time and (iv) such notes shall have been pledged to the Collateral Agent under the Pledge Agreement for the ratable benefit of the Secured Parties;

          (i) investments in Joint Ventures (or other similar investments outside the United States) in the Borrower's primary line of business or a related business, provided that the aggregate amount of such investments, determined on the basis of the original cost of such investments on the respective dates of such investments, shall not at any time exceed the sum of (i) $10,000,000 (excluding the cost of the Borrower's investment in International Meat Ingredients, Ltd. ( IMI )) and (ii) the amount of cash received by the Borrower by way of dividend or distribution as a return on such investments (excluding amounts received in respect of the Borrower's investment in IMI; and provided, further, that the Borrower and the Subsidiaries shall not make investments in IMI in excess of $1,000,000 after the Closing Date until the Borrower has pledged all of its right, title and interest in and to IMI to the Collateral Agent in a manner satisfactory to the Collateral Agent; and

         (j) investments in futures contracts in the ordinary course of business pursuant to an Inventory hedging program developed after consultation with the Administrative Agent.

     SECTION 7.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, assign, lease, sublease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of any asset (whether now owned or hereafter acquired) or any capital stock of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part (to the extent such assets constitute one or more distinct business units or operations) of the assets of any other Person; provided, however, that:

          (a) the Borrower and any Subsidiary may sell Permitted
Investments for cash;

          (b) the Borrower and any Subsidiary may sell, transfer or otherwise dispose of used or surplus equipment, vehicles and other assets in the ordinary course of business (to the extent that the Borrower shall have complied with the provisions of Section 2.13(c));

          (c) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business;

          (d) subject to the provisions of this Section 7.05 below, the Borrower or any Subsidiary Guarantor that is a wholly-owned Subsidiary may make acquisitions of assets or equity securities of any Person organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, so long as:

               (i) the Person or business to be acquired shall have positive cash flow (determined in accordance with GAAP) for its most recent four fiscal quarters preceding such acquisition;

               (ii) the Borrower, on a pro forma basis after giving effect to such acquisition (as reflected in projections based upon reasonable assumptions and delivered to the Lenders), will comply with the covenants in Sections 7.15 and 7.16 throughout the term of the Facilities and will have cash flow (including, for purposes of such projections, amounts available to be borrowed under the Revolving Credit Facility) sufficient to meet all scheduled payments of principal of and interest on the Facilities through the Maturity Date;

               (iii) the Person or business to be acquired is in the same line of business as the Borrower; and

               (iv) the Borrower has received the prior written approval of the necessary Lenders, as provided in this clause (d) below, it being understood that any Lender may withhold such consent in its sole and absolute discretion.

     Notwithstanding the provisions of this Section 7.05(d), the Borrower may consummate only one Qualified Acquisition in addition to the Proposed TNT Acquisition, or two Qualified Acquisitions if the Borrower elects not to consummate the Proposed TNT Acquisition, and the Borrower may consummate each such additional Qualified Acquisition only with the prior written approval of Lenders holding 66 2/3 % or more of the Commitments and 66 2/3% of the outstanding Loans; any other Qualified Acquisition shall be subject to the prior written approval of 100% of the Lenders. Together with each request for the Lenders' consent to a Qualified Acquisition, the Borrower shall submit any updated Schedules that the Borrower proposes to use in connection with such Qualified Acquisition, and if such Qualified Acquisition is approved the Schedules shall automatically be deemed amended to reflect the changes set forth in such updated Schedules.

          (e) the Borrower may consummate the Proposed TNT Acquisition in all material respects on the terms and conditions disclosed to the Lenders prior to the Closing Date, with such modifications and amendments to such terms and conditions as the Required Lenders may approve; and

          (f)(i) any Subsidiary Guarantor may merge into or be liquidated into the Borrower in a transaction in which the Borrower is the surviving cooporation, (ii) any Subsidiary Guarantor may merge into or be liquidated into or consolidate with any other Subsidiary Guarantor, in either case in a transaction in which no person other than the Borrower or a Subsidiary Guarantor receives any consideration and (iii) any Subsidiary that is not a Subsidiary Guarantor may merge into or be liquidated into or consolidate with any other Subsidiary that is not a Subsidiary Guarantor.

     SECTION 7.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities (other than capital stock or the right to acquire capital stock) or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions to any other Subsidiary and to the Borrower (except that no Subsidiary Guarantor may declare or pay dividends or make other distributions to any Subsidiary that is not a Subsidiary Guarantor) and (ii)notwithstanding anything to the contrary contained in this Agreement, the Borrower may purchase common stock of the Borrower from any shareholder owning less than 100 shares of such common stock for a purchase price that does not exceed $500,000 in the aggregate for all such purchases.

     SECTION 7.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than the Borrower and its Subsidiaries), except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower and any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions no less favorable to the Borrower or such Subsidiary as the case may be, than could be obtained on an arm's-length basis from unrelated third parties.

     SECTION 7.08. Business of Borrower and the Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by it or any other business related thereto and business activities reasonably incidental or related thereto.

     SECTION 7.09. Limitations on Debt Prepayments. (a)
Optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any Specified Permitted Debt, the Subordinated Notes or any guarantee delivered in accordance with
Section 4.17 of the Subordinated Note Indenture.

     (b) Permit any amendment or modification to the terms of any Specified Permitted Debt, the Subordinated Notes, the Subordinated Note Indenture or any guarantee delivered or incurred pursuant to Section 4.17 of the Subordinated Note Indenture if the effect of such amendment or modification is to impose additional or increased scheduled or mandatory repayment, retirement, repurchase or redemption obligations in respect of such Indebtedness or to require any scheduled or mandatory payment to be made in respect of such Indebtedness prior to the date that such payment would otherwise be due.

     (c) Take any action in violation of, or permit any amendment or modification that is adverse in any respect to the Lenders with respect to, any applicable subordination provisions of any Indebtedness.

     (d) Pay interest, principal or premium on, or the purchase price of, the Subordinated Notes to any holder thereof or trustee therefor prior to the date on which any such principal, premium, interest or purchase price is due.

     (e) Deliver any notice to the trustee under the Subordinated
Note Indenture or the holders of the Subordinated Notes of its offer to purchase the Subordinated Notes under Section 4.13 of the Subordinated Note Indenture.

     SECTION 7.10. Amendment of Certain Documents and Subordinated Notes. Permit any termination of, or any amendment or modification that in the reasonable judgment of the Administrative Agent is adverse in any material respect to the Lenders to, (i) the Certificate of Incorporation of the Borrower or any Subsidiary, (ii) the By-laws of the Borrower or any Subsidiary, (iii) the Subordinated Notes and/or the Subordinated
Note Indenture, (iv) the KPR Purchase Agreement and (v) any instrument or agreement governing any Specified Permitted Debt or pursuant to which any Specified Permitted Debt is issued, in each case without the prior written consent of the Required Lenders. Without limiting the generality of the foregoing, with respect to the Subordinated Notes and the Subordinated Note Indenture, it is understood that any increase in the interest, fees or other amounts payable in connection therewith, or any amendment that imposes additional covenants or events of default or makes more restrictive the covenants or events of default contained therein, shall require the consent of the Required Lenders.

     SECTION 7.11. Limitation on Leases. Create or suffer to exist any obligations for the payment of rents for any property under leases or agreements to lease, except:

          (a) leases in existence on the date hereof and listed on Schedule 7.11(a) (and any extensions, renewals or replacements of such leases, provided that the annual lease payment under any such extension, renewal or replacement shall be no greater than the fair market rental value of the leased property, as of the date of such extension, renewal or replacement for the term of such extension, renewal or replacement);

          (b) Capital Lease Obligations incurred to finance the acquisition of equipment and other property, provided that (i) the aggregate of (A) the aggregate annual rental payments in respect of the principal amount of all such Capital Lease obligations other than Capital Lease Obligations in respect of the KPR Lease, (B) any purchase money Indebtedness permitted pursuant to Section 7.01(d) and (C) any Indebtedness permitted pursuant to Section 7.01(k) shall not exceed $20,000,000 at any time outstanding, (ii) each Capital Lease Obligation (other than
(i) any Capital Lease Obligation set forth on Schedule 7.11(a) and (ii) any Capital Lease Obligation the Indebtedness in respect of which is less than $100,000) at the time of its incurrence shall have an average life to maturity greater than the average life to maturity of the outstanding Term Loans and Acquisition Loans, and (iii) none of the related leases shall contain financial covenants; and

          (c) other operating leases entered into after the Closing Date.

     SECTION 7.12. Credit Standards. Modify in any respect materially adverse to the interests of the Secured Parties the Credit and Collection Policy.

     SECTION 7.13. Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement and the Subordinated Note Indenture, and (b) any purchase money mortgage or Capital Lease Obligation permitted by this Agreement (which prohibition or limitation shall, in the case of this clause (b), be effective only against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of the Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of their respective property, assets or revenues, whether now owned or hereafter acquired.

     SECTION 7.14. Reserved.

     SECTION 7.15.Total Debt Ratio. Permit the Total Debt Ratio for any period of four consecutive fiscal quarters ending on or about any of the following dates to be greater than the ratio set forth opposite such date:

          Fiscal Period Ending:         Ratio:

          March 31, 1996                5.50 to 1.00

          June 30, 1996                 5.50 to 1.00

          September 30, 1996            5.25 to 1.00

          December 31, 1996             5.00 to 1.00

          March 31, 1997                5.00 to 1.00

          June 30, 1997                 5.00 to 1.00

          September 30, 1997            4.50 to 1.00

          December 31, 1997             4.50 to 1.00

          March 31, 1998                4.00 to 1.00

          June 30, 1998                 4.00 to 1.00

          September 30, 1998            3.50 to 1.00

          December 31, 1998             3.50 to 1.00

          March 31, 1999                3.00 to 1.00

          June 30, 1999                 3.00 to 1.00

          September 30, 1999
            and thereafter              2.50 to 1.00

     SECTION 7.16. Consolidated Interest Expense Coverage Ratio. Permit the Consolidated Interest Expense Coverage Ratio for any period of four consecutive fiscal quarters ending on the last day of or during any period indicated below to be less than the ratio set forth opposite such period:

          Fiscal Period Ending:         Ratio:

          March 31, 1996                1.00 to 1.00

          June 30, 1996                 1.20 to 1.00

          September 30, 1996            1.20 to 1.00

          December 31, 1996             1.40 to 1.00

          March 31, 1997                1.50 to 1.00

          June 30, 1997                 1.50 to 1.00

          September 30, 1997            1.75 to 1.00

          December 31, 1997             2.00 to 1.00

          March 31, 1998                2.25 to 1.00

          June 30, 1998                 2.25 to 1.00

          September 30, 1998            2.50 to 1.00

          December 31, 1998             2.50 to 1.00

          March 31, 1999                2.75 to 1.00

          June 30, 1999                 3.00 to 1.00

          September 30, 1999
            and thereafter              3.25 to 1.00


                               ARTICLE VIII

                             Events of Default

     In case of the happening of any of the following events (
Events of Default ):

          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any principal of any Loan or LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

          (d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 2.13(c), 2.13(d), 6.01(a), 6.05,
6.08, or 10.16 or in Article VII;

          (e) default shall be made in the delivery of a Borrowing Base Certificate when due pursuant to Section 6.04(e) and such default shall continue unremedied for a period of five Business Days after notice thereof from the Administrative Agent or any Lender to the Borrower (with a copy to the Administrative Agent, in the case of any such notice given by a Lender);

          (f) default shall be made in the due observance or performance by the Borrower or any Subsidiary Guarantor of any covenant, condition or agreement contained in any Loan Document (other than those defaults specified in (b), (c), (d) or (e) above) and such default shall continue unremedied for a period of the earlier of (i) 15 days after an executive officer of the Borrower or any Subsidiary Guarantor first becomes aware or should have become aware thereof and (ii) seven Business Days after notice thereof from the Administrative Agent or any Lender to the Borrower or the applicable Subsidiary Guarantor (with a copy to the Administrative Agent, in the case of any such notice given by a Lender);

          (g) the Borrower or any of the Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $5,000,000, when and as the same shall become due and payable or
(ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (after giving effect to any applicable grace period) to cause, such Indebtedness to become due prior to its stated maturity;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of the Borrower or any of the Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of the Borrower or any of the Subsidiaries; and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) the Borrower or any of the Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner (but within 30 days in any event), any proceeding or the filing of any petition described in paragraph
(h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action (corporate or otherwise) for the purpose of effecting any of the foregoing;

          (j) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (exclusive of any amount thereof covered by insurance, or covered by an indemnity as to which the Borrower has received payment) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

          (k)(i) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower or any ERISA Affiliate to the PBGC or to a Plan in an aggregate amount exceeding $19,000,000 (or, in the event of an increase in the underfunding of any Plan solely as a result of a change after the date hereof in any discount rate applicable to such Plan, $23,000,000) and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to
Section 6.06(b)(iii), the Administrative Agent shall have notified the Borrower in writing that (A) the Required Lenders have determined that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds for the termination of such Plan or Plans by the PBGC, the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or the imposition of a lien in favor of a Plan and (B) as a result thereof an Event of Default exists hereunder; or (ii) a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans;

          (l) (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), either (A) exceeds $1,000,000 or requires payments exceeding $250,000 in any year or (B) is less than $1,000,000 but any Withdrawal Liability payment remains unpaid 30 days after such payment is due;

          (m) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA
Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $1,000,000;

          (n) there shall have occurred a Change in Control;

          (o) any material security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any Subsidiary not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement;

          (p) any Loan Document shall not be for any reason or shall be asserted by the Borrower or any Subsidiary not to be in full force and effect and enforceable in all material respects in accordance with its terms;

          (q) the Obligations and the guarantees thereof pursuant to the Guarantee Agreement shall cease to constitute, or shall be asserted by the Borrower or any Subsidiary not to constitute, senior indebtedness under the subordination provisions of the Subordinated Notes and of all other subordinated Indebtedness (including any guarantee delivered or incurred in accordance with Section 4.17 of the Subordinated Note Indenture) of the Borrower or any Subsidiary or such subordination provisions shall be invalidated or otherwise cease to be a legal, valid and binding obligation of the parties thereto, enforceable in accordance with their terms; or

          (r) any material provision of the Guarantee Agreement or any other Loan Document shall cease to be in full force and effect and enforceable in accordance with its terms for any reason whatsoever or any Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under the Guarantee Agreement or the Obligations hereunder shall cease to be entitled to the benefits of any Security Document or this Agreement for any reason whatsoever; then, and in every such event (other than an event with respect to the Borrower or any Subsidiary Guarantor described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Required Lenders, shall, by notice to the Borrower, take any of or all the following actions, at the same or different times: (i) terminate forthwith the Commitments and the LC Commitment, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) require cash collateral as contemplated by Section 3.06 and (iv) exercise any remedies available under any Loan Document or otherwise; and in any event with respect to the Borrower or any Subsidiary Guarantor described in paragraph (h) or (i) above, the Commitments and the LC Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.


                                ARTICLE IX

               The Administrative Agent and Collateral Agent

     In order to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as the Administrative Agent (which term for purposes of this Article shall be deemed to refer to the Administrative Agent and the Collateral Agent) of the Issuing Lender and the Lenders. Each of the Lenders, and each subsequent holder of any Loan by its acceptance thereof and the Issuing Lender hereby irrevocably authorize the Administrative Agent to take such actions on their behalf and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Lender, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Lender all payments of principal of and interest on the Loans and LC Disbursements and all other amounts due to the Lenders and the Issuing Lender hereunder, and promptly to distribute to each Lender and the Issuing Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders and the Issuing Lender to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to promptly distribute to each Lender and the Issuing Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent (including notices of an occurrence of any Event of Default). Nothing in the preceding sentence shall be construed to relieve the Borrower of its obligation to furnish any notice, financial statement or other materials directly to the Lenders as required hereunder.

     Notwithstanding the use of the defined terms "Administrative Agent" and "Collateral Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

     Neither the Administrative Agent nor any of its affiliates, directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its, his or her own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any Subsidiary Guarantor of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders or the holders of the Loans or the Issuing Lender for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and each subsequent holder of any Loan and the Issuing Lender. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any Subsidiary on account of the failure of or delay in performance or breach by any Lender or the Issuing Lender of any of its obligations hereunder or to any Lender or to the Issuing Lender on account of the failure of or delay in performance or breach by any other Lender or the Issuing Lender or the Borrower or any Subsidiary Guarantor of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     The Lenders and the Issuing Lender hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

     Subject to the appointment and acceptance of a successor Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent, which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Sections 6.11(d) and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     With respect to the Loans made by it hereunder, the Administrative Agent, in its individual capacity and not as Agent, shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any Subsidiary or any Affiliate thereof as if the Administrative Agent were not the Administrative Agent.

     Each Lender and the Issuing Lender agree (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders and the Issuing Lender by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders and the Issuing Lender, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its affiliates, directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its affiliates, directors, officers, employees or agents.

     Each Lender and the Issuing Lender acknowledge that they have, independently and without reliance upon the Administrative Agent, any other Lender and the Issuing Lender and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledge that they will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as they shall from time to time deem appropriate, continue to make their own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.


                                 ARTICLE X

                               Miscellaneous

     SECTION 10.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

          (a) If to the Borrower or any Subsidiary Guarantor, at 1601 Northwest Expressway, Suite 1700, Oklahoma City, Oklahoma 73118, Attention of Bryant P. Bynum, Telecopy No. (405)879-5458, with a copy to McAfee & Taft, a Professional Corporation, Tenth Floor, Two Leadership Square, Oklahoma City, Oklahoma 73102, Attention of Brice E. Tarzwell, Telecopy No. (405) 235-0439.

          (b) If to the Administrative Agent or the Issuing Lender, at 10 South LaSalle Street, Suite 2300, Chicago, Illinois 60603, Attention of Steven J. Faliski, Telecopy No. (312) 807-
4077); with a copy to Chemical Bank Agent Bank Services, Grand Central Tower, 140 East 45th Street, New York, New York 10017,
Attention: Janet Belden, Telecopy No. (212) 622-0002.

          (c) If to a Lender, at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, telecopy or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

     SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or any Subsidiary Guarantor herein and/or in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Lender and shall survive the making of the Loans by the Lenders and the issuance of Letters of Credit by the Issuing Lender, regardless of any investigation made by the Lenders and the Issuing Lender or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments and the LC Commitment have not been terminated.

     SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Issuing Lender and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Issuing Lender and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

     SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Issuing Lender or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Loans held by it, which may include non-pro-rata interests in the Revolving Credit Loans, Acquisition Loans and Term Loans held by it); provided, however, that (i) except in the case of (A) any assignment to a Lender or an Affiliate of such Lender or (B) any assignment to an assignee reasonably acceptable to the Borrower (it being understood that any Lender and any Affiliate of any Lender shall be deemed to be acceptable to the Borrower for purposes of this clause) if such assignment was required by any Governmental Authority having jurisdiction over the assigning Lender, each of the Administrative Agent and, if any such assignment includes all or a portion of any Lender's Revolving Credit Commitment, the Issuing Lender, and, provided that no Default or Event of Default has occurred and is continuing, the Borrower, must give its prior written consent to such assignment (provided that the Borrower's consent shall not be unreasonably withheld),

               (ii) except in the case of (A) any assignment to a Lender or an Affiliate of such Lender or (B) any assignment to an assignee reasonably acceptable to the Borrower (it being understood that any Lender and any Affiliate of any Lender shall be deemed to be acceptable to the Borrower for purposes of this clause) if such assignment was required by any Governmental Authority having jurisdiction over the assigning Lender, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if the amount of the assigning Lender's Commitment is less than $5,000,000, an amount equal to the amount of such Commitment) and, unless the assigning Lender assigns all of its Commitments hereunder, such assigning Lender shall have remaining Commitments and Loans aggregating not less than $5,000,000;

               (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which shall be paid by the Borrower in the case of any assignment pursuant to Section 2.21) and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be (unless this clause is waived by the Administrative Agent) at least five Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20, 6.11(d) and 10.05, as well as to any Fees accrued for its account and not yet paid).

     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

               (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments and LC Commitment, and the outstanding balances of its Term Loans, Acquisition Loans and Revolving Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance;

               (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary Guarantor of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

               (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

               (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

               (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

               (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and

               (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

     (d) The Administrative Agent, acting for this purpose as agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments and LC Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the Register ). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and the written consent of the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Issuing Lender.

     (f) Each Lender may without the consent of the Borrower, the Administrative Agent or the Issuing Lender sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it and the Loans held by it, which may include non-pro-rata interests in the Revolving Credit Loans, Acquisition Loans and Term Loans held by
it); provided, however, that

                (i) such Lender's obligations under this Agreement shall remain unchanged,

               (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

               (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders, provided that the Borrower shall not be required to reimburse the participating lenders or other entities pursuant to Section 2.14, 2.16 or 2.20 in an amount which exceeds the amount that would have been payable thereunder to such Lender had such Lender not sold such participation, and (iv) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or LC Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (provided that the participating bank or other entity may be provided with the right to approve amendments, modifications or waivers affecting it with respect to (A) any decrease in the Fees payable hereunder with respect to Loans in which the participating bank or other entity has purchased a participation, (B) any decrease in the amount of principal of, or decrease in the rate at which interest is payable, on the Loans in which the participating bank or other entity has purchased a participation, (C) any extension of the dates fixed for scheduled payments of principal of or interest on the Loans in which the participating bank or other entity has purchased a participation or (D) any release of all or substantially all the Collateral).

     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and the Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of such information, each such assignee or participant or proposed assignee or participant shall execute an agreement substantially in the form of Exhibit N, whereby such assignee or participant shall agree (subject to the exceptions set forth therein) to preserve the confidentiality of such information.

     (h) If Standard & Poor's, Moody's and Thompson's BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best's Insurance Reports, if such insurance company is not rated by InsuranceWatch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then the Issuing Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace (or to request the Borrower to use its reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Lender or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.

     (i) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank provided that no such assignment shall release a Lender from any of its obligations hereunder. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, promptly execute and deliver to the assigning Lender a note, in a form reasonably acceptable to such Lender, the Administrative Agent and the Borrower, evidencing the Loans made to the Borrower by the assigning Lender hereunder.

     (j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Lender and each Lender. Except as provided in Section 3.09, the Issuing Lender may not assign or delegate any of its respective rights and duties hereunder without the prior written consent of the Borrower and the Administrative Agent.

     SECTION 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender and the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents, in connection with the administration of this Agreement and the other Loan Documents (including, without limitation, the costs and expenses of an audit of the Borrower's accounts receivable and inventory by Chemical Bank's asset-based lending group and real property appraisals conducted by a firm or firms satisfactory to the Administrative Agent) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent, the Issuing Lender, the Collateral
Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Letters of Credit issued hereunder (including expenses in connection with a restructuring or "workout" of the Borrower's obligations hereunder), including the reasonable fees, other charges and disbursements of Sidley & Austin, counsel for the Administrative Agent, the Collateral Agent and the Issuing Lender and of local counsel, and, in connection with any such enforcement or protection, the reasonable fees, other charges and disbursements of any other counsel for the Administrative
Agent, the Issuing Lender, the Collateral Agent, the Managing Agent or any Lender. The Borrower further agrees that it shall indemnify (i) the Administrative Agent, the Managing Agent, the Issuing Lender, the Collateral Agent and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery and/or recordation of this Agreement or any of the other Loan Documents and (ii) to reimburse the Administrative Agent for any out-of-pocket expenses and charges incurred by it in connection with its initial and on-going examinations of the Collateral.

     (b) The Borrower agrees to indemnify the Administrative Agent, the Managing Agent, the Issuing Lender, the Collateral Agent and each Lender and each of their respective directors, officers, employees, agents and Affiliates (each such Person being called an Indemnitee ) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereby or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use of the Letters of Credit or the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee; provided, however, that the Borrower shall only be required to indemnify the Administrative Agent, the Managing Agent, the Issuing Lender and the Lenders for the fees and expenses of one law firm in connection with any indemnified claim unless (i) applicable rules of professional responsibility or conflict of interest preclude a single law firm from representing the Administrative Agent, the Managing Agent, the Issuing Lender and the Lenders, or (ii) any Lender or group of Lenders may assert defenses not generally available to the Administrative Agent, the Managing Agent, the Issuing Lender and the Lenders as a group, in which cases the Borrower shall indemnify the Administrative Agent, the Managing Agent, the Issuing Lender and the Lenders for the fees and expenses of the fewest number of law firms properly able to represent the Administrative Agent, the Managing Agent, the Issuing Lender and the Lenders under the circumstances. Each indemnified party shall give the Borrower prior written notice of any proposed settlement of an indemnified claim and shall consult with the Borrower regarding such proposed settlement, provided that each indemnified party shall have the sole right to approve any such proposed settlement. None of the Administrative Agent, the Managing Agent, the Issuing Lender, any Lender or any of their respective affiliates, directors, officers, employees, attorneys and agents shall be responsible or liable to any other party hereto or any other person or entity for consequential damages which may be alleged as a result of the transactions contemplated hereby.


     (c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Issuing Lender, the Collateral Agent, the Issuing Lender or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

     SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have; provided, however, that no Lender shall exercise any right of setoff under this Section 10.06, or any other right of setoff, without the prior written consent of the Administrative Agent, and each Lender shall exercise any right of setoff available to it upon the written direction of the Administrative Agent.

     SECTION 10.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER
LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY PROVIDED IN THE
MORTGAGES, THE TRADEMARK SECURITY AGREEMENT AND THE PATENT
SECURITY AGREEMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 10.08. Waivers; Amendment. (a) No failure or delay on the part of the Administrative Agent, the Issuing Lender, the Collateral Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     (b) Neither this Agreement, the Guarantee Agreement or any of the Security Documents nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, or, in the case of the Guarantee Agreement or any of the Security Documents, pursuant to an agreement or agreements in writing entered into by the Borrower, the Subsidiary Guarantors and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

          (i) reduce the principal amount of, or extend the scheduled maturity (including the maturity of any scheduled Term Loan Repayment Amount) of, any principal of or interest on, any Loan (it being understood that the waiver of a mandatory prepayment under Section 2.13 shall not constitute the extension of the scheduled maturity of any principal of any Loan), or forgive any such payment or any part thereof, or reduce the rate of interest on any Loan, without the prior written consent of each holder of a Loan affected thereby,

          (ii) increase the amount or extend the expiry date of any Commitment of any Lender, as specified on Schedule 2.01 or reduce the Fees of any Lender without the prior written consent of such Lender,

          (iii) amend or modify the provisions of Section 2.17,
Section 7.05(d), the provisions of this Section 10.08(b) or the definition of the term Required Lenders without the prior written consent of each Lender,

          (iv) release all or substantially all of the Collateral under any Security Document other than as expressly permitted hereunder or under such Security Document without the prior written consent of each Lender, or release Collateral not constituting all or substantially all of the Collateral under any Security Document but having an aggregate book value in excess of $10,000,000 without the prior written consent of Lenders holding Loans, a share of the used LC Commitment and unused Commitments representing more than 66% of the aggregate of (a) the aggregate principal amount of the Loans at such time, (b) the LC Exposure and KPR LC Exposure at such time and (c) the aggregate unused Commitments at such time, or (v) waive any of the conditions precedent to the initial availability of the Commitments without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lender hereunder without the prior written consent of the Administrative Agent or the Issuing Lender, as the case may be.

     SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the Charges ), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the Maximum Rate ) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable under the Loans held by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

     SECTION 10.10. Entire Agreement. This Agreement, the other Loan Documents, the fee letters referred to in Sections 2.05(c) and (d) and the letter agreement setting forth the Issuing Lender fees described in Section 3.08 constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

     SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in
Section 10.03.

     SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 10.15. Jurisdiction; Consent to Service of Process.
(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

     (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section
10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 10.16. Mortgaged Property Casualty and Condemnation.

     (a) Notwithstanding any other provision of this Agreement or the Security Documents, the Collateral Agent is authorized, at its option (for the benefit of the Secured Parties) when a Default shall have occurred and be continuing, to collect and receive, to the extent payable to the Borrower or any Subsidiary Guarantor, all insurance proceeds, damages, claims and rights of action and the right thereto under any insurance policies with respect to any casualty or other insured damage ( Casualty ) to any portion of any Mortgaged Property (collectively, Insurance Proceeds ). The Borrower agrees to notify, and to cause each Subsidiary Guarantor to notify, the Collateral Agent and the Administrative Agent, in writing, promptly after the Borrower or any Subsidiary Guarantor obtains notice or knowledge of any Casualty to a Mortgaged Property, which notice shall set forth a description of such Casualty and the Borrower's or such Subsidiary Guarantor's good faith estimate of the amount of related damages and the effect of such Casualty on the Borrower's or such Subsidiary Guarantor's business operations. If the Borrower or any Subsidiary Guarantor shall receive any Insurance Proceeds, the Borrower agrees, subject to the foregoing limitations, to endorse and transfer, and to cause any Subsidiary Guarantor to endorse and transfer, any Insurance Proceeds it receives to the Collateral Agent.

     (b) The Borrower will notify, and cause each Subsidiary Guarantor to notify, the Collateral Agent and the Administrative Agent immediately upon obtaining knowledge of the institution of any action or proceeding for the taking of any Mortgaged Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner (a Condemnation ). No settlement or compromise of any claim in connection with any such action or proceeding shall be made without the consent of the Collateral Agent, which consent shall not be unreasonably withheld. The Collateral Agent is authorized, at its option (for the benefit of the Secured Parties), to collect and receive all proceeds of any such Condemnation (in each case, the Condemnation Proceeds ).
The Borrower agrees to execute, and to cause any Subsidiary Guarantor to execute, such further assignments of any Condemnation Proceeds as the Collateral Agent may reasonably require.

     (c) In the event of a Condemnation of all or substantially all of any Mortgaged Property (which determination shall be made by the Collateral Agent in its reasonable discretion), unless the Borrower shall have notified the Collateral Agent in writing promptly after such Condemnation that it or the applicable Subsidiary Guarantor intends to replace the applicable Mortgaged Property (and no Default or Event of Default shall have occurred and be continuing at the time of such election), the Collateral Agent may deem such event to be a Prepayment Event, and shall apply the Condemnation Proceeds received as a result of such Condemnation (less the reasonable costs, if any, incurred by the Collateral Agent or the Borrower or any Subsidiary Guarantor in the recovery of such Condemnation Proceeds, including reasonable attorneys' fees, other charges and disbursements (the Collateral Agent having agreed to reimburse the Borrower or such Subsidiary Guarantor from such Condemnation Proceeds for such costs incurred by the Borrower or such Subsidiary Guarantor)) to prepay obligations outstanding under this Agreement to the extent required under Section 2.13(c), with any remaining Condemnation Proceeds being returned to the Borrower or such Subsidiary Guarantor. If the Borrower or the applicable Subsidiary Guarantor shall elect to replace a Mortgaged Property as contemplated above, (i) the replacement property shall be of utility comparable to that of the replaced Mortgaged Property and (ii) the insufficiency of any Condemnation Proceeds to defray the entire expense of the related location, acquisition and replacement of such replacement property shall in no way relieve the Borrower or such Subsidiary Guarantor of its obligation to complete the construction of any replacement property if the Borrower or such Subsidiary Guarantor shall have made such election and shall have acquired the related real property.

     (d) In the event of any Condemnation of the Mortgaged Property, or any part thereof (other than a Condemnation described in paragraph (c) above (unless such Condemnation shall not be deemed to be a Prepayment Event or the Borrower or the applicable Subsidiary Guarantor shall be permitted and shall have elected to replace the applicable Mortgaged Property, in each case, as provided in paragraph (c) above) and subject to the provisions of paragraph (f) below, the Collateral Agent shall apply the Condemnation Proceeds, first, in the case of a partial Condemnation, to the repair or restoration of any integrated structure subject to such Condemnation or, in the case of a total or substantially all Condemnation, to the location of a replacement property, acquisition of such replacement property and construction of the replacement structures, in each case, under the conditions specified in paragraph (f) below, and, second, shall apply the remainder of such Condemnation Proceeds (less the reasonable costs, if any, incurred by the Collateral Agent or the Borrower or the applicable Subsidiary Guarantor in the recovery of such Condemnation Proceeds, including reasonable attorneys' fees (the Collateral Agent having agreed to reimburse the Borrower or such Subsidiary Guarantor from such Condemnation Proceeds for such costs incurred by the Borrower or such Subsidiary Guarantor)) to prepay obligations outstanding under this Agreement to the extent required under Section 2.13(c), with any remaining Condemnation Proceeds being returned to the Borrower or such Subsidiary Guarantor.

     (e) In the event of any Casualty of less than 50% of the useable square footage of the improvements of any Mortgaged Property, the Borrower shall, and shall cause each Subsidiary Guarantor to, subject to the conditions contained in clause (f), restore the Mortgaged Property to substantially its same condition immediately prior to such Casualty. In the event of any Casualty of greater than 50% of the useable square footage of the improvements of any Mortgaged Property and so long as no Default or Event of Default has occurred and is continuing, subject to
Section 10.16(f) below, the Borrower shall have the option to either:

          (i) restore (or cause the applicable Subsidiary Guarantor to restore) the Mortgaged Property to a condition substantially similar to its condition immediately prior to such Casualty and to invest the balance, if any, of any Insurance Proceeds, in equipment, vehicles or other assets used in the Borrower's or such Subsidiary Guarantor's principal lines of business within 180 days after the receipt thereof, provided that the Borrower or such Subsidiary Guarantor, pending such reinvestment, promptly deposits such excess Insurance Proceeds in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties;

          (ii) replace (or cause the applicable Subsidiary Guarantor to replace) the Mortgaged Property with property of utility comparable to that of the replaced Mortgage Property and to invest the balance, if any, of any Insurance Proceeds, in equipment, vehicles or other assets used in the Borrower's or such Subsidiary Guarantor's principal lines of business within 180 days after the receipt thereof, provided that the Borrower or such Subsidiary Guarantor, pending such reinvestment, promptly deposits such excess Insurance Proceeds in a cash collateral account established with the collateral Agent for the benefit of the Secured Parties; or

          (iii) direct (or cause the applicable Subsidiary Guarantor to direct) the Collateral Agent to apply the related Insurance Proceeds to prepay obligations outstanding under this Agreement to the extent required under Section 2.13(c), with any remaining Insurance Proceeds being returned to the Borrower or such Subsidiary Guarantor.

It is understood that any excess Insurance Proceeds that are not reinvested in the Borrower's or the applicable Subsidiary
Guarantor's principal lines of business as contemplated above will be applied to prepay obligations outstanding under this Agreement to the extent required under Section 2.13(c).

     If required to do so, the Borrower shall make, or cause the applicable Subsidiary Guarantor to make, the election contemplated by the immediately preceding paragraph by notifying the Collateral Agent and the Administrative Agent promptly after the later to occur of (A) five days after the Borrower or such Subsidiary Guarantor and their respective insurance carriers reach a final determination of the amount of any Insurance Proceeds and (B) 30 days after the occurrence of the Casualty. If the Borrower or such Subsidiary Guarantor shall be required or shall elect to restore or replace the Mortgaged Property, the insufficiency of any Insurance Proceeds or Condemnation Proceeds to defray the entire expense of such restoration or replacement shall in no way relieve the Borrower or such Subsidiary Guarantor of such obligation to so restore or so replace if it is so required or once such election has been made. In the event the Borrower or such Subsidiary Guarantor shall be required to restore or replace or shall notify the Collateral Agent and the Administrative Agent of its election to restore or replace, the Borrower shall diligently and continuously prosecute, or cause such Subsidiary Guarantor to so prosecute, the restoration or replacement of the Mortgaged Property to completion. In the circumstance where the Borrower or such Subsidiary Guarantor shall be required to restore or replace or shall so elect to restore or replace and no Default or Event of Default has occurred and is continuing the Borrower or such Subsidiary Guarantor shall not be required to comply with the requirements of paragraph (f) below in connection with such restoration or replacement (except as required by clause (f)(ii)(A) and (B)), so long as the cost of such restoration or replacement shall be less than $200,000. In the event of a Casualty where the Borrower or such Subsidiary Guarantor is required to make the election set forth above and the Borrower either shall fail to notify or to cause such Subsidiary Guarantor to notify the Collateral Agent and the Administrative Agent of its election within the period set forth above or the Borrower or such Subsidiary Guarantor shall elect not to restore or replace the Mortgaged Property, the Collateral Agent shall (after being reimbursed for all reasonable costs of recovery of such Insurance Proceeds including reasonable attorneys' fees and after reimbursing the Borrower or such Subsidiary Guarantor for all such reasonable costs incurred by the Borrower or such Subsidiary Guarantor) apply such Insurance Proceeds to prepay obligations outstanding under this Agreement to the extent required under Section 2.13(c). In addition, upon such prepayment, the Borrower shall be obligated to place, or cause such Subsidiary Guarantor to place, the remaining portion, if any, of the Mortgaged Property in a safe condition that is otherwise in compliance with all applicable laws and regulations and the requirements of applicable Governmental Authorities and the provisions of this Agreement and the applicable Mortgage.

     (f) Except as otherwise specifically provided in this
Section 10.16, all Insurance Proceeds and all Condemnation Proceeds recovered by the Collateral Agent (A) are to be applied to the restoration or replacement of the applicable Mortgaged Property (or, if permitted in the event of a total or substantially all Condemnation as contemplated in paragraph (c) above, to the replacement of the applicable Mortgaged Property) (less the reasonable cost, if any, to the Collateral Agent of such recovery and of paying out such proceeds, including reasonable attorneys' fees, other charges and disbursements and costs allocable to inspecting the Work (as defined below) and (B) shall be applied by the Collateral Agent to the payment of the cost of restoring or replacing the Mortgaged Property so damaged, destroyed or taken or of the portion or portions of the Mortgaged Property not so taken (the Work ) and (C) shall be paid out from time to time to the Borrower or the applicable Subsidiary Guarantor as and to the extent the Work (or the location and acquisition of any replacement of any Mortgaged Property) progresses for the payment thereof, but subject to each of the following conditions:

          (i) the Borrower or the applicable Subsidiary Guarantor must promptly commence the restoration process or the replacement process in connection with the Mortgaged Property;

          (ii) the Work shall be in the charge of a qualified architect or engineer and before the Borrower or the applicable Subsidiary Guarantor commences any Work, other than temporary work to protect property or prevent interference with business, the Collateral Agent shall have received the plans and specifications and the general contract for the Work from the Borrower or the applicable Subsidiary Guarantor. Said plans and specifications shall provide for such Work that, upon completion thereof, the improvements shall (A) be in compliance with all applicable laws and regulations and all requirements of applicable Governmental Authorities such that all representations or warranties of the Borrower or such Subsidiary Guarantor relating to the compliance of such Mortgaged Property with applicable laws, rules or regulations in this Credit Agreement or the Security Documents will be correct in all respects and (B) be at least equal in value and general utility to the improvements that were on such Mortgaged Property (or that were on the Mortgaged Property that has been replaced, if applicable) prior to the Casualty or Taking, and in the case of a Taking, subject to the effect of such Taking;

          (iii) except as provided in (iv) below, each request for payment shall be made on seven days' prior notice to the Collateral Agent and shall be accompanied by a certificate to be made by such architect or engineer, stating (A) that all the Work completed has been done in substantial compliance with the plans and specifications, (B) that the sum requested is justly required to reimburse the Borrower or the applicable Subsidiary Guarantor for payments by the Borrower or such Subsidiary Guarantor to, or is justly due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other Persons rendering services or materials for the Work (giving a brief description of such services and materials) and that, when added to all sums previously paid out by the Collateral Agent, does not exceed the value of the Work done to the date of such certificate;

          (iv) each request for payment in connection with the acquisition of a replacement Mortgaged Property shall be made on 30 days' prior notice to the Collateral Agent and, in connection therewith, (A) each such request shall be accompanied by a copy of the sales contract or other document governing the acquisition of the replacement property by the Borrower or the applicable Subsidiary Guarantor and a certificate of the Borrower or such Subsidiary Guarantor stating that the sum requested represents the sales price under such contract or document and the related reasonable transaction fees and expenses (including brokerage fees) and setting forth in sufficient detail the various components of such requested sum and (B) the Borrower shall (and shall cause such Subsidiary Guarantor to) (I) in addition to any other items required to be delivered under this Section 10.16, provide the Administrative Agent and the Collateral Agent with such opinions, documents, certificates, title insurance policies (as required by Section 5.02(m)), surveys and other insurance policies as they may reasonably request and (II) take such other actions as the Administrative Agent and the Collateral Agent may reasonably deem necessary or appropriate (including actions with respect to the delivery to the Collateral Agent of a first priority Mortgage as required by Section 5.02(m) and assignment with respect to such real property for ratable benefit of the Secured Parties);

          (v) each request shall be accompanied by waivers of lien satisfactory to the Collateral Agent covering that part of the Work for which payment or reimbursement is being requested and, if required by the Collateral Agent, by a search prepared by a title company or licensed abstractor or by other evidence satisfactory to the Collateral Agent, that there has not been filed with respect to such Mortgaged Property any mechanics' or other lien or instrument for the retention of title in respect of any part of the Work not discharged of record or bonded to the reasonable satisfaction of the Collateral Agent;

          (vi) there shall be no Default or Event of Default that has occurred and is continuing;

          (vii) the request for any payment after the Work has been completed shall be accompanied by a copy of any certificate or certificates required by law to render occupancy of the improvements being rebuilt, repaired or restored legal; and

          (viii) after commencing the Work, the Borrower shall (and shall cause the applicable Subsidiary Guarantor to) continue to perform the Work diligently and in good faith to completion in accordance with the approved plans and specifications.

Upon completion of the Work and payment in full therefor, the Collateral Agent will disburse to the Borrower or the applicable Subsidiary Guarantor the amount of any Insurance Proceeds or Condemnation Proceeds then or thereafter in the hands of the Collateral Agent on account of the Casualty or Taking that necessitated such Work to be applied (x) to prepay obligations outstanding under this Agreement to the extent required under
Section 2.13(c), with any excess being returned to the Borrower or the applicable Subsidiary Guarantor, or (y) to be reinvested in the Borrower's or such Subsidiary Guarantor's principal lines of business within 180 days after the receipt thereof, provided that the Borrower, pending such reinvestment, promptly deposits (or causes the applicable Subsidiary Guarantor to so deposit) such amounts in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties.

     (g) Notwithstanding any other provisions of this Section 10.16, if the Borrower or the applicable Subsidiary Guarantor shall have elected to replace a Mortgaged Property as contemplated in paragraphs (c) and (e) above, all Condemnation Proceeds or Insurance Proceeds held by the Collateral Agent in connection therewith shall be applied to prepay obligations outstanding under this Agreement to the extent required under
Section 2.13(c) if (i) the Borrower subsequently notifies the Collateral Agent and the Administrative Agent that it or the applicable Subsidiary Guarantor does not intend to replace the applicable Mortgaged Property, (ii) a Responsible Officer of the Borrower shall not have notified the Administrative Agent and the Collateral Agent in writing that the Borrower or the applicable Subsidiary Guarantor has acquired or has entered into a binding contract to acquire land upon which it will construct the replacement property within six months after the related Condemnation or Casualty or (iii) the Borrower shall have not notified the Administrative Agent and the Collateral Agent in writing that it or the applicable Subsidiary Guarantor has begun construction of the replacement structures within one year after the related Condemnation or Casualty. Any funds not required to be applied in accordance with Section 2.13(c) shall be returned to the Borrower or the applicable Subsidiary Guarantor.

     (h) Nothing in this Section 10.16 shall prevent the Collateral Agent from applying at any time all or any part of the Insurance Proceeds or Condemnation Proceeds to the curing of any Event of Default under this Credit Agreement.

     (i) The execution of a Mortgage or a Leasehold Mortgage by any Subsidiary Guarantor shall be deemed to be an acknowledgment and acceptance of the provisions of this Section 10.16 and the provisions of Section 10.17.

     SECTION 10.17. Investment of Certain Escrowed Amounts. (a) If the Borrower deposits (or causes any Subsidiary to deposit) money with the Collateral Agent, or such money is received directly by the Collateral Agent, pursuant to or in connection with (a) the definition of the term Prepayment Event (in connection with any deposit of Net Cash Proceeds pending any permitted reinvestment contemplated by such definition (other than with respect to any Mortgaged Property Casualty or Condemnation governed by Section 10.16)) or (b) Section 10.16 (in connection with any Mortgaged Property Casualty or Condemnation), the Borrower and each applicable Subsidiary understands and agrees that (i) such amounts shall be held as collateral for the payment of the Obligations in separate escrow accounts (or sub-accounts of a single escrow account) with the Collateral Agent for the benefit of the Secured Parties, (ii) the Collateral Agent shall have exclusive dominion and control over such accounts (or subaccounts), (iii) other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest,
(iv) interest or profits, if any, on such investments shall accumulate in such accounts (or sub-accounts) and (v) amounts held in such accounts (or sub-accounts) shall be released or applied (A) in the case of Section 10.16, as provided in (and subject to the provisions of) such Section and (B) in all other cases, upon the demand by the Borrower in connection with the Borrower's or the applicable Subsidiary's reinvestment of such amounts within the specified period of time.

     (b) Nothing in this Section 10.17 shall prevent the Collateral Agent from applying at any time all or any part of the amounts on deposit in the above-contemplated accounts (or sub-accounts) to the curing of any Event of Default under this Credit Agreement.

     SECTION 10.18. Confidentiality. Except as otherwise provided in Section 10.04(g), each of the Administrative Agent, the Issuing Lender, and each of the Lenders agrees and will cause each of its affiliates, representatives, agents and employees to agree, to keep confidential the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Issuing Lender or any Lender shall be permitted to disclose such Information (a) at the request of a bank regulatory agency or in connection with an examination by bank examiners, (b) pursuant to subpoena or other court process, (c) at the express discretion of any other authorized government agency, (d) to the independent auditors of the Administrative Agent, Issuing Lender or such Lender, (e) otherwise as required by law or (f) in connection with the enforcement of this Agreement or any other Loan Document. For the purposes of this Section, "Information" shall mean all information that is received from the Borrower and relates to the Borrower or the Subsidiaries or to candidates for acquisition by the Borrower or a Subsidiary, other than any such information available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to its disclosure hereunder and information which becomes available to the Administrative Agent, Issuing Lender or any Lender on a non-confidential basis from a source that is not bound to keep such information confidential. The provisions of this Section 10.18 shall remain operative and in full force and effect until the expiration of this Agreement. Notwithstanding the foregoing, the parties hereto agree that the filing of any of the Loan Documents (to the extent necessary in the judgment of the Collateral Agent) to properly assure the validity or priority of the Collateral Agent's Lien under any Security Document or to the extent required by local counsel in order to render an opinion in form and substance reasonably satisfactory to the Collateral Agent in connection with such Lien will not result in a violation of the foregoing confidentiality provisions.

     SECTION 10.19  Sharing of Proceeds of Certain Collateral.
(a) If the Collateral Agent receives any amounts in respect of any Mortgaged Property and the related Mortgage omits as a secured obligation the Revolving Loans (including the Letters of Credit) or the Acquisition Loans outstanding prior to the Acquisition Loan Commitment Termination Date (each such Mortgage being a Partial Mortgage ), and the application by the Collateral Agent of such amounts in accordance with the terms of such Partial Mortgage would result in the unpaid principal portion of any Lender's Loans being proportionately less than the unpaid principal portion of any other Lender's Loans, then the Collateral Agent shall be permitted to reallocate such amounts so that the aggregate unpaid principal amount of the Loans, LC Exposure and KPR LC Exposure and participations in Loans, LC Exposure and KPR LC Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans, LC Exposure and KPR LC Exposure then outstanding as the principal amount of such Lender's Loans, LC Exposure and KPR LC Exposure prior to the initial application of the amounts by the Collateral Agent was to the principal amount of all Loans, LC Exposure and KPR LC Exposure prior to the initial application of such amounts. The Borrower expressly consents to the foregoing arrangements.

     SECTION 10.20 Designated Senior Indebtedness. The Borrower designates the Obligations under this Agreement and the other
Loan Documents as "Designated Senior Indebtedness" under and as defined in the Subordinated Note Indenture.

     IN WITNESS WHEREOF, the Borrower, the Administrative Agent, the Managing Agent, the Issuing Lender and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


FOODBRANDS AMERICA, INC.


                              /S/   BRYANT P. BYNUM
                             Name:  Bryant P. Bynum
                             Title:    Vice President


CHEMICAL BANK, individually, as
Administrative Agent, as Collateral Agent and as Issuing Lender,


                             /S/     EDWARD DEVINE
                             Name:  Edward Devine
                             Title:    Managing Director


CITIBANK, N.A., individually and as
Managing Agent,


                             /S/      PAUL TREFRY
                             Name:    Paul Trefry
                             Title:     Attorney-n-Fact


CREDIT LYONNAIS, Cayman Island
Branch


                            /S/      RAYMOND WHITEMAN
                            Name:  Raymond Whiteman
                            Title:    Authorized Signature


CREDIT LYONNAIS - New York Branch


                            /S/      RAYMOND WHITEMAN
                            Name:  Raymond Whiteman
                            Title:    Authorized Signature


FIRST BANK NATIONAL
ASSOCIATION,


                            /S/     JOHN E. BESSE
                            Name:   John E. Besse
                            Title:    Vice President

THE FIRST NATIONAL BANK OF
BOSTON,


                            /S/     PETER R. WHITE
                            Name:  Peter R. White
                            Title:    Managing Director


HELLER FINANCIAL, INC.,


                            /S/     JAMES D. YOUNG
                            Name:   James D. Young
                            Title:    Vice President


THE LONG-TERM CREDIT BANK OF
JAPAN, LTD., CHICAGO BRANCH,


                           /S/    ARMUND J. SCHOEN, JR.
                           Name:   Armund J. Schoen, Jr.
                           Title:     Vice President and Deputy
                                      General Manager


THE MITSUBISHI TRUST AND
BANKING CORPORATION,


                          /S/     PATRICIA LORET DE MOLA
                         Name:  Patricia Loret de Mola
                         Title:   Senior Vice President


NATIONSBANK OF TEXAS, N.A.,
                        /S/    PERRY B. STEPHENSON
                        Name:  Perry B. Stephenson
                        Title:    Senior Vice President


BANQUE FRANCAISE DU COMMERCE
EXTERIEUR,


                        /S/    THOMAS DAILEADER
                        Name:  Thomas Daileader
                        Title:    Assistant Treasurer

                        /S/    WILLIAM C. MAIER
                        Name:   William C. Maier
                        Title:     VP-Group Manager


LIBERTY BANK AND TRUST
COMPANY OF OKLAHOMA CITY, N.A.,


                        /S/    LAURA CHRISTOFFERSON
                        Name:   Laura Christofferson
                        Title:     Vice President


DEUTSCHE BANK AG, NEW YORK
AND/OR CAYMAN ISLAND
BRANCHES,


                        /S/    CHRISTOPHER S. HALL
                        Name:  Christopher S. Hall
                        Title:    Vice President


                        /S/    STEPHAN A. WIEDEMANN
                        Name:  Stephan A. Wiedemann
                        Title:    Vice President

BANQUE PARIBAS,


                        /S/    KENNETH E. MOORE, JR.
                        Name:   Kenneth E. Moore, Jr.
                        Title:     Vice President

                        /S/    ROSEMARY DAVIS
                        Name:   Rosemary Davis
                        Title:    Vice President

VAN KAMPEN AMERICAN CAPITAL
PRIME RATE INCOME TRUST,


                        /S/    JEFFREY W. MAILLET
                        Name:   Jeffrey W. Maillet
                        Title:   Sr. Vice Pres. - Portfolio Mgr.